UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RYERSON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

Common Stock of Ryerson Inc. (“Common Stock”)

Ryerson Inc. Series A $2.40 Cumulative Convertible Preferred Stock (“Preferred Stock”)

(2)	Aggregate number of securities to which the transaction applies:

26,675,147 shares of Common Stock, including 138,862 shares of restricted stock; 1,478,356 options to purchase Common Stock; 74,451.50 shares of Preferred Stock; phantom stock units with respect to 87,397.20 shares of Common Stock; deferred stock units with respect to 87,119.51 shares of Common Stock; and performance awards with respect to 2,422,654 shares of Common Stock.

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 26,675,147 shares of Common Stock multiplied by $34.50 per share; (B) options to purchase 1,478,356 shares of Common Stock with exercise values of less than $34.50 multiplied by 21.04 (which is the difference between $34.50 and the weighted average exercise price of $13.46 per share); (C) 74,451.50 shares of Preferred Stock multiplied by $34.50 per share; (D) phantom stock units with respect to 87,397.20 shares of Common Stock multiplied by $34.50 per share; (E) deferred stock units with respect to 87,119.51 shares of Common Stock multiplied by $34.50 per share; and (F) performance awards with respect to 2,422,654 shares of Common Stock multiplied by $34.50 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of the transaction: $1,043,568,147.99

(5)	Total fee paid: $32,037.54

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement—Subject to Completion, dated August 28, 2007

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Telephone: (773) 762-2121

[                    ], 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Ryerson Inc. to be held on [                    ], 2007 at [    ] a.m., Chicago time, at [                    ]. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 24, 2007, by and among Ryerson, Rhombus Holding Corporation, a Delaware corporation, and Rhombus Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Rhombus Holding Corporation. Pursuant to the merger agreement, Rhombus Merger Corporation will merge with and into Ryerson and Ryerson will become a wholly owned subsidiary of Rhombus Holding Corporation. Rhombus Holding Corporation is owned by a private investment fund affiliated with Platinum Equity, LLC.

If the merger is completed, holders of Ryerson common stock and Series A $2.40 Cumulative Convertible Preferred Stock, or the “preferred stock,” will receive $34.50 in cash, or the “merger consideration,” without interest and less any applicable withholding tax, for each share of Ryerson common stock or preferred stock owned by them as of the date of the merger.

After careful consideration, our board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of Ryerson and its stockholders. Our board of directors has approved the merger agreement. Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors in so doing. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read the proxy statement carefully.

Your vote is very important, regardless of the number of shares you own. The merger must be approved by the holders of a majority of shares of our outstanding common stock and preferred stock, voting together as a single class. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the transactions contemplated thereby. Only stockholders who owned shares of Ryerson common stock and preferred stock at the close of business on September 4, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. On behalf of the board of directors, we urge you to sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. We look forward to seeing you at the special meeting.

Cordially,
Neil S. Novich
Chairman, President and Chief Executive Officer

This proxy statement is dated [                    ], 2007 and is being mailed to stockholders

of Ryerson on or about [                    ], 2007.

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Telephone: (773) 762-2121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of stockholders of Ryerson Inc., a Delaware corporation, will be held on [                    ], 2007, at [    ] a.m., Chicago time, at [                    ], for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of July 24, 2007, by and among Ryerson, Rhombus Holding Corporation, a Delaware corporation, and Rhombus Merger Corporation, a Delaware corporation and wholly owned subsidiary of Rhombus Holding Corporation, and approval of the transactions contemplated thereby, as more fully described in the enclosed proxy statement;

2.	To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote at the special meeting if you were a stockholder of record at the close of business on September 4, 2007. Your vote is important. The affirmative vote of the holders of a majority of Ryerson’s outstanding common stock and preferred stock, voting together as a single class, is required to adopt the merger agreement and approve the transactions contemplated thereby. Holders of Ryerson common stock and preferred stock are entitled to appraisal rights under Delaware law in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights” beginning on page 39 of the proxy statement and Annex C hereto.

All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby and in favor of adjournment of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card and do not vote via the Internet or by telephone, your shares will effectively be counted as a vote against adoption of the merger agreement and approval of the transactions contemplated thereby and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby at the special meeting and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

By Order of the Board of Directors,
Virginia M. Dowling
Secretary

RYERSON INC.

SPECIAL MEETING OF STOCKHOLDERS

i

Annexes

Annex A—Agreement and Plan of Merger
Annex B—Opinion of UBS Securities LLC
Annex C—Section 262 of the Delaware General Corporation Law

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Ryerson stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, the “Company” and “we,” “our,” “us” and similar words in this proxy statement refer to Ryerson Inc. Throughout this proxy statement we refer to Ryerson Inc. as “Ryerson” and to Rhombus Holding Corporation as “Parent.” In addition, throughout this proxy statement, we refer to Parent, Platinum Equity, LLC and certain of its affiliated investment funds collectively as “Platinum.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt a merger agreement that provides for the acquisition of Ryerson by Parent. The proposed acquisition would be accomplished through a merger of Rhombus Merger Corporation, a wholly owned subsidiary of Parent (which we refer to in this proxy statement as “Sub”), with and into Ryerson. As a result of the merger, Ryerson will become a wholly owned subsidiary of Parent and Ryerson common stock will cease to be listed on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”).

In addition, you are being asked to grant Ryerson management authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

Q:	What will I receive in the merger?

A:	As a result of the merger, holders of our common stock and preferred stock will receive $34.50 in cash, without interest and less any applicable withholding tax, for each share of common stock or preferred stock they own at the effective time of the merger. For example, if you own 100 shares of Ryerson common stock or preferred stock, you will receive $3,450 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.

Q:	How does Ryerson’s board recommend that I vote?

A:	At a meeting held on July 24, 2007, Ryerson’s board of directors approved the merger agreement and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Ryerson and its stockholders. Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

Q:	Do any of Ryerson’s directors or officers have interests in the merger that may differ from those of Ryerson stockholders?

A:	Yes. When considering the recommendation of Ryerson’s board of directors, you should be aware that members of Ryerson’s board of directors and Ryerson’s executive officers have interests in the merger other than the interests of Ryerson stockholders generally. These interests may be different from, or in conflict with, your interests as Ryerson stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement. See “The Merger—Interests of Ryerson’s Directors and Executive Officers in the Merger” beginning on page 31 for a description of the rights of our directors and executive officers that come into effect in connection with the merger.

Q:	What factors did Ryerson’s board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the $34.50 per share cash consideration to be received by holders of our common stock and preferred stock in the merger, not only in relation to the then current market price of our common stock but also in relation to the current value of Ryerson and our board of directors’ estimate of the future value of Ryerson as an independent entity, other strategic alternatives to the merger, the business, competitive position, strategy and prospects of Ryerson, the opinion of our financial advisor, and the terms and conditions of the merger agreement.

Q:	What vote is required to adopt the merger agreement and approve the transactions contemplated thereby?

A:	Adoption of the merger agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class.

As of September 4, 2007, the record date for determining who is entitled to vote at the special meeting, there were [            ] shares of common stock and [            ] shares of preferred stock issued and outstanding. Each holder of Ryerson common stock or preferred stock is entitled to one vote per share of stock owned by such holder.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting will be held on [ ], 2007 at [ ] a.m., Chicago time, at [ ].

Q: Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on September 4, 2007, or the “record date,” are entitled to receive notice of the special meeting and to vote the shares of common stock or preferred stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of Ryerson stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by accessing [ ] and following the on-screen instructions or telephonically by calling [ ] and following the telephone voting instructions. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [ ], 2007. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Your proxy voting instructions, whether by Internet, telephone or mail, cover all shares registered in your name, including shares you hold in your BuyDIRECTSM account. BuyDIRECTSM is the direct purchase and sale plan for Ryerson shares sponsored by The Bank of New York, the transfer agent and recordkeeper for Ryerson’s stock. Your shares in the BuyDIRECTSM program will be voted only if, and in the same way as, you vote the shares you hold in your name. If you are not a stockholder of record, The Bank of New York will vote your shares in the BuyDIRECTSM program only as you instruct.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	Adoption of the merger agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the transactions contemplated thereby. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, the failure to vote will have no effect on the outcome, assuming a quorum is present at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

•	First, you can deliver a written notice bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

•

Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern Time, on [                    ], 2007.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to [                    ] or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

v

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement and approval of the transactions contemplated thereby and no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell or otherwise transfer my shares of Ryerson common stock or preferred stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or otherwise transfer your shares of Ryerson common stock or preferred stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration. Even if you sell or otherwise transfer your shares of Ryerson common stock or preferred stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone.

Q:	Will the merger be taxable to me?

A:	The receipt of cash in exchange for your shares of Ryerson common stock or preferred stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received by that stockholder in the merger and that stockholder’s adjusted tax basis in the shares of Ryerson common stock or preferred stock exchanged for cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45.

Q:	What will the holders of Ryerson stock options receive in the merger?

A:	At the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not vested or exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $34.50 over the exercise price per share of each such option, multiplied by (ii) the number of shares of Ryerson common stock covered by such option. See “The Merger—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 43.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	The merger is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” and the Competition Act (Canada), as amended, or the “Competition Act.” See “The Merger—Regulatory Matters” beginning on page 46.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger later this year. In addition to obtaining stockholder approval, all other closing conditions, including the receipt of regulatory approvals, must be satisfied or, to the extent permitted, waived prior to the consummation of the merger.

Q:	What rights do I have if I oppose the merger?

A:	Holders of Ryerson common stock and preferred stock are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, however, you must strictly comply with all of the required procedures under Delaware law. See “The Merger—Appraisal Rights” beginning on page 39 and Annex C hereto.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of common stock or preferred stock for the merger consideration of $34.50 in cash, without interest and less any applicable withholding tax, for each share of common stock or preferred stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Proxy@mackenziepartners.com

(212) 929-5500 (call collect)

(800) 322-2885 (toll-free)

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” beginning on page 66. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

The Companies (page 16)

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Telephone: (773) 762-2121

Ryerson is a leading North American distributor and processor of metals, with 2006 revenues of $5.9 billion. We service customers through a network of service centers across the U.S. and in Canada, Mexico, China and India. On January 1, 2006, we changed our name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for our common stock listed on the New York Stock Exchange.

Rhombus Holding Corporation

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Telephone: (310) 712-1850

Incorporated on July 16, 2007, Parent was formed by Platinum solely for the purpose of entering into the merger agreement with Ryerson and completing the merger. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Platinum is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, industrials, logistics, manufacturing, and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed more than 70 acquisitions with more than $16 billion in aggregate annual revenue.

Rhombus Merger Corporation

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Telephone: (310) 712-1850

Incorporated on July 16, 2007, Sub, a Delaware corporation and a wholly owned subsidiary of Parent, was organized solely for the purpose of entering into the merger agreement with Ryerson and completing the merger. Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Merger Consideration (page 42)

If the merger is completed, you will receive $34.50 in cash, without interest and less any applicable withholding tax, in exchange for each share of Ryerson common stock or preferred stock that you own and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Ryerson stockholder as a result of the merger. Ryerson stockholders will receive the merger consideration in exchange for their Ryerson stock in accordance with the instructions contained in the letter of transmittal to be sent to holders of our common stock and preferred stock shortly after closing of the merger.

Treatment of Stock Options and Other Equity-Based Awards (page 43)

As of August 1, 2007, there were 1,478,356 shares of our common stock subject to stock options with an exercise price of less than $34.50 granted under our equity incentive plans. At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $34.50, if any, over the exercise price per share of each such option, multiplied by

•	the number of shares of common stock covered by such option.

At the effective time of the merger, each outstanding restricted stock award granted under the Ryerson 2002 Incentive Stock Plan and other incentive stock plans and the portion of each outstanding restricted stock award granted to our directors under our Directors’ Compensation Plan that otherwise would vest at the end of the quarter in which the merger occurs, will fully vest and such awards will be canceled and converted into the right to receive $34.50 in the same manner as shares of our common stock.

Also at the effective time of the merger, each performance award granted under our 2002 Incentive Stock Plan will be canceled in exchange for a cash payment in the amount provided by the applicable underlying award agreement and, if applicable, by any of Ryerson’s severance or similar plans or agreements.

Market Prices and Dividend Data (page 12)

Our common stock is quoted on The New York Stock Exchange under the symbol “RYI.” On July 23, 2007, the last full trading day before the public announcement of the merger, the closing price for our common stock was $34.96 per share and on [                    ], 2007 the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $[            ] per share.

Material U.S. Federal Income Tax Consequences of the Merger (page 45)

The exchange of shares of common stock or preferred stock for the $34.50 per share cash merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of Ryerson’s Board of Directors and Reasons for the Merger (page 24)

Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting. At a special meeting of our board of directors on July 24, 2007, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of Ryerson’s stockholders and approved the merger agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•

the business, competitive position, strategy and prospects of the Company, current industry, economic and market conditions and the Company’s ability to successfully implement its strategic plan and achieve anticipated improvements in financial and operational performance in light of these factors;

•

the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•

the possible strategic alternatives to the merger, including remaining an independent public company, recapitalization alternatives (such as incurring additional debt to fund a special dividend or stock repurchases), the possibility of selling one or more of our existing businesses or assets, and the possibility of acquiring other companies, as well as the potential values, benefits, risks and uncertainties to our stockholders associated with each such alternative and the timing and the likelihood of accomplishing the goals of such alternatives;

•

that, following a thorough process involving many parties, including both strategic and financial buyers, the merger consideration offered by Platinum represented a higher value for stockholders of our common stock than the merger consideration offered by other potential acquirers;

•

the inclusion in the merger agreement of a “go-shop” period from the date of the merger agreement through 11:59 p.m. New York City time on August 18, 2007, during which time we were permitted to solicit alternative acquisition proposals and enter into discussions and negotiations with respect to alternative acquisition proposals;

•

the fact that after the go-shop period, we cannot solicit an acquisition proposal, but we can furnish information to and negotiate with any person in response to an unsolicited written acquisition proposal if our board of directors determines in good faith that such person is reasonably likely to submit to us an acquisition proposal that is a superior proposal, as defined in the merger agreement;

•

the $34.50 per share in cash to be paid as merger consideration in relation to the then current market price of Ryerson common stock and also in relation to the current value of Ryerson and our board of directors’ estimate of the future value of Ryerson as an independent entity and, specifically, the fact that the $34.50 per share in cash to be paid as merger consideration represents (1) a 45% premium over the closing price of our common stock on December 13, 2006, the date Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. filed a Schedule 13D with the SEC indicating that it was considering taking a number of actions regarding its investment in the Company, (2) a 36% premium over the average closing price of our common stock during the 2006 year and (3) a 15% premium over the closing price of our common stock on February 13, 2007, the last full trading day before the public announcement that we had retained UBS Securities LLC, or UBS, to assist in comparing our operating plan at that time with other strategic alternatives;

•

the historic trading ranges of the Company’s common stock and the possible trading ranges of the Company’s common stock in the absence of takeover speculation, which may be significantly below the market price prior to the execution of the merger agreement;

•

the financial analysis presented by UBS, as well as the opinion of UBS, dated July 24, 2007, to Ryerson’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $34.50 per share merger consideration to be received by holders of shares of Ryerson common stock in the merger (other than shares of Ryerson common stock owned by Platinum and its affiliates), as more fully described below under the caption “Opinion of Our Financial Advisor” beginning on page 26;

•	the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the terms of the financing arrangements entered into by Platinum in connection with the merger and the fact that such financing was committed prior to the execution of the merger agreement;

•	the fact that the merger is not subject to any financing condition;

•

the possibility that Platinum would withdraw its offer if the Company did not accept its proposal on July 24, 2007 and instead continued to negotiate with other bidders and the fact that the Merger Agreement with Platinum was completely negotiated whereas other bidders had not completed the negotiation of definitive transaction documents and had various other conditions on proceeding with a potential transaction;

•

the conditions to Parent’s obligation to complete the merger, Parent’s right to terminate the merger agreement in certain circumstances and the termination fee which Parent may be required to pay us if we terminate the merger agreement in certain circumstances;

•

the conditions to our obligation to complete the merger, our right to terminate the merger agreement in certain circumstances and the termination fee which we may be required to pay Parent if we or they terminate the merger agreement in certain circumstances;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of Platinum;

•	stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law; and

•

the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Ryerson generally, as described in “The Merger—Interests of Ryerson’s Directors and Executive Officers in the Merger.”

In view of the variety of factors considered in connection with its evaluation of the Merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

Opinion of Our Financial Advisor (page 26)

In connection with the merger, Ryerson’s board of directors received a written opinion from UBS, Ryerson’s financial advisor, as to the fairness, from a financial point of view and as of the date of the opinion, of the $34.50 per share merger consideration to be received by holders of shares of Ryerson common stock in the merger (other than shares of Ryerson common stock owned by Platinum and its affiliates). The full text of UBS’ written opinion, dated July 24, 2007, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to Ryerson’s board of directors in connection with its evaluation of the merger, does not address any aspect of the merger other than the $34.50 per share merger consideration from a financial point of view and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

The Special Meeting (page 13)

Date, Time and Place. A special meeting of our stockholders will be held on [                    ], 2007 at [                    ], at [    ] a.m., Chicago time, to:

•	consider and vote upon adoption of the merger agreement and approval of the transactions contemplated thereby;

•

adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote; Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock or preferred stock at the close of business on September 4, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock or preferred stock you owned at the close of business on the record date. There are [            ] shares of our common stock and [            ] shares of our preferred stock entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if a majority of the shares of our common stock and preferred stock entitled to vote on the record date are present, in person or represented by proxy.

Vote Required. The approval of the merger agreement requires the affirmative vote of a majority of the shares of our common stock and preferred stock, voting together as a single class, outstanding at the close of business on the record date. Approval of a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present, in person or represented by proxy, at the special meeting, provided a quorum is present in person or represented by proxy at the special meeting.

Interests of Ryerson’s Directors and Executive Officers in the Merger (page 31)

When considering the recommendation of Ryerson’s board of directors, you should be aware that members of Ryerson’s board of directors and Ryerson’s executive officers have interests in the merger other than their interests as Ryerson stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Ryerson stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•

Our executive officers and directors will have their vested stock options canceled and cashed out in connection with the merger, meaning that they will receive cash payments, without interest and less any applicable withholding tax, equal to the product of the excess of $34.50 over the exercise price per share of each such option, multiplied by the number of shares of our common stock covered by such option. As of August 1, 2007, our directors and executive officers held, in the aggregate, vested in-the-money stock options to acquire 1,414,879 shares of our common stock. There were no unvested in-the-money stock options to acquire shares of our common stock. The Company ceased granting stock options in 2003.

•

The portion of each outstanding restricted stock award granted to our directors under our Directors’ Compensation Plan that otherwise would vest at the end of the quarter in which the merger occurs will fully vest and such awards will be canceled and converted into the right to receive $34.50 in the same manner as shares of our common stock, and the cash retainer otherwise payable to our directors in arrears for the quarter in which the merger occurs will become payable immediately upon consummation of the merger. As of August 1, 2007, our directors held, in the aggregate, 3,800 unvested shares of restricted stock for each quarter in 2007, and quarterly director retainer fees in the aggregate equal to $155,500, excluding special meeting fees.

•

Our executive officers will have their unvested restricted stock awards canceled and converted into the right to receive $34.50 in the same manner as shares of our common stock in connection with the merger. As of August 1, 2007, our executive officers held, in the aggregate, 64,540 unvested shares of restricted stock.

•

Our executive officers will have their performance awards canceled in exchange for a cash payment in the amount provided by the applicable underlying award agreement and, if applicable, by any of Ryerson’s severance or similar plans or agreements. Assuming the merger occurs prior to December 31, 2007, we estimate that the aggregate amount of such cash payment will be approximately $24,698,550. The Company began granting performance awards in January 2004.

•

Within one day after the consummation of the merger, we will contribute $3.5 million to our Change in Control Severance Trust (a grantor trust whose assets will remain subject to any claims of our general creditors) to help ensure that we will be able to fund our existing obligations to pay deferred compensation under our Directors’ Compensation Plan. Under that plan, our nonemployee directors may defer payment of all or any portion of their fees into company common stock equivalents or into a deferred cash account, and deferred amounts become payable after the director leaves the board. The deferred amounts payable under the plan will not increase or vest by reason of the merger. We will contribute an additional $5 million to the trust in advance of the special meeting. Those funds will be available to reimburse executive officers and directors for any legal fees and expenses incurred in enforcing their rights to certain other change in control and severance benefits to which they are entitled.

•

Our current executive officers have entered into agreements with us that provide certain severance payments and benefits in the event of his or her termination of employment under certain circumstances. In addition, certain of the agreements provide that in the event any benefit received by the executive officer gives rise to an excise tax for the executive officer, the executive officer is also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied.

•

The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger, as well as for insurance coverage covering his or her service to Ryerson as a director or officer.

•

Platinum has indicated a desire to retain certain members of senior management after the consummation of the merger. While preliminary discussion of the terms of employment have taken place between Platinum and these managers, as of the date of this proxy statement, the parties have not reached agreement on any employment arrangements, nor have they entered into any employment agreements or similar contracts. Consummation of the merger is not conditioned on management entering into employment arrangements with Platinum.

Conditions to the Closing of the Merger (page 56)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement is adopted by our stockholders at the special meeting;

•

no governmental entity having jurisdiction over any of the parties to the merger agreement has issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the merger substantially on the terms contemplated by the merger agreement; and

•	the waiting periods required under the HSR Act and the Competition Act have expired or been waived or terminated.

Parent and Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of our representations and warranties is true and accurate as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein), would not, individually or in the aggregate, have a company material adverse effect;

•	we have performed in all material respects our obligations required under the merger agreement at or prior to the closing of the merger;

•	Parent has received a certificate signed by an executive officer of Ryerson certifying that the conditions described in the preceding two bullets have been satisfied; and

•	the net debt of Ryerson is not in excess of a specified amount.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of the representations and warranties of Parent and Sub is true and accurate as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not, individually or in the aggregate, have a parent material adverse effect;

•	each of Parent and Sub has performed in all material respects all of their respective obligations required under the merger agreement at or prior to the closing of the merger agreement; and

•	we have received a certificate signed by an executive officer of Parent certifying that the conditions described in the preceding two bullets have been satisfied.

Solicitation of Third Parties by Ryerson (page 54)

The merger agreement provides that, until 11:59 p.m., New York time, on August 18, 2007 (the go-shop period), we were permitted to initiate, solicit and encourage an acquisition proposal for us (including by way of providing information), and enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. During the go-shop period, we continued discussions with potential bidders, but did not receive any acquisition proposals during the go-shop period.

We have agreed that from and after the expiration of the go-shop period, we will not, and will cause our subsidiaries not to, and will use our reasonable best efforts to cause our and our subsidiaries’ respective officers, directors, employees and other representatives not to:

•	initiate or solicit or knowingly encourage, directly or indirectly, any inquiries with respect to, or the making of, any acquisition proposal;

•	engage in negotiations or discussions with, or furnish access to our properties, books and records or provide any information or data to, any person relating to an acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Notwithstanding the above, in the event that, after the go-shop period and prior to our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, we receive an unsolicited written acquisition proposal, we and our board of directors may participate in discussions or negotiations with, or furnish any information and access to, any person making such acquisition proposal and its representatives or potential sources of financing if our board of directors determines in good faith that such person is reasonably likely to submit to us an acquisition proposal that is a superior proposal.

After the go-shop period, our board of directors may not (i) approve, endorse or recommend a superior proposal or enter into a definitive agreement with respect to a superior proposal or (ii) modify or amend in a manner adverse to Parent or withdraw the recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby, except that our board of directors may, at any time prior to our stockholder vote, make a change in its recommendation if (x) the board determines in good faith that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law or (y) in response to a superior proposal.

Notwithstanding anything to the contrary in the agreement, after the go-shop period, we may not make a change in recommendation to our stockholders unless (i) we notify Parent in writing of our intention to take such action at least three business days prior to taking such action, and (ii) with respect to clause (y) in the preceding paragraph, Parent does not make, after being provided with reasonable opportunity to negotiate with us and our representatives, within three business days of receipt of such written notification, an offer that our board of directors determines in good faith is at least as favorable to our stockholders as such superior proposal.

Termination of the Merger Agreement (page 56)

We and Parent can terminate the merger agreement under certain circumstances, including:

•	by mutual written agreement;

•

the merger has not occurred on or prior to November 30, 2007, except that this termination right will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or prior to such date;

•

any governmental entity having jurisdiction over any of the parties to the merger agreement has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the merger substantially as contemplated by the merger agreement and such order, decree, ruling or other action has become final and nonappealable;

•	the special meeting has concluded without our stockholders having adopted the merger agreement and approved the transactions contemplated thereby; or

•	our board of directors has changed its recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby.

We can terminate the merger agreement:

•

upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub is or becomes untrue, in any case such that the related conditions to our obligations to consummate the merger would not be satisfied, except that we may not use this termination right if such breach is curable by Parent and Sub within 30 days through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts during such 30-day period or if we have failed to perform in any material respect any of our obligations under or in connection with the merger agreement;

•

if the merger has not been consummated within two business days of the later to occur of (i) the first date upon which all conditions to our obligations to consummate the merger are satisfied and (ii) October 3, 2007 (or such earlier date as Parent may designate by written notice to the Company delivered at least two business days prior thereto, or such other time as may agreed to by the parties); or

•	prior to our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, in order to accept a superior proposal.

Parent can terminate the merger agreement:

•

upon a breach of any covenant or agreement on our part, or if any of our representations or warranties is or becomes untrue, in any case such that the related conditions to Parent’s and Sub’s obligations to consummate the merger would not be satisfied, except that Parent may not use this termination right if such breach is curable by us within 30 days through the exercise of our reasonable best efforts and we continue to exercise such reasonable best efforts during such 30-day period or if Parent or Sub have failed to perform in any material respect any of their respective obligations under or in connection with the merger agreement; or

•

if our board of directors has failed to reaffirm its recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby within five business days after receipt of a written request to do so by Parent.

Termination Fees and Expenses (page 57)

Except as otherwise provided for below, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires that we pay Parent a termination fee of $25 million (plus up to $5 million in expenses) if:

•	prior to our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, we terminate the merger agreement in order to accept a superior proposal;

•

either we or Parent terminate the merger agreement as a result of our board of directors changing its recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby;

•

Parent terminates the merger agreement because our board of directors has failed to reaffirm its recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby within five business days of a written request to do so by Parent; or

•

either we or Parent terminate the merger agreement because the special meeting has concluded without our stockholders having adopted the merger agreement and approved the transactions contemplated thereby and

•

there has been publicly disclosed for the first time after the date of the merger agreement and prior to the time of the special meeting an acquisition proposal which is not withdrawn prior to the time of the special meeting; and

•

within six months after such termination, either (1) we enter into a definitive agreement with respect to a transaction pursuant to such acquisition proposal, which transaction is later consummated with the person that made such acquisition proposal, or (2) such a transaction occurs with such person (provided that, for purposes of determining if the termination fee must be paid, the definition of acquisition proposal means an offer or proposal relating to an acquisition, merger or similar transaction involving more than 51% of the revenues, assets or voting capital stock of Ryerson, rather than the 25% threshold that generally applies throughout the merger agreement).

The merger agreement also provides that the fee we must pay Parent is reduced to $15 million (plus up to $5 million in expenses) if the merger agreement is terminated in accordance with the provisions described above by Parent or the Company either (i) before the expiration of the go-shop period or (ii) in a circumstance in which the event giving rise to the right of termination is based on the submission to the Company of a written acquisition proposal during the go-shop period. The go-shop period expired on August 18, 2007, and we did not receive any acquisition proposals during the go-shop period.

The merger agreement requires that Parent pay us a termination fee of $25 million if:

•	we terminate the merger agreement because the merger has not occurred on or prior to November 30, 2007 and as of such date Parent’s other conditions to closing are satisfied;

•

we terminate the merger agreement upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub is or becomes untrue, in any case such that certain conditions to the merger would not be satisfied; or

•

we terminate the merger agreement because the merger has not been consummated within two business days of the later to occur of (i) the first date upon which all conditions to our obligations to consummate the merger are satisfied and (ii) October 3, 2007 (or such earlier date as Parent may designate by written notice to the Company delivered at least two business days prior thereto or such other time as may be agreed to by the parties).

If the merger does not occur, the merger agreement provides that the maximum aggregate liability of Parent, Sub and the equity investors in Parent to us and our affiliates and representatives relating to or arising out of the merger agreement or the transactions contemplated thereby, under any theory of recovery, will not exceed $25 million plus the related costs, expenses and interest to the extent provided in the merger agreement or the equity investors’ commitment letter.

Regulatory Matters (page 46)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. The merger is also subject to pre-merger notification to the Commissioner of Competition in Canada pursuant to the Competition Act. We have filed, or are in the process of filing the appropriate notifications and/or submissions and are pursuing approval of the transaction.

Appraisal Rights (page 39)

Under Delaware law, holders of our common stock and preferred stock are entitled to exercise appraisal rights in connection with the merger.

If you do not vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby and instead perfect your appraisal rights under Delaware law, you will have the right to a judicial appraisal of the “fair value” of your shares in connection with the merger. This value could be more than, less than, or the same as the value of the right to receive merger consideration in the merger.

In order to preserve your appraisal rights, you must take all the steps provided under Delaware law within the appropriate time periods. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

ANY RYERSON STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are:

•	cyclicality of our business, due to the cyclical nature of our customers’ businesses;

•

managing the costs of purchased metals relative to the price at which we sell our products during periods of rapid price escalation, when we may not be able to pass through pricing increases fully to our customers quickly enough to maintain desirable gross margins, or during periods of generally declining prices, when our customers may demand that price decreases be passed fully on to them more quickly than we are able to obtain similar discounts from our suppliers;

•	managing inventory and other costs and expenses;

•

consolidation in the metals manufacturing industry, from which we purchase product, which could limit our ability to effectively negotiate and manage costs of inventory or cause material shortages, either of which would impact profitability;

•

remaining competitive and maintaining market share in the highly fragmented metals distribution industry, in which price is a competitive tool and in which customers who purchase commodity products are often able to source metals from a variety of sources;

•	whether our growth strategies, including our marketing programs and acquisitions, will generate sufficient additional sales to increase our market share or profitability;

•	whether we can integrate acquisitions such as Integris Metal successfully without loss of key employees or customers;

•

the timing and cost of our consolidation of our multiple information technology platforms to a single SAP platform, particularly in light of the number of facilities acquired when we purchased Integris Metals;

•

our customer base, which, unlike many of our competitors, contains a substantial percentage of large customers, so that the potential loss of one or more large customers could negatively impact tonnage sold and our profitability;

•	our substantial debt; and

•	risks and uncertainties related to the proposed transaction, including, but not limited to, the satisfaction of the conditions to closing and receipt of stockholder and regulatory approvals.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 identifies other factors that could cause such differences (see Item 1A. “Risk Factors” therein). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Ryerson undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised, however, to consult any future disclosures Ryerson makes on related subjects as may be detailed in Ryerson’s other filings made from time to time with the SEC.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the New York Stock Exchange under the symbol “RYI.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the New York Stock Exchange and the frequency and amount of cash dividends declared on our common stock.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal Year ending December 31, 2007 (through August 24, 2007)
High	$40.40	$44.46	$39.08	—
Low	$24.68	$35.36	$28.23	—
Dividends Declared	$0.05	$0.05	$0.05	—

Fiscal Year ended December 31, 2006
High	$33.24	$31.89	$28.20	$25.79
Low	$23.74	$23.52	$19.60	$21.02
Dividends Declared	$0.05	$0.05	$0.05	$0.05

Fiscal Year ended December 31, 2005
High	$15.89	$16.75	$21.51	$24.66
Low	$12.15	$10.22	$13.95	$18.15
Dividends Declared	$0.05	$0.05	$0.05	$0.05

The following table sets forth the closing price per share of our common stock, as reported on the New York Stock Exchange on July 23, 2007, the last full trading day before the public announcement of the merger, and on [                    ], 2007 the latest practicable trading day before the printing of this proxy statement:

	Common Stock Closing Price
July 23, 2007		$34.96
[ ], 2007	$	[	]

Following the merger, there will be no further market for our common stock and our stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

We are limited in our ability to declare and pay dividends on our common stock by the merger agreement, which provides that, other than our previously declared cash dividend on common stock that was paid on August 1, 2007, the Company will not declare or pay any dividend on our common stock. Under the merger agreement, we may, however, pay a dividend of $0.05 per share on our common stock, payable on or after November 1, 2007, if the effective time of the merger has not occurred prior to November 1, 2007. We will continue to pay regular quarterly dividends on our preferred stock until the closing of the merger.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Ryerson for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at [                    ], at [    ] a.m., Chicago time, on [                    ], 2007.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to adopt the merger agreement and approve the transactions contemplated thereby, and, if there are not sufficient votes in favor of adoption of the merger agreement and approval of the transactions contemplated thereby, to adjourn the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock and preferred stock at the close of business on September 4, 2007, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, [                    ] shares of our common stock and [            ] shares of our preferred stock were issued and outstanding and held by approximately [            ] and [            ] holders of record, respectively. Holders of record of our common stock and preferred stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and approve the transactions contemplated thereby and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if a majority of the shares of our common stock and preferred stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. For purposes of determining the presence or absence of a quorum, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Vote Required; Abstentions and Broker Non-Votes

Adoption of the merger agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock and preferred stock, voting together as single class. Adoption of the merger agreement and approval of the transactions contemplated thereby is a condition to the closing of the merger.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present, in person or represented by proxy, at the special meeting, provided a quorum is present in person or by proxy at the special meeting.

If a Ryerson stockholder abstains from voting, it will count as a vote against adoption of the merger agreement and approval of the transactions contemplated thereby and will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Each “broker non-vote” will also count as a vote against adoption of the merger agreement and approval of the transactions contemplated thereby and will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Shares Held by Ryerson’s Directors and Executive Officers

At the close of business on [                    ], 2007, our directors and executive officers and their affiliates beneficially owned and were entitled to vote [            ] shares of our common stock, which represented approximately [    ]% of the shares of our outstanding common stock on that date.

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by accessing [                    ] and following the on-screen instructions or telephonically by calling [                    ] and following the telephone voting instructions. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [                    ], 2007. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your proxy voting instructions, whether by Internet, telephone or mail, cover all shares registered in your name, including shares you hold in your BuyDIRECTSM account. BuyDIRECTSM is the direct purchase and sale plan for Ryerson shares sponsored by The Bank of New York, the transfer agent and recordkeeper for Ryerson’s stock. Your shares in the BuyDIRECTSM program will be voted only if, and in the same way as, you vote the shares you hold in your name. If you are not a stockholder of record, The Bank of New York will vote your shares in the BuyDIRECTSM program only as you instruct.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. If you do not return your bank’s or broker’s voting form, do not vote via the Internet or telephone through your broker or bank, if possible, or do not attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the transactions contemplated thereby.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

•	First, you can deliver a written notice bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

•

Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern Time, on [                    ], 2007.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to [                    ] or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors Recommendation

After careful consideration, our board of directors has approved the merger agreement and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Ryerson and its stockholders. Our board of directors recommends that Ryerson stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby and also recommends that stockholders vote “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Ryerson. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $[            ] plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Investor Relations, Ryerson Inc., 2621 West 15th Place, Chicago, Illinois 60608, Telephone: 773-762-2121. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Ryerson stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 2621 West 15th Place, Chicago, Illinois 60608.

THE COMPANIES

Ryerson Inc.

Ryerson is a leading North American distributor and processor of metals, with 2006 revenues of $5.9 billion. We service customers through a network of service centers across the U.S. and in Canada, Mexico, China and India. On January 1, 2006, we changed our name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for our common stock listed on the New York Stock Exchange.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2621 West 15th Place, Chicago, Illinois 60608. Our telephone number is 773-762-2121. Our website is located at www.ryerson.com. Additional information regarding Ryerson is contained in our filings with the SEC. See “Where You Can Find More Information.”

Rhombus Holding Corporation

Incorporated on July 16, 2007, Rhombus Holding Corporation was formed by Platinum solely for the purpose of entering into the merger agreement with Ryerson and completing the merger. Parent’s executive officers are located at c/o Platinum Equity Advisors, LLC, 360 North Crescent Drive, South Building, Beverly Hills, California 90210. Its telephone is (310) 712-1850. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Platinum is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, industrials, logistics, manufacturing, and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed more than 70 acquisitions with more than $16 billion in aggregate annual revenue.

Rhombus Merger Corporation

Incorporated on July 16, 2007, Rhombus Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, was organized solely for the purpose of entering into the merger agreement with Ryerson and completing the merger. Its principal executive officers are located at c/o Platinum Equity Advisors, LLC, 360 North Crescent Drive, South Building, Beverly Hills, California 90210. Its telephone is (310) 712-1850. Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

THE MERGER

Background to the Merger

On November 27, 2006, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and certain of their affiliates (collectively, “Harbinger”) filed a Schedule 13G with the SEC reporting a 6.7% beneficial ownership interest in Ryerson.

On November 29, 2006, Neil S. Novich, Ryerson’s Chairman, President and Chief Executive Officer, and other members of management held an informal meeting with representatives of Harbinger to discuss Ryerson and its operations and results.

On December 13, 2006, Ryerson’s board of directors held a meeting to discuss Harbinger, its principals, history and investments in other companies, and the potential implications of Harbinger’s ownership of Ryerson common stock. Mr. Novich updated the board on his meeting with representatives of Harbinger and questions raised by Harbinger at an industry conference in early December 2006. At this meeting, the board of directors directed Ryerson to retain UBS as financial advisor to the board of directors.

Later on December 13, 2006, Harbinger filed a Schedule 13D with the SEC reporting a 9.7% beneficial ownership interest in Ryerson. Harbinger also reported that it was considering a range of actions with respect to Ryerson, including taking a position with respect to potential changes in the operations, management, or capital structure of Ryerson and nominating one or more persons for election to Ryerson’s board of directors.

On January 2, 2007, Ryerson received notice from Harbinger of its intention to nominate seven candidates for election at Ryerson’s 2007 annual meeting of stockholders to replace a majority of Ryerson’s existing board of directors and to present certain related shareholder proposals at the annual meeting.

Following Harbinger’s announcement and the interest it created in Ryerson, several potential financial buyers contacted Ryerson regarding their interest in possibly acquiring Ryerson. A potential strategic buyer, “Bidder A,” also contacted Ryerson regarding a possible transaction.

On January 10, 2007, the board of directors met with representatives of UBS, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), its legal advisor, and management, to discuss Harbinger, the implications of a contested election of directors and Ryerson’s strategic plan. At this meeting, representatives of UBS presented an overview of recent consolidations in the metals industry and Harbinger’s investment activities. Beginning with the January 10, 2007 meeting and continuing through July 24, 2007, the date the merger agreement with Platinum was signed, Ryerson’s board of directors met approximately 30 times, with regular executive sessions with Skadden but without management present.

On January 23 and January 24, 2007, the board of directors met to discuss Harbinger’s proposals, its proposed slate of director nominees, Ryerson’s strategic plan and other strategic alternatives. At this meeting, the advisors updated the board on Harbinger’s activities and background and the background of the Harbinger nominees. Representatives of UBS and management reviewed Harbinger’s financial analysis of Ryerson as reflected in Harbinger’s public statements. Representatives of UBS presented a preliminary report on its analysis of Ryerson’s strategic plan and other strategic alternatives, including potential recapitalization transactions, acquisitions and divestitures. After extensive discussion, the board determined that it disagreed with Harbinger’s analysis of Ryerson and determined to oppose Harbinger’s director candidates and its other proposals at the annual meeting of stockholders. The board directed management to communicate the board’s opposition to the Harbinger nominees and proposals to stockholders. The board also directed UBS to continue its analysis of the Company’s strategic plan and other strategic alternatives.

On February 3 and February 10, 2007, the board of directors met and received updates on the review of Ryerson’s strategic alternatives. The board also reviewed a draft of the investor presentation related to the upcoming 2006 earnings release and a response to Harbinger’s public statements about Ryerson.

On February 14, 2007, Ryerson issued a press release reporting its 2006 financial results, the board’s opposition to Harbinger’s nominees and proposals, its view that implementing Ryerson’s strategic plan would significantly enhance value for all stockholders, and the retention of UBS to assist in comparing Ryerson’s strategic plan with other strategic alternatives that may create additional value. From February 14 through February 20, 2007, Mr. Novich, Jay M. Gratz, Ryerson’s Chief Financial Officer, and other senior members of management made presentations regarding Ryerson’s performance and strategy to a number of Ryerson’s stockholders, including Harbinger.

On February 17, 2007, the board of directors met and representatives of UBS updated the board on the strategic review process and outlined a process relating to a potential sale of Ryerson and identified a number of potential strategic and financial buyers. After discussion, the board directed UBS to start the process of contacting potential buyers.

On February 21, 2007, representatives of UBS began contacting a total of fifty-five potential strategic and financial buyers, over thirty of which were strategic buyers. Ryerson management and a member of the board of directors also approached contacts at various potential strategic buyers regarding their interest in a possible transaction.

Following the announcement of Ryerson’s review of strategic alternatives, a representative of Harbinger contacted a representative of UBS regarding Ryerson’s process. During this discussion, the UBS representative invited Harbinger to participate in the process and receive information regarding Ryerson and its business. Harbinger’s representative informed UBS that Harbinger did not wish to participate in the process.

On February 24, 2007, the board of directors met and received a further update from management on financial and operating results of Ryerson and the stockholder presentations. Representatives of UBS updated the board on the status of potential buyer contacts and the timeline for soliciting indications of interest relating to potential sale of Ryerson.

On February 26, 2007, James A. Henderson, the chair of Ryerson’s nominating and governance committee, sent a letter to Mr. Novich on behalf of the board of directors directing that, in connection with Ryerson’s review of strategic alternatives, neither Mr. Novich nor any member of management have any discussions with any potential buyer of Ryerson regarding management retention, compensation or similar matters without the consent of the board of directors. Mr. Novich was to advise the other members of management of the board of director’s instructions and he did so.

On March 3, 2007, the board of directors met to receive updates from its advisors and management on the strategic review process. Also at this meeting, the board determined to postpone the annual meeting of stockholders scheduled for May 11, 2007, in order to allow Ryerson time to complete the strategic review process before holding the annual meeting.

On March 10, 2007, the board of directors met to discuss the status of the strategic review process and a potential sale of Ryerson. Representatives of UBS and management reviewed with the board a draft confidential information memorandum being prepared for potential buyers of Ryerson. Management also discussed the financial projections to be included in the confidential information memorandum, which were based on Ryerson’s January 2007 financial projections, but did not include a cyclical economic downturn. These projections were also updated to reflect additional assumed improvements in financial performance from, among other things, further inventory reductions, higher stainless steel prices and lower overall operating expenses.

On March 19, 2007, at a meeting of the board of directors, UBS presented an updated analysis of Ryerson’s business plan based on the financial projections included in the confidential information memorandum and updated the board on the status of discussion with various potential purchasers of Ryerson.

Throughout March and early April 2007, Ryerson’s internal and external legal counsel and UBS negotiated confidentiality agreements with eighteen potential strategic and financial buyers. Ryerson and its advisors also finalized the confidential information memorandum regarding Ryerson for potential buyers and established an electronic data room for due diligence materials. Ryerson sent the confidential information memorandum to the eighteen potential buyers who had executed confidentiality agreements.

On April 7, 2007, the board met and received an update on the ongoing strategic review process. A representative of UBS reviewed with the board the parties that entered into confidentiality agreements and the status of ongoing discussions with other parties regarding the terms of the confidentiality agreement.

On April 14, 2007, the board of directors met to discuss the ongoing strategic review of Ryerson. Representatives of UBS updated the board on potentially interested buyers and the process and timeline for a potential sale of Ryerson. Management reviewed with the board a draft presentation to be delivered at upcoming management presentations with potential buyers.

By the last week of April 2007, four potential buyers, both strategic and financial, submitted non-binding indications of interest in acquiring Ryerson, two potential buyers submitted partial or unspecific indications of interest and twelve potential buyers declined to proceed to the next stage of the process.

On April 20, 2007, the four potential buyers who submitted non-binding indications of interest to acquire Ryerson were notified that they were now allowed access to Ryerson’s data room and to senior management in scheduled presentations to conduct further due diligence on Ryerson.

From April 20, 2007 through May 15, 2007, Messrs. Novich, Gratz and other members of Ryerson’s senior management, along with Ryerson’s financial advisor, conducted management presentations for the four potential buyers interested in acquiring Ryerson, as well as the potential buyer who submitted an unspecific indication of interest. Following its management presentation, the buyer who submitted the unspecific indication of interest did not confirm its interest in continuing discussions further. The four potential buyers remaining in the process and their advisors conducted due diligence on Ryerson through access to the data room, due diligence calls with Ryerson’s management and site visits to Ryerson’s headquarters and various service centers around the country.

On April 28, 2007, the board of directors met to discuss the process to finalize proposals and to receive updates on the management presentations conducted to date. Representatives of UBS outlined the potential purchasers that had submitted non-binding indications of interest and the potential timing of completing the diligence process and submitting formal bids.

On May 11, 2007, the board of directors held a meeting to discuss the strategic review process. At the meeting, a representative of Skadden reviewed with the board its fiduciary duties in the ongoing review of Ryerson’s strategic alternatives and in assessing bids submitted by potential purchasers of Ryerson. Representatives of UBS and management reviewed with the board the management presentations held to date, the status of discussions with each of the potential buyers and the timeline for receiving formal bids. Representatives of UBS also reviewed a preliminary valuation analysis of Ryerson and its strategic alternatives, the risks and sensitivities attendant to the various alternatives, the costs and benefits to Ryerson’s stockholders of the various alternatives, and the short-term and long-term prospects of Ryerson as a standalone company.

On May 14, 2007, Mr. Novich received a letter from Harbinger expressing Harbinger’s concern regarding the delay in Ryerson’s annual meeting, the status of the strategic review process and Harbinger’s disappointment with Ryerson’s first quarter earnings. Harbinger also indicated that it did not wish to interfere with Ryerson’s ongoing strategic review process. On May 15, 2007, Mr. Novich called a principal of Harbinger to discuss the letter. During the call, Harbinger did not offer any specific suggestions relating to Ryerson’s process of reviewing strategic alternatives and did not express an interest in participating in the process.

On May 22, 2007, Ryerson’s financial advisors sent the four potential buyers who submitted non-binding indications of interest a proposed form of merger agreement and a letter setting forth the process to submit formal bids.

From May 22, 2007 through June 11, 2007, the four potential buyers and their advisors continued to conduct additional due diligence on Ryerson, including review of materials in the data room, diligence calls with Ryerson, management presentations and numerous site visits. During this time, the board was updated on progress through regular communications from management and its advisors.

On June 2, 2007, the board of directors met to discuss the status of the ongoing due diligence and discussions with the various bidders, as well as the timeline and process for reviewing bids. A representative of Skadden reviewed with the board negotiated points in a merger agreement.

On June 11, 2007, Ryerson received bids and markups of the proposed merger agreement from three potential buyers (Bidder A and two financial buyers: Platinum and “Bidder B”). One of the four potential buyers had determined not to submit a bid. The per share price in the initial bids ranged from approximately $30 to Platinum’s bid of $37.50 plus a warrant, which was intended to provide a right to participate in the future appreciation of Ryerson, but which was subject to a call right and did not otherwise contain provisions that would ensure that the potential value of the warrant would not be diminished by actions taken after the closing of a transaction. The bids included various levels of conditionality, including, among other things, the completion of due diligence and financing conditions.

Also on June 11, 2007, Harbinger filed a complaint in the Court of Chancery of the State of Delaware seeking an order from the Court requiring Ryerson to hold its 2007 annual meeting of stockholders within 45 days of the entry of such order.

On June 12, 2007, the board of directors met to discuss the bids received and the Harbinger complaint. Representatives of UBS, Skadden and management reviewed a preliminary analysis of the three bids received, including key financial and legal terms and conditions of the bids. The Board directed UBS to contact the bidders to clarify certain aspects of their bids, including seeking additional information from Platinum regarding the terms of its proposed warrant in light of the difficulty of a placing a value on the warrant given its terms and conditions. The Board also determined to set August 23, 2007 as the date for the 2007 annual meeting of stockholders.

On June 13, 2007, Ryerson announced that its annual meeting of stockholders would be held on August 23, 2007.

On June 16, 2007, the board of directors met to receive updates on the discussions with the bidders. Representatives of UBS also reviewed a preliminary valuation analysis of Ryerson and its strategic alternatives updated for certain assumptions and changes with respect to market-related information. The Board directed UBS to continue discussions with the bidders.

From June 16, 2007 through June 25, 2007, representatives of UBS held discussions with the bidders seeking to improve the terms of the proposals, including removal of due diligence and other conditions to the bids. During this time, representatives of management and its advisors continued discussions with the bidders and their advisors with respect to the bidders’ ongoing due diligence.

Following several discussions with Bidder B about its level of interest in the transaction, Bidder B informed UBS that Bidder B’s continued involvement in the process was contingent on Ryerson entering into an extended exclusivity period and agreeing to reimburse Bidder B for its expenses in the event that Ryerson and Bidder B did not enter into a definitive merger agreement.

On June 25, 2007, the Delaware Court of Chancery entered an order agreed upon by Ryerson and Harbinger that Ryerson would hold its 2007 annual meeting of stockholders no later than August 23, 2007 and that the shares of stock represented at such annual meeting would constitute a quorum for the annual meeting.

On June 26 and June 27, 2007, the board of directors held meetings to discuss the status of negotiations with the various bidders and the next steps in the process. Representatives of Skadden again described for the board its fiduciary duties in connection with a potential sale of Ryerson. Representatives of UBS reviewed the negotiations with each of the three bidders and the current terms of each bid. Representatives of UBS again reviewed its prior preliminary valuation analysis of Ryerson and its strategic alternatives, updated for certain assumptions and changes with respect to market related information as discussed above. The board of directors also received an update on Ryerson’s financial performance that had been provided to the potential buyers and reviewed financial projections prepared by management that reflected an economic downturn beginning in 2008 and continuing through 2010. Subsequently, these projections were provided to the potential buyers. The Board directed UBS to continue discussions with Bidder A, who had submitted the lowest bid, but to focus on the negotiations with Platinum to attempt to reach agreement on a transaction, including, potentially monetizing Platinum’s proposed warrant in view of the uncertain value that it offered given its terms and conditions.

In the morning of June 29, 2007, the board of directors met to receive an update from representatives of UBS on its negotiations with Platinum. Representatives of UBS also reported to the board that Bidder A had indicated its willingness to potentially increase its bid to $35.00 per share in cash, subject to a number of conditions. After discussion, the board directed UBS to continue discussions with Bidder A and Platinum. Representatives of UBS also reviewed a preliminary valuation analysis of Ryerson which included the financial forecasts under the economic downturn scenario.

In the afternoon of June 29, 2007, the board of directors met to receive a further update on negotiations with Platinum and Bidder A.

On June 30, 2007, the board of directors met to discuss the status of the negotiations with Platinum and Bidder A. Representatives of UBS reported that Platinum was not prepared to monetize the warrant feature of its bid, had expressed concerns about recent adverse developments in the debt financing markets, requested additional due diligence information and wanted to discuss retention of Ryerson’s senior management in a transaction. The board directed UBS to continue negotiations with Platinum and directed management to provide the additional requested due diligence information. The board also directed UBS to continue discussions with Bidder A.

On July 1, 2007, the board of directors met to discuss the status of the negotiations. Representatives of UBS reported that Platinum had requested additional due diligence information and indicated that it would not be in a position to reconfirm its bid until after Ryerson’s June 2007 financial results were available and that it needed to understand the terms on which key senior management members were willing to continue to work for Ryerson after closing. The board discussed the implications of delay and determined that management should meet with representatives of Platinum regarding the additional due diligence information and for Platinum to present its proposals for senior management’s employment by Ryerson after the acquisition. A representative of Skadden was directed by the board to attend such meeting.

On July 2, 2007, the board of directors met to receive an update on the negotiations with Platinum and Bidder A. Later that day, members of Ryerson’s senior management, including Messrs. Novich and Gratz, met with representatives of Platinum. During that meeting, Platinum outlined the general terms of its proposal for senior management’s employment by Ryerson following a transaction. Management requested additional information on Platinum’s proposal, and no agreement was reached on the terms of any employment arrangements at this meeting. A representative of Skadden attended the meeting.

On July 3, 2007, the board of directors met and representatives of UBS reported that Bidder A indicated that it would not be in a position to formally present its increased offer until July 4, 2007. Management reported on the meeting with Platinum the prior day, Platinum’s request for additional due diligence information and Platinum’s agreement to provide proposed agreements relating to senior management’s employment and equity participation in Ryerson post-acquisition.

On July 5, 2007, the board of directors met and representatives from UBS advised the board that Bidder A had not provided a formal revised offer.

On July 7, 2007, the board of directors met to discuss a range of negotiating options with each of Platinum and Bidder A. The board also discussed with management negative volume and pricing trends in the industry that had impacted Ryerson’s second quarter financial results and the extent to which these trends could affect a valuation analysis of Ryerson.

On July 9, 2007, the board of directors met and representatives from UBS reported on the discussions with Platinum and that Bidder A had not provided the firm offer that had initially been expected on July 4, 2007. Representatives from UBS also reported that a new bidder, Bidder C, a strategic bidder who had been contacted during the initial contacts with potential buyers but had not previously been involved in the sale process, had made contact and requested a meeting. After discussions regarding Bidder C, its need for a partner to complete a transaction and its financing requirements, the board agreed that management should meet with Bidder C. Mr. Novich also reported that a prospective strategic buyer, Bidder D, who had previously dropped out of the process before submitting an initial indication of interest, had expressed a new interest in conducting additional due diligence.

Bidder C executed a confidentiality agreement with Ryerson.

On July 10, 2007, Ryerson’s management and representatives from UBS met with Bidder C to discuss a potential transaction.

On July 11, 2007, the board of directors met and representatives of UBS reported that Platinum expected to present revised terms of a transaction to Ryerson shortly after receipt of Ryerson’s final June 2007 financial results and that all indications were that the revised bid would be lower than Platinum’s original bid on June 11, 2007, due to the increased cost and uncertainty of financing in the debt markets and the negative trends implied by its additional due diligence review. Management also reviewed with the board the discussions held with Bidder C and the status of contacts with Bidder D.

On July 12, 2007, Platinum delivered the documents relating to the proposed terms of senior management’s employment agreements and equity participation in Ryerson post-acquisition.

On July 13, 2007, Skadden sent a proposed form of merger agreement to Bidder C’s counsel, and a representative of UBS met with Bidder A to discuss a potential transaction.

On July 14, 2007, the board of directors met and representatives of UBS reported that Platinum had changed its bid by reducing the cash price by $2.00 per share, to $35.50 per share, eliminating the warrant and agreeing to consider structuring the transaction as a cash tender offer instead of a one-step merger. Representatives of UBS also reported on Bidder C’s meeting with management, that Bidder A continued to delay confirming a formal offer, and that Bidder D had requested additional information. The board discussed strategy and next steps with regards to each of the bidders.

In the morning of July 15, 2007, the board of directors met and representatives of UBS reported that Platinum agreed to add a “go-shop” provision to the merger agreement and that Platinum had also stated that its reduced offer of $35.50 per share was its best and final offer. The board further discussed the fact that Platinum’s financing commitments had not yet been confirmed. The board instructed Skadden to send a revised form of merger agreement and related documents, structured as a tender offer, to Platinum and directed UBS to request written confirmation of Platinum’s financing commitments. A representative of Skadden outlined the tender offer process and timing.

Later in the morning of July 15, 2007, Skadden sent a revised form of merger agreement, structured as a cash tender offer, disclosure schedules and related documents to Bingham McCutchen LLP (“Bingham”), Platinum’s legal counsel.

On July 16, 2007, the board of directors met and management reviewed the financial projections under various scenarios that had been presented to the board and provided to potential buyers (those that were originally included in the confidential information memorandum as well as the those under the economic downturn scenario) and the risks and uncertainties inherent in such projections. For a discussion of these scenarios, see “—Certain Projections.” Management then made a recommendation to the board as to the probability weighting that should be assigned to such scenarios in light of such risks and uncertainties. The directors discussed at length management’s recommendation and asked numerous questions of management and UBS with respect to such probability weightings. Representatives of UBS reported that Platinum and its legal counsel were reviewing the merger agreement and that Platinum expected its debt financing commitment letter to be available on July 18, 2007. Representatives of UBS also reported that Bidder C was meeting with its potential partner on July 17, 2007.

Later in the day on July 16, 2007, Bingham sent comments on the merger agreement to Skadden.

On July 17, 2007, Skadden sent a revised form of merger agreement and the related disclosure schedules to Bidder A.

On July 18, 2007, the board of directors met and representatives of UBS reported that Platinum had not received its debt financing commitments and that Platinum’s debt financing sources had expressed concern about the tender offer structure and the deteriorating state of the debt markets. Representatives of UBS confirmed the challenging conditions in the debt markets, particularly for acquisition-related financing, and reviewed the potential implications such market conditions could have on bidders. The board also discussed and agreed to allow Messrs. Novich and Gratz to discuss with Platinum senior management’s employment arrangements with Ryerson post-acquisition. Representatives of UBS reported that Bidder A had tentatively confirmed its willingness to increase its original bid to $35.00 per share in cash and was reviewing the merger agreement, but that Bidder A had indicated that it would be unlikely to make a firm commitment until after it received the required internal approvals and after its financial advisors had completed additional work relating to the potential transaction. Representatives of UBS also updated the board on the status of discussions with Bidder D and the status of Bidder C’s financing, including UBS’ discussions with Bidder C’s potential partner.

On July 19, 2007, Skadden sent a revised form of merger agreement, structured as a one-step merger, to Bingham.

Also on July 19, 2007, Platinum informed UBS that it was reducing its offered price per share by $1.00 to $34.50 per share stemming from a significant increase in its debt financing costs and the equity funding requirements imposed by its debt financing sources due to continued deterioration in the debt markets, that it was finalizing the documentation of the debt commitment letter and that it expected to be in a position to sign and announce a transaction no later than July 23, 2007.

On July 20, 2007, Mr. Gratz discussed with Platinum the general terms of senior management’s employment arrangements with Ryerson post-acquisition. No agreement was reached on the terms of any employment arrangements between senior management and Platinum during this discussion. Platinum subsequently confirmed that the potential transaction was not conditioned on management entering into employment arrangements with Platinum.

Also, late in the evening on July 20, 2007, Bingham provided Skadden with comments on the revised merger agreement. From July 20 through the morning of July 24, 2007, Skadden and Bingham negotiated terms of the merger agreement, disclosure schedules and Platinum’s equity commitment letter.

On July 21, 2007, Platinum provided Ryerson with its debt commitment document and reiterated its requirement that the parties proceed expeditiously with final documentation to facilitate the signing of a definitive merger agreement on July 23, 2007.

On July 21, 2007, Bidder A provided comments on the revised merger agreement to Skadden. On July 22, 2007, Skadden discussed Bidder A’s comments to the merger agreement with counsel for Bidder A and sent Bidder A a revised version of the merger agreement.

On July 23, 2007, a representative of UBS contacted Platinum to attempt to negotiate an increase in the merger consideration. Platinum informed UBS that its offer of $34.50 per share was its best and final offer and that if Ryerson’s board of directors was interested in the transaction with Platinum, Platinum expected that the transaction would be approved and announced prior to the opening of the U.S. financial markets on July 24, 2007.

On the evening of July 23, 2007, the board of directors met. Representatives of UBS reported on UBS’s discussions with Platinum earlier that day and noted that documentation for a potential transaction with Platinum was substantially complete. Representatives of UBS also reported that Bidder A had not yet received its required internal approvals for the transaction and that its legal counsel was continuing to review the merger agreement. Representatives of UBS also reported that Bidder C had not commented on the merger agreement provided to its counsel on July 13, 2007, that it had not reached agreement with its potential partner and that such discussions were still at a preliminary stage. Representatives of UBS also reported that to date Bidder C had been unable to secure debt financing. Representatives of UBS further reported that Bidder D was in the initial phases of due diligence and was at least several weeks away from being in a position to make a formal offer for Ryerson. Representatives of UBS also reported on the continued deterioration of the debt markets and on the number of proposed debt financing transactions that had been pulled or delayed recently. Management then reviewed again with the directors the financial projections under different scenarios that had been previously discussed with the board and provided to the potential buyers. Following such discussions and taking into account the prior discussions regarding the probability weighting to be assigned to such scenarios, the board of directors directed UBS to use the weighted-average of such projections described under “—Certain Projections” for purposes of UBS’ analysis as to the fairness of the proposed transaction.

On the evening of July 23, 2007, a representative of UBS was informed by Bidder A that it had decided not to proceed further with the transaction at that time.

In the early morning of July 24, 2007, the board of directors met. A representative of Skadden reviewed for the board the terms of the merger agreement with Platinum and described for the board again its fiduciary duties in connection with a sale of Ryerson. Representatives of UBS provided its analysis of the offer from Platinum and UBS delivered to Ryerson’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 24, 2007, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS described in its opinion, the $34.50 per share merger consideration to be received by holders of shares of Ryerson common stock in the merger (other than shares of Ryerson common stock owned by Platinum and its affiliates) was fair, from a financial point of view, to such holders. The board considered and discussed the various presentations made at this meeting and prior meetings. Following deliberations on alternatives and after reviewing all aspects of the merger agreement, the board of directors determined by unanimous vote of the directors present that the merger agreement and the transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Ryerson and its stockholders. The board then approved the merger agreement, resolved to submit the merger agreement to Ryerson’s stockholders for approval and recommended that Ryerson’s stockholders adopt the merger agreement.

Subsequently, in the early morning of July 24, 2007, Ryerson and affiliates of Platinum executed the merger agreement and publicly announced the transaction prior to the opening of the New York Stock Exchange on July 24, 2007.

Prior to the execution of the merger agreement, Ryerson waived any standstill provisions in its confidentiality agreements with potential bidders to permit such bidders to submit superior proposals to Ryerson following the execution of the merger agreement with Platinum.

Following the execution of the merger agreement through the expiration of the go-shop period, UBS continued its discussions with other potential bidders and Ryerson continued to make available due diligence materials to these potential bidders as permitted by the merger agreement’s go-shop provisions. We did not receive any acquisition proposals during the go-shop period.

Recommendation of Ryerson’s Board of Directors and Reasons for the Merger

Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting. At a special meeting of our board of directors on July 24, 2007, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of Ryerson’s stockholders and approved the merger agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•

the business, competitive position, strategy and prospects of the Company, current industry, economic and market conditions and the Company’s ability to successfully implement its strategic plan and achieve anticipated improvements in financial and operational performance in light of these factors;

•

the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•

the possible strategic alternatives to the merger, including remaining an independent public company, recapitalization alternatives (such as incurring additional debt to fund a special dividend or stock repurchases), the possibility of selling one or more of our existing businesses or assets, and the possibility of acquiring other companies, as well as the potential values, benefits, risks and uncertainties to our stockholders associated with each such alternative and the timing and the likelihood of accomplishing the goals of such alternatives;

•

that, following a thorough process involving many parties, including both strategic and financial buyers, the merger consideration offered by Platinum represented a higher value for our stockholders of our common stock than the merger consideration offered by other potential acquirers;

•

the inclusion in the merger agreement of a “go-shop” period from the date of the merger agreement through 11:59 p.m. New York City time on August 18, 2007, during which time we were permitted to solicit alternative acquisitions proposals and enter into discussions and negotiations with respect to alternative acquisition proposals;

•

the fact that after the go-shop period, we cannot solicit an acquisition proposal, but we can furnish information to and negotiate with any person in response to an unsolicited written acquisition proposal if our board of directors determines in good faith that such person is reasonably likely to submit to us an acquisition proposal that is a superior proposal, as defined in the merger agreement;

•

the $34.50 per share in cash to be paid as merger consideration in relation to the then current market price of Ryerson common stock and also in relation to the current value of Ryerson and our board of directors’ estimate of the future value of Ryerson as an independent entity and, specifically, the fact that the $34.50 per share in cash to be paid as merger consideration represents (1) a 45% premium over the closing price of our common stock on December 13, 2006, the date Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. filed a Schedule 13D with the SEC indicating that it was considering taking a number of actions regarding its investment in the Company, (2) a 36% premium over the average closing price of our common stock during the 2006 year and (3) a 15% premium over the closing price of our common stock on February 13, 2007, the last full trading day before the public announcement that we had retained UBS to assist in comparing our operating plan at that time with other strategic alternatives;

•

the historic trading ranges of the Company’s common stock and the possible trading ranges of the Company’s common stock in the absence of takeover speculation, which may be significantly below the market price prior to the execution of the merger agreement;

•

the financial analysis presented by UBS, as well as the opinion of UBS, dated July 24, 2007, to Ryerson’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $34.50 per share merger consideration to be received by holders of shares of Ryerson common stock in the merger (other than shares of Ryerson common stock owned by Platinum and its affiliates), as more fully described below under the caption “Opinion of Our Financial Advisor” beginning on page 26;

•	the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the terms of the financing arrangements entered into by Platinum in connection with the merger and the fact that such financing was committed prior to the execution of the merger agreement;

•	the fact that the merger is not subject to any financing condition;

•

the possibility that Platinum would withdraw its offer if the Company did not accept its proposal on July 24, 2007 and instead continued to negotiate with other bidders and the fact that the Merger Agreement with Platinum was completely negotiated whereas other bidders had not completed the negotiation of definitive documentation and had various other conditions on proceeding with a potential transaction;

•

the conditions to Parent’s obligation to complete the merger, Parent’s right to terminate the merger agreement in certain circumstances and the termination fee which Parent may be required to pay us if we terminate the merger agreement in certain circumstances;

•

the conditions to our obligation to complete the merger, our right to terminate the merger agreement in certain circumstances and the termination fee which we may be required to pay Parent if we or they terminate the merger agreement in certain circumstances;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of Platinum;

•	stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law; and

•

the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Ryerson generally, as described in “The Merger—Interests of Ryerson’s Directors and Executive Officers in the Merger.”

In view of the variety of factors considered in connection with its evaluation of the Merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

Opinion of Our Financial Advisor

On July 24, 2007, at a meeting of Ryerson’s board of directors held to evaluate the proposed merger, UBS delivered to the board of directors an oral opinion, confirmed by delivery of a written opinion dated July 24, 2007, to the effect that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS as described in the opinion, the $34.50 per share of Ryerson common stock to be received by holders of shares of Ryerson common stock in the merger (other than shares of Ryerson common stock owned by Rhombus Holding Corporation, Platinum Equity LLC, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-A, L.P. and Platinum Equity Capital Partners-PF, L.P. (collectively, the “Platinum Companies”) and their affiliates (collectively, the “Parent Group”)) was fair, from a financial point of view, to such holders.

The full text of the opinion of UBS describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated herein by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Ryerson common stock (other than the Parent Group) in the merger and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might have been available with respect to Ryerson or Ryerson’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger. The opinion does not address the fairness, from a financial point of view, to the holders of Ryerson preferred stock of the consideration to be received by such holders in the merger. UBS provided its opinion for the information and assistance of Ryerson’s board of directors in connection with its consideration of the merger. Holders of Ryerson common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, among other things, UBS:

•	reviewed certain publicly available business and historical financial information and other data relating to Ryerson;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Ryerson that were provided to UBS by the management of Ryerson and not publicly available, including financial forecasts and estimates based on a range of assumptions relating to three projected cases, as prepared by Ryerson management;

•	conducted discussions with members of the senior management of Ryerson concerning the business and financial prospects of Ryerson;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Ryerson common stock;

•	reviewed the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

At the request of Ryerson’s board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with Ryerson and held discussions with certain of these parties prior to the date of UBS’ opinion.

In connection with its review, with the consent of Ryerson’s board of directors, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of Ryerson’s board of directors, UBS relied on that information being complete and accurate in all material respects. In addition, with the consent of Ryerson’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Ryerson, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates relating to three projected cases referred to above, UBS assumed, at the direction of Ryerson’s board of directors, that such financial forecasts and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ryerson as to the future financial performance of Ryerson in the applicable projected case. In arriving at its opinion, UBS, at the direction of Ryerson’s board of directors, relied upon certain probability weights assigned by the management of Ryerson to each projected case referred to above, and assumed, at the direction of Ryerson’s board of directors, that such probability weights were reasonably determined on a basis reflecting the best currently available estimates and judgments of the management of Ryerson. In addition, UBS assumed for purposes of its analysis, at the direction of Ryerson’s board of directors, that the probability-weighted average of the financial forecasts and estimates referred to above would be achieved at the times and in the amounts projected. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

At the direction of Ryerson’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger. In rendering its opinion, UBS assumed, with the consent of Ryerson’s board of directors, that Rhombus Holding Corporation and Ryerson would comply with all the material terms of the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof.

In connection with rendering its opinion to Ryerson’s board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to Ryerson or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of Ryerson provided by the management of Ryerson in or underlying UBS’ analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analysis, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ryerson. Estimates of the financial value of companies do not purport to be appraisals or to reflect necessarily the prices at which companies may actually be sold.

The merger consideration was determined through negotiation between Ryerson’s board of directors and Rhombus Holding Corporation, and the decision to enter into the merger agreement was solely that of Ryerson’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by Ryerson’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Ryerson’s board of directors or management of Ryerson with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Ryerson’s board of directors in connection with its opinion relating to the merger. UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

Historical Stock Trading Analysis. UBS reviewed the historical trading prices for shares of Ryerson common stock for the period from December 12, 2006, the date prior to the filing of a Schedule 13D by Harbinger Capital Partners Master Fund I, Ltd. and its affiliates with respect to their ownership of Ryerson Common Stock (the “Harbinger 13D Date”), to July 23, 2007. UBS also reviewed the trading performance of Ryerson common stock for the one-year and three-year periods ending on July 23, 2007 and compared the relative trading performance of shares of Ryerson common stock to the S&P 500 Index and a composite of selected companies in the North American metals service center industry for the three-year period ending on July 23, 2007 and for the period from the Harbinger 13D Date to July 23, 2007. The composite of selected companies in the North American metals service center industry included Reliance Steel & Aluminum Co., Russel Metals Inc., A.M. Castle & Co., Olympic Steel, Inc. and Novamerican Steel Inc. The composite of selected companies excluded Novamerican Steel Inc. for the period after the announcement of its acquisition by Symmetry Holdings Inc. on June 22, 2007. UBS noted that for the period from the Harbinger 13D Date to July 23, 2007, the trading price of Ryerson common stock increased by 49% compared to increases for the S&P 500 Index and the composite of selected companies of 9% and 35%, respectively. For the three-year period ending on July 23, 2007, the trading price of Ryerson common stock increased by 126% compared to increases for the S&P 500 Index and the composite of selected companies of 39% and 179%, respectively.

Selected Companies Analysis. UBS compared selected financial information of Ryerson with corresponding information, to the extent publicly available, of the following selected publicly traded companies in the North American metal service center industry: Reliance Steel & Aluminum Co.; Russel Metals Inc.; A.M. Castle & Co.; and Olympic Steel, Inc.

UBS compared financial information and calculated various financial market multiples and ratios with respect to the selected companies based on information it obtained from SEC filings for historical information and consensus estimates provided by the Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts), and analyst research reports for forecasted information. The multiples and ratios for the selected companies and Ryerson were calculated using historical financial information as of March 31, 2007 on an as-reported basis and adjusted for one-time items. The multiples and ratios of the selected companies were calculated using common stock closing prices on July 23, 2007. The multiples and ratios of Ryerson were calculated based on (i) IBES consensus estimates and (ii) the weighted average scenario (“the Weighted Average Scenario”), which was calculated, at the direction of Ryerson management, by assigning probability-weights of one-third to each of the three projected cases provided by Ryerson management. The multiples and ratios of Ryerson were calculated using the $34.96 closing price of

Ryerson common stock on July 23, 2007 and the $34.50 per share consideration to be received by holders of Ryerson common stock in the merger. In addition, the multiples and ratios of Ryerson were calculated based on Ryerson management’s calculation of diluted shares of common stock as of May 31, 2007.

With respect to Ryerson and each of the selected companies, UBS reviewed, among other information:

•

the enterprise value, which was calculated as diluted equity value based on closing stock prices on July 23, 2007, plus book value of debt and minority interests, plus preferred stock at book value, less cash and cash equivalents, as a multiple of last twelve months, or LTM, EBITDA (earnings before interest, taxes, depreciation and amortization);

•	the enterprise value as a multiple of estimated EBITDA for calendar years 2007 and 2008;

•	the average for the five-year period ending July 23, 2007 of the enterprise value as a multiple of LTM EBITDA calculated on a daily basis;

•	the enterprise value as a multiple of LTM EBIT (earnings before interest and taxes); and

•	the enterprise value as a multiple of estimated EBIT for calendar years 2007 and 2008.

The results of these analyses are summarized in the following table:

	EV/EBITDA:			5-Year Average EV/LTM EBITDA	EV/EBIT:
	LTM	CY 2007E	CY 2008E		LTM	CY 2007E	CY 2008E
Selected Companies
Mean	7.5	7.0	6.5	5.7	8.4	8.4	7.5
Median	7.7	6.8	6.2	5.6	8.4	8.2	7.1
Range	6.4 to 8.2	5.9 to 8.6	5.6 to 7.9	4.8 to 6.7	7.5 to 9.5	7.4 to 9.5	7.0 to 8.6
Ryerson At July 23, 2007 Closing Price ($34.96)
IBES	9.1	7.9	7.8	7.2	11.0	10.2	10.0
Weighted Average Scenario	9.1	6.5	7.3	7.2	11.0	7.5	8.6
Ryerson at $34.50 merger consideration
IBES	9.0	7.8	7.7	7.2	10.9	10.1	10.0
Weighted Average Scenario	9.0	6.5	7.3	7.2	10.9	7.4	8.5

UBS noted that none of the selected companies is either identical or directly comparable to Ryerson and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Selected Precedent Transactions Analysis. UBS analyzed certain publicly available financial information relating to the following selected transactions in the North American metal service center industry:

Date Announced	Target	Acquirer
June 2007	Novamerican Steel Inc.	Symmetry Holdings Inc.
August 2006	Transtar Metals	A.M. Castle & Co.
February 2006	PNA Group Inc.	Platinum Equity, LLC.
January 2006	Earle M. Jorgensen Company	Reliance Steel & Aluminum Co.
June 2005	Chapel Steel Corp.	Reliance Steel & Aluminum Co.
May 2005	Metals USA, Inc.	Apollo Management LLP
December 2004	Edgen Corp.	Jefferies Capital Partners
October 2004	Integris Metals, Inc.	Ryerson Tull, Inc.
April 2003	Leroux Steel Inc.	Russel Metals Inc.
May 2001	Pitts-Des Moines Inc.	Reliance Steel & Aluminum Co.

For each of the selected transactions and for the merger, UBS calculated and compared the resulting enterprise value as a multiple of LTM sales, EBITDA and EBIT. Multiples for the selected transactions were based on publicly available information at the time of the relevant transaction and were adjusted for one-time items. Multiples for the merger were calculated based on Ryerson financial data on an as-reported basis, which were adjusted to exclude one-time items. Multiples were calculated using the $34.96 closing price of the Ryerson common stock on July 23, 2007 and the $34.50 per share consideration to be received by holders of Ryerson common stock in the merger.

The following table presents the results of this analysis:

	Enterprise Value as a Multiple of:
	LTM Sales	LTM EBITDA	LTM EBIT
Mean:	0.5	5.5	6.3
Median:	0.4	5.9	6.2
Range:	0.3 to 0.7	3.5 to 7.4	3.6 to 8.6
Ryerson at July 23, 2007 closing price ($34.96):	0.3	9.1	11.0
Ryerson at $34.50 merger consideration:	0.3	9.0	10.9

UBS noted that none of the selected precedent transactions is either identical or directly comparable to the merger and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

Discounted Cash Flow Analysis. UBS performed a discounted cash flow analysis to calculate the estimated present value as of March 31, 2007 of the stand-alone unlevered after tax free cash flows that Ryerson could generate during the last three quarters of fiscal year 2007 and fiscal years 2008 through 2011, based on the Weighted Average Scenario. UBS assumed discount rates ranging from 11.5% to 14.5%, calculated present values of unlevered free cash flows generated over the period described above and then added terminal values assuming terminal year enterprise value to LTM EBITDA multiples ranging from 5.5x to 7.0x discounted at the above referenced discount rates. UBS used balance sheet data as of March 31, 2007 to calculate the implied equity value per share. This analysis indicated an implied per share equity reference range for Ryerson common stock of approximately $27 to $42 per share.

Miscellaneous. UBS has acted as financial adviser to Ryerson’s board of directors in connection with the merger and will receive a fee for its services, a portion of which was payable upon delivery of UBS’ opinion and a significant portion of which is contingent upon consummation of the merger. Ryerson also agreed to pay UBS a termination fee if a sale transaction involving Ryerson is not completed prior to April 12, 2008. In addition, Ryerson agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of its counsel, and to indemnify UBS and related persons against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

In the past, UBS and its affiliates have provided investment banking services to Ryerson unrelated to the proposed merger, including having acted as a financial advisor and as a lead manager for debt and equity-linked financings, for which UBS and its affiliates received compensation. As of the date of UBS’ opinion, UBS or an affiliate was also a participant in a Ryerson credit facility for which it had received and was as of that date continuing to receive fees and interest payments. In addition, in the past, UBS and its affiliates have provided investment banking services to affiliates of the Platinum Companies, unrelated to the proposed merger, including having acted as a co-manager for debt financings, for which UBS and its affiliates received compensation. As of the date of UBS’ opinion, UBS was serving as a joint bookrunning lead manager for a proposed IPO of an affiliate of the Platinum Companies and expected to receive compensation in connection with that transaction. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Ryerson and/or affiliates of the Platinum Companies and, accordingly, may at any time hold a long or short position in such securities.

Ryerson’s board of directors selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Interests of Ryerson’s Directors and Executive Officers in the Merger

When considering the recommendation of Ryerson’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than the interests of Ryerson stockholders generally, pursuant to certain agreements between such directors and executive officers and Ryerson and certain company benefit plans. These interests may be different from, or in conflict with, your interests as a Ryerson stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Effect of Awards Outstanding Under Ryerson’s Stock Plans

From 1998 to January 2003, we granted stock options under our equity incentive plans. As of August 1, 2007, there were 1,414,879 shares of our common stock subject to stock options with an exercise price of less than $34.50 granted under our equity incentive plans to our current directors and executive officers. At the effective time of the merger, each outstanding option to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $34.50, if any, over the exercise price per share of each such option, multiplied by

•	the number of shares of common stock covered by such option.

The following table summarizes the vested options with exercise prices of less than $34.50 per share held by our directors and executive officers as of August 1, 2007 and the consideration that each of them will receive in connection with the cancellation of their options:

	No. of Shares Underlying Vested Options	Weighted Average Exercise Price of Vested Options	Total Consideration Resulting from Vested Stock Options
Directors
Jameson A. Baxter	19,590	$10.99	$460,561
Richard G. Cline	1,870	$21.84	$23,674
Russell M. Flaum	—	$—	$—
James A. Henderson	19,590	$10.99	$460,561
Gregory P. Josefowicz	19,590	$10.99	$460,561
James R. Kackley	—	$—	$—
Dennis J. Keller	—	$—	$—
Martha Miller de Lombera	800	$10.93	$18,856
Jerry K. Pearlman	10,750	$12.75	$233,813
Anré D. Williams	—	$—	$—

	No. of Shares Underlying Vested Options	Weighted Average Exercise Price of Vested Options	Total Consideration Resulting from Vested Stock Options
Executive Officers
Neil S. Novich	583,933	$14.40	$11,737,053
Jay M. Gratz	226,498	$14.37	$4,559,405
Gary J. Niederpruem	211,065	$13.65	$4,400,705
Anita J. Pickens	—	$—	$—
James H. Delaney	60,193	$13.53	$1,262,247
Steven E. Makarewicz	75,000	$11.11	$1,754,250
William Korda	42,000	$13.80	$869,400
M. Louise Turilli	—	$—	$—
Darell R. Zerbe	34,000	$6.63	$947,580
Terence R. Rogers	55,000	$10.65	$1,311,750
Lily L. May	55,000	$7.69	$1,474,550
Virginia M. Dowling	—	$—	$—

Totals	1,414,879	$13.31	$29,974,966

At the effective time of the merger, each outstanding restricted stock award granted under the Ryerson 2002 Incentive Stock Plan and other incentive stock plans and the portion of each outstanding restricted stock award granted to our directors under our Directors’ Compensation Plan that otherwise would vest at the end of the quarter in which the merger occurs, will fully vest and such awards will be canceled and converted into the right to receive $34.50 in the same manner as shares of our common stock.

The following table summarizes the unvested shares of restricted stock for quarters in 2007 held by our directors and executive officers as of August 1, 2007 and the consideration that each of them will receive in connection with such restricted shares (which, in the case of directors as explained in the preceding paragraph, equals $34.50 times one fourth of the shares of restricted stock granted to them in respect of their service for the 2007-2008 director term):

	No. of Shares of Restricted Stock	Resulting Consideration
Directors
Jameson A. Baxter	380	$13,110
Richard G. Cline	380	$13,110
Russell M. Flaum	380	$13,110
James A. Henderson	380	$13,110
Gregory P. Josefowicz	380	$13,110
James R. Kackley	380	$13,110
Dennis J. Keller	380	$13,110
Martha Miller de Lombera	380	$13,110
Jerry K. Pearlman	380	$13,110
Anré D. Williams	380	$13,110

Executive Officers
Neil S. Novich	15,000	$517,500
Jay M. Gratz	16,700	$576,150
Gary J. Niederpruem	5,000	$172,500
James H. Delaney	3,000	$103,500
Steven E. Makarewicz	5,000	$172,500
M. Louise Turilli	10,000	$345,000
Terence R. Rogers	1,670	$57,615
Virginia M. Dowling	8,170	$281,865

Totals	68,340	$2,357,730

Beginning in January 2004, the Company began issuing performance awards under its equity incentive plans. These performance awards generally provide for four-year cliff vesting. Our executive officers will have their performance awards canceled in exchange for a cash payment in the amount provided by the applicable underlying award agreement and, if applicable, by any of Ryerson’s severance or similar plans or agreements. The following table summarizes, assuming that the merger occurs prior to December 31, 2007, the estimated resulting consideration for performance awards that each of our executive officers will receive pursuant to the merger agreement:

Estimated Resulting Consideration from Performance Awards
Executive Officers
Neil S. Novich	$11,734,313
Jay M. Gratz	$4,201,238
Gary J. Niederpruem	$4,201,238
Anita J. Pickens	$258,750
James H. Delaney	$1,202,325
Steven E. Makarewicz	$1,377,413
William Korda	$1,133,325
M. Louise Turilli	$258,750
Darell R. Zerbe	$1,133,325
Terence R. Rogers	$937,753
Lily L. May	$937,753
Virginia M. Dowling	$937,753

Director Cash Retainers

Under our Directors’ Compensation Plan, cash retainers for service on our board of directors generally are paid quarterly in arrears. The cash retainer payments to be made at the end of any quarter will become payable immediately upon the consummation of a change in control, including consummation of the merger. The following table summarizes the cash retainer and chair fees, if applicable, that would become payable to each of our directors by reason of this acceleration (which, as explained in the preceding sentence, equals one fourth of the cash retainer otherwise payable to them in respect of 2007-2008) assuming that the merger occurs in the fourth quarter 2007:

Resulting Consideration(1)
Directors
Jameson A. Baxter	$17,500
Richard G. Cline	$15,000
Russell M. Flaum	$15,000
James A. Henderson	$16,500
Gregory P. Josefowicz	$15,000
James R. Kackley	$15,000
Dennis J. Keller	$15,000
Martha Miller de Lombera	$15,000
Jerry K. Pearlman	$16,500
Anré D. Williams	$15,000

(1)

The amounts shown represent the aggregate dollar amount of fees paid for the cash retainer and chair fees scheduled for fourth quarter 2007, and exclude any amount attributable to special meetings fees. Amounts shown would be earned in cash, but in some instances are paid in shares or deferred at the election of each director, as follows: Mrs. Baxter and Mr. Williams have elected to take stock in lieu of cash for the cash portion of their director fees; Mr. Henderson has elected to defer 50% of his cash pay; and Mr. Pearlman has deferred his cash pay. Fees deferred are credited as Company common stock equivalents with dividend equivalents or as a deferred cash account that earns interest at the prime rate in effect from time to time at JPMorgan Chase & Co. (or its successor). Effective as of the consummation of the merger, all amounts credited under the plan as common stock equivalents will instead be credited to the deferred cash account at a value of $34.50 per share.

Annual Incentive Plan

In the event of a change in control (including consummation of the merger), our Annual Incentive Plan will remain in full force and effect for the remainder of the calendar year in which the change in control occurs, and each participant (including each executive officer) will receive an award for that calendar year at least equal to his or her target award under the plan for the year, pro-rated to the date on which the participant ceases to be an employee, regardless of whether awards would otherwise have been payable under the plan for the year and regardless of whether the participant was an employee at the end of the year.

The following table sets forth the target award for 2007 of each executive officer under the Annual Incentive Plan:

2007 Target Bonus Amount
Executive Officers
Neil S. Novich	$850,000
Jay M. Gratz	$393,975
Gary J. Niederpruem	$393,975
Anita J. Pickens	$180,000
James H. Delaney	$154,084
Steven E. Makarewicz	$201,000
William Korda	$119,250
M. Louise Turilli	$201,000
Darell R. Zerbe	$127,462
Terence R. Rogers	$108,923
Lily L. May	$108,923
Virginia M. Dowling	$72,101

Nonqualified Savings Plan

In the event of a change in control (including consummation of the merger), all benefits accrued as of the date of the change in control under our Nonqualified Savings Plan will become distributable to participants at the time and in the manner otherwise provided under the terms of the plan as in effect on the day immediately preceding the change in control (i.e., generally following termination of employment). The following table summarizes, as of August 1, 2007, the value of the vested amounts credited to each executive officer under the plan (assuming for this purpose that, to the extent the credited amount is deemed invested in common stock equivalents, a value of $34.50 per share):

Value of Vested Account
Executive Officers
Neil S. Novich	$1,271,486
Jay M. Gratz	$832,852
Gary J. Niederpruem	$407,876
Anita J. Pickens	$—
James H. Delaney	$103,393
Steven E. Makarewicz	$172,971
William Korda	$20,349
M. Louise Turilli	$—
Darell R. Zerbe	$167,670
Terence R. Rogers	$16,966
Lily L. May	$26,370
Virginia M. Dowling	$4,831

Effective as of the consummation of the merger, all amounts credited under the plan as common stock equivalents will instead be credited to a deferred cash account at a value of $34.50 per share.

Funding of Certain Benefits

Within one day after the consummation of the merger, we will contribute $3.5 million to our Change in Control Severance Trust (a grantor trust whose assets will remain subject to any claims of our general creditors) to help ensure that we will be able to fund our existing obligations to pay deferred compensation under our Directors’ Compensation Plan. Under that plan, our nonemployee directors may defer payment of all or any portion of their fees into company common stock equivalents or into a deferred cash account, and deferred amounts become payable after the director leaves the board. Effective as of the consummation of the merger, all amounts credited under the plan as common stock equivalents will instead be credited to the deferred cash account at a value of $34.50 per share. The deferred amounts payable under the plan will not otherwise increase or vest by reason of the merger. We will contribute an additional $5 million to the trust in advance of the special meeting. Those funds will be available to reimburse executive officers and directors for any legal fees and expenses incurred in enforcing their rights to certain other change in control and severance benefits to which they are entitled.

Executive Change in Control Agreements

Ryerson’s change in control agreements are “double-trigger” agreements; each of the named executive officers and a limited group of other senior executives have such agreements. These agreements for the named executive officers provide specified compensation and benefits to the executives if the “double-trigger” conditions are met; that is, both (1) a change in control or a potential change in control occurs, and (2) the Company terminates the executive’s employment or the executive resigns for “good reason” within 24 months (36 months in the case of Messrs. Novich, Gratz and Niederpruem) after the month in which a change in control or potential change in control occurs (or the executive is terminated at the request of a potential acquirer and a change in control or potential change in control occurs within the 12 months following the termination). The consummation of the merger constitutes a change in control, and the execution of the merger agreement constituted a potential change in control, under the change in control agreements.

The change in control agreements impose a post-termination confidentiality and a non-compete and non-solicitation period on the executive. If an executive becomes entitled to benefits under these change in control agreements, the agreements limit or reduce any benefits that the executive may be entitled to receive under other Ryerson plans and the executive’s other agreements with Ryerson. If a termination occurs under the change in control agreement, the non-compete provisions of the change in control agreement supersede non-compete provisions in any other severance plan, employment/severance agreement or other agreement with Ryerson.

As noted above, benefits are payable under these change in control agreements only if Ryerson terminates the executive’s employment or the executive resigns for “good reason” (diminution of responsibilities, compensation or benefits or a significant relocation of the executive’s principal place of business; and for Mr. Novich only, ceasing to be the chief executive officer of a public company) within 24 months (36 months in the case of Messrs. Novich, Gratz and Niederpruem) after the month in which a change in control or potential change in control occurs (or the executive is terminated at the request of a potential acquirer and a change in control or potential change in control occurs within 12 months of the termination) and the executive complies with the non-compete provisions of the agreement, with the following exceptions:

•

if the executive is terminated for cause, the executive receives his or her base salary to the date his or her employment terminates, plus amounts to which he or she is entitled under any of our compensation plans;

•

if the executive dies or retires, the executive receives benefits consistent with our general policies applicable to salaried employees, but no additional benefits are payable under the change in control agreement; and

•

if the executive becomes disabled after a change in control, the executive receives no additional benefits under the change in control agreements but receives salary and benefit continuation under our benefit and compensation plans applicable to salaried employees until employment terminates, at which time the executive receives benefits consistent with our general retirement, insurance and other compensation programs.

Benefits payable to our executive officers under these change in control agreements are as follows (provided that there will be no duplication of benefits provided under the terms of any of our compensation and benefit plans):

•

Severance payments equal to two times (three times in the case of Messrs. Novich, Gratz and Niederpruem) the sum of (1) current annual base salary, plus (2) the higher of (a) the average annual cash incentive bonus paid for the five years before terminating employment (excluding any years in which the bonus was zero), or (b) the executive’s target award under our Annual Incentive Plan for the year in which employment terminates, payable in a lump sum payment six months after the date of termination of employment (or sooner if permitted under applicable rules promulgated under the Code).

•

Cash payments of any earned but unpaid allocations, awards, or rights under our annual incentive or other incentive compensation plans, plus a cash bonus for the year in which the change in control event occurs, paid at target times base salary at the date of termination, prorated to the date of termination.

•	Shares or cash equal to the value of outstanding stock options granted under our incentive stock plans.

•	To the extent not otherwise vested, full vesting in any restricted shares issued under our incentive stock plans.

•

For performance awards, cash payment equal to the value of any outstanding awards at the greater of target or actual performance, prorated for the months elapsed in the performance period (rounded up to the next multiple of twelve if not already such a multiple).

•	Life, long-term disability, medical and dental insurance as provided under our general insurance programs for 24 months (36 months in the case of Messrs. Novich, Gratz and Niederpruem).

•

A lump sum cash payment equal to two years of additional accrued benefits (three years in the case of Messrs. Novich, Gratz and Niederpruem) calculated under the methodology in our pension and supplemental pension plan for those executives meeting certain age and service criteria at the date of termination of employment. Mr. Novich is the only one of the executive officers who benefits from this provision as of August 1, 2007.

•

Credit for two additional years (three years in the case of Messrs. Novich, Gratz and Niederpruem) of age and service for purposes of determining eligibility for retiree health and life insurance benefits. Mr. Novich is the only executive officer who benefits from the additional age and service credit as of August 1, 2007; the additional age and service credit would make Mr. Novich eligible for those benefits.

•	Legal fees and expenses incurred by the executive to enforce rights granted by the change in control agreements and in certain tax proceedings.

•	Financial advisory services similar to those provided currently to our executives for two years (three years in the case of Messrs. Novich, Gratz and Niederpruem).

•	Outplacement services.

•

If the aggregate present value of change in control benefits (calculated under Section 280G of the Code) exceeds by 15% or more an amount equal to three times the executive’s “base amount” under Section 280G of the Code, an additional gross-up amount that, after payment of all taxes, is equal to any federal excise tax imposed under Section 4999 of the Code by reason of the benefits. If the executive’s benefits exceed three times the executive’s “base amount” by less than 15%, the executive’s benefits are reduced by the amount necessary to fall below the three times “base amount” threshold; the executive is then not subject to excise tax. We will not be entitled to a federal income tax deduction for any benefits subject to the excise tax or any additional gross-up payments.

Estimated Value of Change in Control Benefits

The table below shows the estimated amount of potential benefits payable to our executive officers based on an assumed termination date of November 1, 2007 (assuming the termination date is after the change in control) and assuming the executive’s employment was terminated at that time by Ryerson other than for cause or by the executive for good reason. Certain of the payments (those made in respect of options, restricted stock and performance awards and payments under our Annual Incentive Plan) have already been quantified above.

These amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the executive following completion of the merger, or the actual costs of or value of health and welfare benefits or perquisites following completion of the merger, which will only be known if and when the individual becomes eligible for payment due to job termination after completion of the merger. Factors that affect the calculation of amounts payable under these agreements include date of completion of the merger; date of termination; interest rates then in effect; actual performance goal attainment levels; Internal Revenue Service regulations, including excise taxes imposed by Section 4999 of the Code; our costs of providing health care, insurance, financial counseling and outplacement services to terminated executives; and certain other assumptions used in the calculation.

Termination by the Company Other Than for Cause, Retirement or Disability,

Termination by the Executive for Good Reason

(assuming November 1, 2007 termination date)

Name	Severance Amount(1)	Prorata Target Bonus Payment(2)	Early Vesting of Stock Options	Early Vesting of Restricted Stock(3)	Performance Stock Unit Awards(4)	Additional Retirement Benefit(5)	Welfare and Other Benefits(6)	Outplacement	Excise Tax & Tax Gross-up	Aggregate Payments
Neil S. Novich	$5,100,000	$708,333	$0	$517,500	$11,734,313	$117,216	$168,038	$25,000	$0	$18,370,400
Jay M. Gratz	$2,757,825	$328,313	$0	$576,150	$4,201,238	$0	$80,550	$25,000	$0	$7,969,076
Gary J. Niederpruem	$2,757,825	$328,313	$0	$172,500	$4,201,238	$0	$84,300	$25,000	$0	$7,569,176
Anita J. Pickens	$960,000	$150,000	$0	$0	$258,750	$0	$52,100	$25,000	$0	$1,445,850
James H. Delaney	$868,471	$128,403	$0	$103,500	$1,202,325	$0	$52,100	$25,000	$0	$2,379,799
Steven E. Makarewicz	$1,072,013	$167,502	$0	$172,500	$1,377,413	$0	$56,900	$25,000	$0	$2,871,328
William Korda	$768,488	$99,374	$0	$0	$1,133,325	$0	$52,100	$25,000	$324,950	$2,403,237
M. Louise Turilli	$1,072,000	$167,500	$0	$345,000	$258,750	$0	$52,100	$25,000	$472,173	$2,392,523
Darell R. Zerbe	$833,949	$106,218	$0	$0	$1,133,325	$0	$52,100	$25,000	$356,353	$2,506,945
Terence R. Rogers	$711,941	$90,770	$0	$57,615	$937,753	$0	$52,100	$25,000	$299,664	$2,174,843
Lily L. May	$701,951	$90,770	$0	$0	$937,753	$0	$52,100	$25,000	$309,069	$2,116,643
Virginia M. Dowling	$556,211	$60,085	$0	$281,865	$937,753	$0	$52,100	$25,000	$286,585	$2,199,599
Totals	$18,160,674	$2,425,581	$0	$2,226,630	$28,313,936	$117,216	$806,588	$300,000	$2,048,794	$54,399,419

(1)	This amount represents severance payments equal to two times (three times for Messrs. Novich, Gratz and Niederpruem) the sum of (a) the executive’s current annual base salary, and (b) the greater of (i) the average annual amount of the annual incentive award paid to the executive in the five years before terminating employment (excluding any year in which the bonus was zero), such average annual amount calculated by aggregating all annual incentive awards paid with respect to the five years and dividing the aggregate amount by the number of years for which such an award was actually paid to the executive, or (ii) the executive’s target award under our Annual Incentive Plan.

(2)	This amount represents the payment of the annual cash incentive for the year in which the termination of employment would occur based on each executive’s target award percentage and annual base salary then in effect.

(3)	These awards will become vested immediately upon a change of control. The amount shown represents the value of all of the unvested shares assuming a price of $34.50 per share.

(4)	These awards will become vested and paid immediately upon a change of control. This amount represents the payout of all outstanding performance stock unit awards, on a prorated basis (to reflect the number of months completed in the performance period at November 1, 2007 rounded up to the next highest multiple of 12), at the greater of the 100% target or actual performance attainment payout level based on the $34.50 per share in cash to be paid as merger consideration.

(5)	The change in control agreements generally provide for a lump-sum payment based on additional age and service credits under the supplemental pension plans of 36 months for Messrs. Novich, Gratz and Niederpruem and 24 months for the other executive officers. By reason of the age of the executives and the service already credited to them under the plans, Mr. Novich is the only named executive officer who will be eligible for this cash payment as of November 1, 2007.

(6)	This includes amounts for various post-termination benefits and perquisites based on historical usage levels.

Indemnification and Insurance

The merger agreement provides that Parent will cause the surviving corporation in the merger, and Parent and the surviving corporation agree, to indemnify the present and former directors and officers of Ryerson for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by law, and Parent will cause the surviving corporation to promptly advance expenses as incurred to the fullest extent permitted by law.

The merger agreement also provides that, for a period of six years after the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that were set forth in the Company’s organizational documents as of the date of the merger agreement. Prior to the effective time, Ryerson may purchase or, at or after the effective time, Parent may cause the surviving corporation to purchase, a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time providing substantially equivalent benefits as the current policies maintained by Ryerson. If Parent or Ryerson do not purchase such a “tail” policy, then Parent will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of substantially the same coverage containing terms and conditions that are no less advantageous to the insured. In satisfying its obligations, the surviving corporation is not obligated to pay an annual amount in the aggregate in excess of 300% of the last annual premium paid by Ryerson prior to the date of the merger agreement, in which case the surviving corporation agrees to obtain a policy offering the greatest coverage available for a cost not to exceed such amount.

Post Merger Employment Arrangements

Platinum has indicated a desire to retain certain members of senior management after the consummation of the merger. While preliminary discussion of general terms of employment have taken place between Platinum and these managers, as of the date of this proxy statement, the parties have not reached agreement on any employment arrangements, nor have they entered into any employment agreements or similar contracts. Consummation of the merger is not conditioned on management entering into employment arrangements with Platinum.

Appraisal Rights

Holders of Ryerson common stock or preferred stock who dissent and do not approve the merger are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the Delaware General Corporation Law, as in effect on the date the parties entered into the merger agreement, or Section 262 of the DGCL, will be entitled to receive payment of the fair value of their shares in cash from Ryerson, as the surviving corporation in the merger.

ANY RYERSON STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

The record holders of the shares of Ryerson common stock or preferred stock that elect to exercise their appraisal rights with respect to the merger are referred to herein as “Dissenting Stockholders,” and the shares of Ryerson common stock or preferred stock with respect to which they exercise appraisal rights are referred to herein as “Dissenting Shares.” If a Ryerson stockholder has a beneficial interest in shares of Ryerson common stock or preferred stock that are held of record in the name of another person, such as a broker or nominee, and such Ryerson stockholder desires to perfect whatever appraisal rights such beneficial Ryerson stockholder may have, such beneficial Ryerson stockholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

A VOTE IN FAVOR OF THE MERGER BY A RYERSON STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, Ryerson stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from Ryerson, as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a common or preferred stockholder of Ryerson in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. We advise any Ryerson stockholder considering demanding appraisal to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of Ryerson common stock or preferred stock as to which Ryerson appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective date of the merger.

While Ryerson stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the approval of the merger, a vote in favor of approval of the merger will result in a waiver of the holder’s right to appraisal rights. Ryerson stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to Ryerson, before the taking of the vote on the merger, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs Ryerson of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger shall not constitute such a demand. Please see the discussion below under the heading “—Written Demands” for additional information regarding written demand requirements.

Within ten (10) days after the effective time of the merger, Ryerson, as the surviving corporation, must provide notice of the date of effectiveness of the merger to all Ryerson stockholders who have not voted for approval of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A Ryerson stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Telephone: (773) 762-2121

Attn: Investor Relations

Within 120 days after the effective date of the merger, any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from Ryerson, as the surviving corporation, a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received by Ryerson, and the aggregate number of holders of those shares. This statement must be mailed to the Dissenting Stockholder within ten (10) days after the Dissenting Stockholder’s written request has been received by Ryerson, as the surviving corporation, or within ten (10) days after the date of the effective date of the merger, whichever is later.

Within 120 days after the effective date of the merger, either Ryerson, as the surviving corporation, or any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of each share of Ryerson stock of all Dissenting Stockholders. If a petition for an appraisal is timely filed by a stockholder and a copy of the petition is delivered to Ryerson, as the surviving corporation, the surviving corporation will then be obligated, within twenty (20) days after receiving service, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of any Dissenting Stockholders with whom agreements as to the value of their shares have not been reached.

After giving notice to the Dissenting Stockholders, the Delaware Court of Chancery will conduct a hearing upon the petition, and determine those stockholders that have complied with Section 262 of the DGCL and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the Dissenting Stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any Dissenting Stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to appraisal rights, the Delaware Court of Chancery will appraise the shares of Ryerson common stock or preferred stock owned by those stockholders by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the fair rate of interest to be paid, if any, on the amount determined to be the fair value. When fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest, if any, by the surviving corporation to the stockholders entitled to appraisal rights, upon surrender to the surviving corporation of the certificates representing those shares.

If no petition for appraisal is filed with the Delaware Court of Chancery by Ryerson, as the surviving corporation, or any Dissenting Stockholder within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration paid in the merger on the same basis as other Ryerson stockholders. Inasmuch as Ryerson, as the surviving corporation, has no obligation to file a petition, any Ryerson stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Ryerson stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder that has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Ryerson common stock or preferred stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the Ryerson common stock or preferred stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty (60) days after the effective time of the merger, any Dissenting Stockholder will have the right to submit a written withdrawal of the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which Ryerson common stock and preferred stock is converted in the merger. After this sixty (60) day period, a Dissenting Stockholder may withdraw the stockholder’s demand for appraisal only with the written consent of Ryerson or Parent and the approval of the Delaware Court of Chancery.

Written Demands

When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform Ryerson of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for the Ryerson common or preferred stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If Ryerson common stock or preferred stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Ryerson common stock or preferred stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds Ryerson common stock or preferred stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Ryerson common stock or preferred stock held for all or less than all beneficial owners of the Ryerson stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Ryerson common stock or preferred stock covered by the demand. Where the number of shares of Ryerson common stock or preferred stock is not expressly stated, the demand will be presumed to cover all shares of Ryerson common stock or preferred stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

Ryerson stockholders considering whether to seek appraisal should bear in mind that the fair value of their Ryerson common stock or preferred stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, Ryerson and Parent reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the Ryerson common stock or preferred stock is less than the value of the merger consideration to be issued in the merger.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. Ryerson stockholders wishing to dissent and to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Sub, a wholly owned subsidiary of Parent and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned subsidiary of Parent. Our certificate of incorporation and by-laws, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and by-laws of Ryerson, as the surviving corporation in the merger, each until thereafter amended as provided by law.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock and preferred stock, other than treasury shares, shares owned by Parent, Sub or any of their direct or indirect wholly owned subsidiaries, and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $34.50 in cash, without interest and less any applicable withholding tax. Treasury shares and shares owned by Parent, Sub or any of their direct or indirect wholly owned subsidiaries will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock and preferred stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder thereof will cease to have any rights as a stockholder, except the right to receive $34.50 per share in cash, without interest and less applicable withholding tax (other than stockholders who have perfected their appraisal rights).

Treatment of Stock Options and Other Equity-Based Awards

As of August 1, 2007, there were 1,478,356 shares of our common stock subject to stock options with an exercise price of less than $34.50 granted under our equity incentive plans. At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $34.50, if any, over the exercise price per share of each such option, multiplied by

•	the number of shares of common stock covered by such option.

At the effective time of the merger, each outstanding restricted stock award granted under the Ryerson 2002 Incentive Stock Plan and other incentive stock plans and the portion of each outstanding restricted stock award granted to our directors under our Directors’ Compensation Plan that otherwise would vest at the end of the quarter in which the merger occurs, will fully vest and such awards will be canceled and converted into the right to receive $34.50 in the same manner as shares of our common stock.

Also at the effective time of the merger, each performance award granted under our 2002 Incentive Stock Plan will be canceled in exchange for a cash payment in the amount provided by the applicable underlying award agreement and, if applicable, by any of Ryerson’s incentive, employment, severance or similar plans or agreements.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Parent and us and specified in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the second business day after the later to occur of (i) the first date upon which all conditions to our obligations to consummate the merger are satisfied and (ii) October 3, 2007 (or such earlier date as Parent may designate by written notice to the Company delivered at least two business days prior thereto). We currently anticipate the merger to be completed later this year.

Delisting and Deregistration of Ryerson Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act. Following the completion of the merger, Ryerson will no longer be an independent public company.

Certain Projections

Ryerson does not, as a matter of course, publicly disclose multi-year projections of future revenues, earnings or other results. However, in connection with the sale process and review by potential buyers, including Platinum, and in the course of the negotiations between Ryerson and Platinum and Ryerson and other bidders, Ryerson provided Platinum and the other potential buyers with certain non-public business and financial information about Ryerson. The information provided to Platinum and other potential buyers included projections under three different scenarios for fiscal years 2007 through 2011 that were internally referred to as Case I, Case II and Case III. Case I was prepared in March 2007 for inclusion in the confidential information memorandum Ryerson prepared for potential buyers in connection with Ryerson’s review of strategic alternatives and is based on Ryerson’s January 2007 financial projections. Case I assumes, among other things, organic growth in Ryerson’s businesses in excess of overall growth in metals consumption, significant additional growth through acquisitions and additional international investments and joint ventures, and continued improvement in overall operational performance. The projections in Case I did not include a cyclical economic downturn and were updated to reflect additional assumed improvements in financial performance from further inventory reductions, higher stainless steel prices, lower overall operating expenses and successful implementation of restructuring projects underway at certain distribution center locations. Case II was also prepared in March 2007 for inclusion in the confidential information memorandum and is the same as Case I, but excludes growth through acquisitions and through additional international investments and joint ventures. Case III was prepared in June 2007, is based on Case I and assumes, among other things, an economic downturn begins in 2008 and continues through 2010 with recovery beginning in 2011 and a corresponding reduction in expenses associated with lower sales volumes, but does not include any growth from acquisitions or additional international investments or joint ventures. The projections in Case III were also updated from the projections in Case I to reflect Ryerson’s actual financial performance for the quarter ended March 31, 2007 and negative industry trends in metals shipping volume reflected in Ryerson’s performance in the second quarter of 2007 through mid-June 2007. We are including these projections in this proxy statement to give our stockholders access to certain non-public information considered by Platinum and its advisors for purposes of considering and evaluating the merger. Ryerson also provided its financial advisor with these projections and a weighted average of these projections based on a one-third probability each for each of Case I, Case II and Case III. This weighting reflected management’s and the board of directors’ assessment of the appropriate weighting of the likelihood of such scenarios, and the board of directors directed its financial advisor to use this weighted average scenario in connection with its financial analysis of the merger consideration. See “—Background to the Merger.” These projections do not give effect to the merger.

	2007	2008	2009	2010	2011	CAGR
Case I
Tons	3,336	3,619	3,895	4,165	4,445	7.4%
Revenue ($)	6,937	7,074	7,695	8,325	8,963	6.6%
EBITDA ($)	323	360	407	459	507	11.9%
EBIT ($)	283	320	367	419	467	13.3%
Net Income ($)	140	182	213	248	286	19.6%
EPS	4.25	5.58	6.60	7.72	8.95	20.5%

Case II
Tons	3,357	3,479	3,615	3,748	3,885	3.9%
Revenue ($)	6,937	6,747	7,042	7,345	7,655	2.5%
EBITDA ($)	323	331	355	382	406	5.9%
EBIT ($)	283	291	315	342	366	6.6%
Net Income ($)	140	163	183	205	229	13.1%
EPS	4.25	4.98	5.62	6.34	7.11	13.7%

Case III
Tons	3,295	2,881	2,910	2,939	3,362	0.5%
Revenue ($)	6,822	5,291	5,001	5,051	6,512	-1.2%
EBITDA ($)	316	215	199	197	318	0.2%
EBIT ($)	276	175	159	157	278	0.2%
Net Income ($)	131	89	86	90	163	5.6%
EPS	4.20	2.86	2.77	2.89	5.25	5.7%

Weighted Average
Tons	3,322	3,326	3,473	3,617	3,897	4.1%
Revenue ($)	6,899	6,371	6,579	6,907	7,710	2.8%
EBITDA ($)	321	302	320	346	410	6.4%
EBIT ($)	281	262	280	306	370	7.2%
Net Income ($)	137	145	161	181	226	13.3%
EPS	4.23	4.47	5.00	5.65	7.10	13.8%

In preparing the projections, the Company made a number of assumptions, and no assurances can be given that these assumptions will accurately reflect future conditions. Although presented with numerical specificity, projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Ryerson’s management, as well as changes to the business, financial condition or results of operations of Ryerson, including the factors described under “Forward-Looking Statements,” beginning on page 11, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. You should review our most recent SEC filings for a description of risk factors with respect to our business. See “Where You Can Find More Information” beginning on page 66.

The projections were not prepared with a view toward public disclosure or complying with generally accepted accounting principles, or to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, Ryerson’s management. The inclusion of the projections in this proxy statement should not be regarded as an indication that such projections will be predictive of actual future results, and the projections should not be relied upon as such. No representation is made by Ryerson or Parent or their respective affiliates or representatives to any security holder of Ryerson regarding the ultimate performance of Ryerson compared to the information contained in the projections. Ryerson does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the merger to U.S. stockholders of Ryerson whose shares of Ryerson common stock or preferred stock are exchanged for cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who do not hold their shares of Ryerson common stock or preferred stock as capital assets or who are subject to special rules, including: U.S. expatriates, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. dollar, stockholders who hold their shares of Ryerson common stock or preferred stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Ryerson common stock or preferred stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger. The receipt of cash in exchange for Ryerson common stock or preferred stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Ryerson common stock or preferred stock exchanged for cash in the merger. Such gain or loss will be long-term capital gain or loss if the stockholder’s holding period for those shares of Ryerson common stock or preferred stock exceeds one year at the time of the merger. Capital gains recognized by an individual upon a disposition of a share of Ryerson common stock or preferred stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Ryerson common stock or preferred stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Information Reporting and Backup Withholding. Payments made to a stockholder whose shares of Ryerson common stock or preferred stock are exchanged for cash pursuant to the merger are subject to information reporting and to backup withholding unless: (i) the stockholder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the stockholder provides a correct taxpayer identification number, and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

HSR Act

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. Ryerson and Parent each filed on August 3, 2007 a notification and report form pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information, 30 days after Ryerson and Parent have substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). At any time before the effective time of the merger, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Ryerson or Parent or to impose restrictions on the operations of the combined company post closing. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger. Under the merger agreement, subject to certain conditions and limitations, Ryerson and Parent have agreed to use their reasonable best efforts to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act.

Competition Act

The merger exceeds the thresholds for mandatory pre-merger notification under Part IX of the Competition Act (Canada). As such, a notification must be made either on the basis of a short-form filing (in respect of which there is a 14 day statutory waiting period) or a long-form filing (in respect of which there is a 42 day statutory waiting period). The decision as to whether to make a short-form or long-form filing is at the discretion of the parties. If a short-form filing is made, the Commissioner of Competition may, within the 14 day waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 42 days following receipt of the long-form filing.

A merger that is subject to pre-merger notification may not be completed until the applicable statutory waiting period has expired. However, the Commissioner of Competition’s review of such a merger may take longer (or, in some cases, less time) than the statutory waiting period. Upon completion of the Commissioner of Competition’s review of a merger, the Commissioner of Competition may decide to:

(a)	challenge the merger, if the Commissioner of Competition concludes that it is likely to substantially lessen or prevent competition, and seek an order of the Competition Tribunal: (i) prohibiting the completion of the merger on an interim or permanent basis if the parties insist on proceeding with it without addressing the Commissioner of Competition’s concerns; (ii) requiring the divestiture of shares or assets or the dissolution of the merger, if it has been completed; and (iii) with the consent of the person against whom the order is directed, requiring that person to take any other action;

(b)	issue a letter (a “No Action Letter”) or an advisory opinion (either with or without a waiver of the obligation on the part of the parties to submit a pre-merger notification to the Commissioner of Competition) stating that the Commissioner of Competition is of the view that grounds do not exist to initiate proceedings in respect of the merger before the Competition Tribunal under the merger provisions of the Competition Act at the then current time but that the Commissioner of Competition retains the authority to do so for three years after substantial completion of the merger; or

(c)	issue an advance ruling certificate (an “ARC”) in respect of the merger, which would effectively exempt the merger from pre-merger notification or, where a notification has already been made, terminate the applicable waiting period. Where an ARC is issued and the merger to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner of Competition cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the merger solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

The parties will seek an ARC or, in the alternative, a No Action Letter from the Commissioner of Competition. Completion of the merger is subject to the expiration, waiver or termination of the applicable waiting period under the Competition Act. There can be no assurance that the merger will not be challenged under the Competition Act or, if such challenge is made, that the challenge will not be successful. Under the merger agreement, subject to certain conditions and limitations, Ryerson and Parent have agreed to use their reasonable best efforts to take all actions necessary to comply with Part IX of the Competition Act.

Legal Proceedings Regarding the Merger

The Company, the members of our board of directors, Parent and Sub have been named as defendants in a purported class action lawsuit brought by Sidney A. Brumitt and Kathleen B. Leffew in the Circuit Court of Cook County, Illinois. Plaintiffs allege breach of fiduciary duty by the individual directors in connection with the acquisition contemplated by the merger agreement, and aiding and abetting liability on the part of the Company, Parent and Sub. Plaintiffs seek certain equitable relief, including enjoining the acquisition, attorney’s fees and other costs.

The Company and the members of our board of directors have been named as defendants in a purported class action lawsuit brought by L.A. Murphy in the Circuit Court of Cook County, Illinois. Plaintiff alleges breach of fiduciary duty by defendants in connection with the transaction contemplated by the merger agreement. Plaintiff seeks certain equitable relief, including enjoining the acquisition, attorney’s fees and other costs.

The Company and the members of our board of directors have also been named as defendants in a purported class action lawsuit brought by James A. Pierce in the Circuit Court of Cook County, Illinois. Plaintiff alleges breach of fiduciary duty by defendants in connection with the transaction contemplated by the merger agreement. Plaintiff seeks certain equitable relief, including enjoining the acquisition, attorney’s fees and other costs.

The three putative shareholder class actions described above have been consolidated and are proceeding in the Chancery Division of the Circuit Court of Cook County, Illinois before Judge James Henry. We and our board of directors believe that the suits are without merit and intend to vigorously defend our positions in these matters.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The representations and warranties described below and included in the merger agreement were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by Ryerson and Parent in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Ryerson and Parent rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Ryerson or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the Securities and Exchange Commission for information regarding Ryerson and its business. See “Where You Can Find More Information” beginning on page 66.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Parent and us and specified in the certificate of merger. The filing of the certificate of merger will occur on the date of closing, which will take place not later than the second business day after the later to occur of (i) the first date upon which all conditions to our obligations to consummate the merger are satisfied and (ii) October 3, 2007 (or such earlier date as Parent may designate by written notice to the Company delivered at least two business days prior thereto, or such other time as may agreed to by Parent, Sub and the Company).

Conversion of Shares; Procedures for Exchange of Certificates

Except for shares held by us as treasury stock, shares owned by Parent, Sub or any of their direct or indirect wholly owned subsidiaries and shares for which appraisal rights have been duly exercised under Section 262 of the DGCL, shares of our common stock and preferred stock outstanding immediately prior to the effective time of the merger shall be converted into the right to receive $34.50 in cash, without interest.

Each share of common stock and preferred stock held by us as treasury stock, or any such shares owned by Parent, Sub or any of their direct or indirect wholly owned subsidiaries shall be canceled and no payment will be made with respect to such shares. Immediately prior to the effective time of the merger, each share of Sub issued and outstanding shall be converted into one share of common stock of Ryerson as the surviving corporation in the merger.

Parent will deliver, or cause to be delivered, in trust, to The Bank of New York, as paying agent, or another paying agent mutually acceptable to Parent and the Company, for the benefit of the holders of shares of our common stock and preferred stock converted into the right to receive the merger consideration at the effective time of the merger, sufficient funds for timely payment of the aggregate merger consideration with respect to such shares. Promptly after the effective time of the merger, Parent will cause the paying agent to send a letter of transmittal and instructions to each holder of shares of our common stock and preferred stock converted into the right to receive the merger consideration for use in the exchange of such shares for the merger consideration. After holders of shares surrender the applicable certificates or book-entry shares and properly complete and execute transmittal materials to the paying agent, the surrendered certificates or book-entry shares will be canceled, and such holders will be entitled to receive in exchange therefor a cash amount, without interest, equal to the merger consideration for each share of our common stock and preferred stock represented by such surrendered and canceled certificates or book-entry shares, subject to any required withholding of taxes.

If, at any time prior to the first anniversary of the effective time of the merger, any holder of shares of our common stock or preferred stock who properly exercised his, her or its appraisal rights in accordance with Section 262 of the DGCL prior to the effective time of the merger, fails to perfect or effectively withdraws or loses such holder’s right to dissent from the merger under the DGCL, Parent will, or will cause the surviving corporation to, promptly provide to the paying agent additional funds in the amount of the merger consideration payable with respect to such holder’s shares of common stock or preferred stock.

If, prior to the effective time of the merger, we change the number of issued and outstanding shares of common stock or preferred stock or securities convertible or exchangeable into or exercisable for shares of common stock as a result of a reclassification, stock split, or stock dividend or distribution, the merger consideration will be equitably adjusted to reflect the change.

You should not send your Ryerson stock certificates to the paying agent until you have received the transmittal materials from the paying agent. You should not return your Ryerson stock certificates with the enclosed proxy, and should not forward your stock certificates to the paying agent without a letter of transmittal.

If you own shares of our common stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.

Dissenting Shares

Shares of our common stock and preferred stock which are issued and outstanding prior to the effective time of the merger and held by a holder who has properly exercised his, her or its appraisal rights in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until such holder fails to perfect, withdraws or loses the right to appraisal. We have agreed to give Parent prompt notice of any demands we receive for appraisal of shares of our common stock or preferred stock, and Parent has the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. We have agreed not to make any payment with respect to, or settle or offer to settle, any such demands without the prior written consent of Parent.

Treatment of Stock Options and Other Equity-Based Awards; Employee Benefits

As of August 1, 2007, there were approximately 1,478,356 shares of our common stock subject to stock options with an exercise price of less than $34.50 granted under our equity incentive plans. At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $34.50, if any, over the exercise price per share of each such option, multiplied by

•	the number of shares of common stock covered by such option.

At the effective time of the merger, each outstanding restricted stock award granted under the Ryerson 2002 Incentive Stock Plan and other incentive stock plans and the portion of each outstanding restricted stock award granted to our directors under our Directors’ Compensation Plan that otherwise would vest at the end of the quarter in which the merger occurs, will fully vest and such awards will be canceled and converted into the right to receive $34.50 in the same manner as shares of our common stock.

Also at the effective time of the merger, each performance award granted under our 2002 Incentive Stock Plan will be canceled in exchange for a cash payment in the amount provided by the applicable underlying award agreement and, if applicable, by any of Ryerson’s incentive, employment, severance or similar plans or agreements.

Prior to the effective time, we, our board of directors and the compensation committee of the board of directors will take all such actions permitted under the Ryerson 2002 Incentive Stock Plan and any other of our equity plans, the stock option agreements, the restricted stock awards or performance awards or agreements relating thereto and otherwise, to effectuate the aforementioned provisions of the merger agreement. We have also agreed to cause each of our equity plans to be terminated according to their terms, effective as of and conditioned upon, the closing of the merger. Notwithstanding such termination, any amounts payable under the terms of such equity plans remain payable pursuant to such terms.

Parent has agreed, for a period of one year following the merger, to provide compensation and employee benefit plans, programs, arrangements and policies (including severance, bonus and incentive plans or agreements but not including any equity-based plans or agreements) for the benefit of our nonunion employees that in the aggregate are no less favorable to those employees than the compensation arrangements and benefit plans in place at the time of the merger agreement (as they may be amended consistent with the merger agreement). With respect to each benefit plan that is adopted in replacement of any of our nonunion benefit plans, the employees will be credited with service for us for purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for accrual of pension benefits) to the extent such service crediting will not result in a duplication of benefits. With respect to our union employees, Parent has agreed to assume and honor all collective bargaining agreements and to provide the covered union employees with compensation and benefits as set forth in the collective bargaining agreements.

As of the effective time of the merger, Parent will cause the surviving corporation to honor in accordance with their terms our existing incentive, employment, severance and other compensation agreements, including our change in control, general severance and retention plans, but generally excluding of our equity-based agreements and plans (which are treated as otherwise described herein). Parent will guarantee performance under those arrangements and will not amend or terminate them (except to the extent required by applicable law) for a period of one year following the merger or for such longer period during which amendment or termination may be prohibited under a particular arrangement.

Representations and Warranties

Subject to certain exceptions, we made a number of representations and warranties to Parent, relating to, among other things:

•	our corporate organization, subsidiaries and similar corporate matters;

•	our and our subsidiaries’ capital structures;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and related matters with respect to Ryerson;

•

the absence of violations or breach of our organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on Ryerson or our subsidiaries as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by Ryerson;

•	financial statements and documents that we have filed with or furnished to the SEC since December 31, 2005 and our internal controls and procedures in connection therewith;

•	the absence of undisclosed liabilities;

•	since March 31, 2007, the absence of a “company material adverse effect;”

•	the conduct of our business since March 31, 2007, including the absence of any actions which we are prohibited from taking as described under “—Conduct of the Business Pending the Merger;”

•	our employee benefit plans and agreements and matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other related matters;

•	legal proceedings and governmental orders;

•	compliance with applicable laws;

•	permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from any governmental authority necessary to conduct our and our subsidiaries’ business;

•	tax matters;

•	our tangible properties and assets;

•	real property, both owned and leased;

•	intellectual property matters;

•	environmental matters;

•	our collective bargaining agreements and related labor and employment matters;

•	insurance matters;

•	the validity and enforceability of our material contracts, and the absence of any breaches, violations or defaults under our material contracts;

•	related-party transactions;

•	this proxy statement and the accuracy of information supplied by us in connection with this proxy statement;

•

resolutions by our board of directors with respect to (i) the determination of the advisability and fairness of the merger to our stockholders, (ii) the approval of the merger agreement and the transactions contemplated thereby and (iii) the recommendation to our stockholders to adopt the merger agreement and approve the merger;

•	the required vote by our stockholders to adopt the merger agreement;

•	our board of directors’ actions with respect to Section 203 of the DGCL;

•	the inapplicability of antitakeover statutes enacted under U.S. state or federal law to the merger;

•	fees or commissions owed by us in connection with the transactions contemplated by the merger agreement;

•	the receipt of an opinion from UBS as our financial advisor; and

•	the inapplicability of our rights plan to the merger.

Parent and Sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and related matters with respect to Parent and Sub;

•	the absence of violations or breach of Parent’s or Sub’s organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on Parent or Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by Parent or Sub;

•	since December 31, 2006, the absence of a “parent material adverse effect;”

•	compliance with applicable laws;

•	the formation and operations of Sub;

•	the accuracy of information supplied by Parent or Sub in connection with this proxy statement;

•	fees or commissions owed by Parent in connection with the transactions contemplated by the merger agreement;

•

the sufficiency of Parent’s financing commitments to pay the aggregate merger consideration, other consideration and all fees and expenses related to the transactions contemplated by the merger agreement and any refinancing of indebtedness of Parent or us or its or our respective subsidiaries in connection therewith;

•	the solvency of the surviving corporation of the merger;

•	Parent’s and Sub’s and their affiliates’ ownership of our common stock;

•	Parent’s and Sub’s and their affiliates’ not being “interested stockholders” under Section 203 of the DGCL;

•	the absence of contracts, agreements or other arrangements between Parent and Sub and their affiliates, on one hand, and our management or directors, on the other hand;

•	Parent and Sub having “WTO Investor” status, as defined in the Investment Canada Act; and

•	Parent’s and Sub’s review and analysis of us and our subsidiaries.

Our, Parent’s and Sub’s representations and warranties do not survive the effective time of the merger, except for covenants or agreements that by their terms are to be performed after the effective time of the merger.

Conduct of Business Pending the Merger

Except with the prior written consent of Parent and subject to specified other exceptions, from July 24, 2007 until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the termination provisions thereof, we and our subsidiaries are to conduct our business only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, we and our subsidiaries are to use commercially reasonable efforts to preserve intact our and their current business organization and preserve our and their relationships with customers, suppliers and others having business dealings with us or them. In addition, the merger agreement provides that, prior to the effective time of the merger, and subject to specified exceptions, neither we nor any of our subsidiaries will, without the prior written consent of Parent:

•

issue, deliver, grant, sell, dispose of, pledge or otherwise encumber (1) any shares of capital stock or any other ownership interest of Ryerson or any of its subsidiaries, or any securities or rights convertible into or exchangeable for any shares of capital stock or any other ownership interest of Ryerson or any of its subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements to purchase or acquire any shares of capital stock or any other ownership interest of Ryerson or any of its subsidiaries, or (2) any other securities of Ryerson or any of its subsidiaries in respect of, in lieu of, or in substitution for, Ryerson’s common stock outstanding on the date of the merger agreement, or (3) any restricted stock awards or performance awards under any of Ryerson’s equity plans or agreements or any phantom stock, stock appreciation rights or similar rights;

•	redeem, purchase or otherwise acquire any outstanding capital stock of Ryerson or any of its subsidiaries;

•	split, combine or reclassify any capital stock;

•

other than the previously declared dividend on our common stock paid on August 1, 2007, the payment of the required quarterly cash dividends payable on our preferred stock and dividends by a wholly owned subsidiary of the Company, pay any dividend in respect of any of capital stock or otherwise make any payments to stockholders in their capacity as such, provided that we may pay a dividend of $0.05 per share on our common stock on or after November 1, 2007 if the effective time of the merger has not occurred prior to such date;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Ryerson or any of its subsidiaries, other than the merger;

•

make any acquisition of, any investment in any interest in, or acquire all or substantially all the assets of any corporation, partnership or other business organization or division thereof, except for acquisitions, investments or assets that do not exceed $5,000,000 in the aggregate;

•

sell or otherwise dispose of any corporation, partnership or other business organization or division thereof or otherwise sell or dispose of any material assets, other than sales or dispositions of assets of less than $10,000,000 in the aggregate;

•	other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any of our material contracts;

•

except as contemplated in the Company’s capital expenditure budget for the current fiscal year previously provided to Parent, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $5,000,000 or capital expenditures which are, in the aggregate, in excess of $15,000,000;

•

except for borrowings under our or our subsidiaries’ existing credit facilities, incur any material indebtedness for borrowed money, or assume or guarantee the obligations of any person with respect to any material indebtedness for borrowed money, or make any loans, advances or capital contributions to any other person (other than to Ryerson or any of its subsidiaries), in each case, other than (i) in the ordinary course of business, pursuant to letters of credit or otherwise, or (ii) any commodity or currency sale or hedging agreements, in each case in the ordinary course of business and which can be terminated on 90 days or less notice without penalty;

•

(i) grant any increases in the compensation or fringe benefits of any of our directors, officers or key employees, except for regular annual increases in base salary for key employees in the ordinary course of business and in accordance with past practice, (ii) enter into any new employment or severance agreements with any such director, officer or key employee, (iii) amend any existing employment or severance agreements with any such director, officer or key employee, (iv) amend the Ryerson Severance Plan or the Amended and Restated Ryerson Change in Control Severance Trust, provided that we may enter into employment and severance agreements with new hires consistent with past practice;

•

except as contemplated by the merger agreement or in the ordinary course of business consistent with past practice, establish, adopt, terminate or amend any of our material benefit plans or make any contribution to any benefit plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans and as may be required to comply with applicable laws;

•	change any of our accounting methods unless required by generally accepted accounting principles of the U.S. or applicable law;

•

other than in the ordinary course of business consistent with past practice or as required by applicable law, enter into any settlement or compromise of any material tax liability, enter into any closing agreement relating to any material tax or surrender any right to claim a material tax refund;

•

settle or compromise any litigation except where the amount paid to the other party (including as reimbursement of legal fees and expenses) does not exceed $1,000,000 or, if greater, the total incurred case reserve amount for such matter, as of the date of the merger agreement, maintained by us; and

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Solicitation of Third Parties by Ryerson

The merger agreement provides that, until 11:59 p.m., New York time, on August 18, 2007 (the “go-shop period”), we were permitted to initiate, solicit and encourage an acquisition proposal for us (including by way of providing information), and enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

An “acquisition proposal” means any inquiry, offer or proposal made by any person or group of persons other than Parent, Sub or any their respective affiliates, other than the transactions contemplated by the merger agreement, relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the consolidated total revenues or consolidated total assets of Ryerson and its subsidiaries, taken as a whole, or securities of Ryerson representing 25% or more of the outstanding voting capital stock of Ryerson or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any person or group of persons beneficially owning more than 25% of the outstanding voting capital stock of Ryerson.

We have agreed that from and after the expiration of the go-shop period, we will not, and will cause our subsidiaries not to, and will use our reasonable best efforts to cause our and our subsidiaries’ respective officers, directors, employees and other representatives not to:

•	initiate or solicit or knowingly encourage, directly or indirectly, any inquiries with respect to, or the making of, any acquisition proposal;

•	engage in negotiations or discussions with, or furnish access to our properties, books and records or provide any information or data to, any person relating to an acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Notwithstanding the above, in the event that, after the go-shop period and prior to our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, we receive an unsolicited written acquisition proposal, we and our board of directors may participate in discussions or negotiations with, or furnish any information and access to, any person making such acquisition proposal and its representatives or potential sources of financing if our board of directors determines in good faith that such person is reasonably likely to submit to us an acquisition proposal that is a superior proposal.

A “superior proposal” means any acquisition proposal involving (A) assets that generate more than 50% of the consolidated total revenue of Ryerson and its subsidiaries, taken as a whole, or (B) assets that constitute more than 50% of the consolidated total assets of Ryerson and our subsidiaries or (C) more than 50% of the total voting power of the equity securities of Ryerson, in each case that the board of directors of Ryerson determines in good faith is more favorable from a financial point of view to the stockholders of Ryerson than the transactions contemplated by the merger agreement (x) after consulting with its financial advisor and (y) after taking into account all such factors and matters deemed relevant in good faith by our board of directors, including legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated by the merger agreement.

After the go-shop period, our board of directors may not (i) approve, endorse or recommend a superior proposal or enter into a definitive agreement with respect to a superior proposal or (ii) modify or amend in a manner adverse to Parent or withdraw the recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby, except that our board of directors may, at any time prior to our stockholder vote, make a change in its recommendation if (x) the board determines in good faith that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law or (y) in response to a superior proposal.

Notwithstanding anything to the contrary in the agreement, after the go-shop period, we may not make a change in recommendation to our stockholders unless (i) we notify Parent in writing of our intention to take such action at least three business days prior to taking such action, and (ii) with respect to clause (y) in the preceding paragraph, Parent does not make, after being provided with reasonable opportunity to negotiate with us and our representatives, within three business days of receipt of such written notification, an offer that our board of directors determines in good faith is at least as favorable to our stockholders as such superior proposal.

Stockholders’ Meeting; Proxy Statement

We have agreed to hold, as promptly as is practicable, a special meeting of stockholders for the purposes of considering the adoption of the merger agreement and the approval of the merger. In connection with that meeting, we have filed this proxy statement with the SEC and have furnished it to you. Unless the merger agreement has been earlier terminated, we must hold the special meeting and submit the merger agreement for adoption by our stockholders at that meeting.

Reasonable Best Efforts

Upon the terms and subject to the conditions of the merger agreement, we and Parent have agreed to use our reasonable best efforts to do all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by the merger agreement, including to obtain necessary consents from any governmental entities and any third parties, to make all necessary or advisable registrations, filings, notifications or submissions, and to avoid the entry of, or have vacated any order or judgment or defend any legal proceeding that would prevent or delay the closing of the merger. Under the merger agreement, subject to certain conditions and limitations, we and Parent have agreed to use our reasonable best efforts to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act. We are not obligated to use reasonable best efforts or take any of the foregoing actions if, in the opinion of our board of directors after consultation with its counsel, such actions would be inconsistent with the board’s fiduciary duties to our stockholders under, or otherwise violate, applicable law.

Financing

Parent and Sub have agreed to use their reasonable best efforts to arrange debt financing for the merger on the terms described in the debt commitment letter delivered in connection with the signing of the merger agreement. The existence of any conditions in the debt commitment letter does not constitute a condition to the obligation to effect the merger. We have agreed to reasonably cooperate in connection with the arrangement of the financing as may be reasonably requested by Parent. We will not be required to pay any commitment or fee or incur any liability or obligation or authorize any corporate action in connection with the financing prior to the effective time of the merger.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement is adopted by our stockholders at the special meeting;

•

no governmental entity having jurisdiction over any of the parties to the merger agreement has issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the merger substantially on the terms contemplated by the merger agreement; and

•	the waiting periods required under the HSR Act and the Competition Act have expired or been waived or terminated.

Parent and Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of our representations and warranties is true and accurate as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein), would not, individually or in the aggregate, have a company material adverse effect;

•	we have performed in all material respects our obligations required under the merger agreement at or prior to the closing of the merger;

•	Parent has received a certificate signed by an executive officer of Ryerson certifying that the conditions described in the preceding two bullets have been satisfied; and

•	the net debt of Ryerson is not in excess of a specified amount.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of the representations and warranties of Parent and Sub is true and accurate as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not, individually or in the aggregate, have a parent material adverse effect;

•	each of Parent and Sub has performed in all material respects all of their respective obligations required under the merger agreement at or prior to the closing of the merger agreement; and

•	we have received a certificate signed by an executive officer of Parent certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

We and Parent can terminate the merger agreement under certain circumstances, including:

•	by mutual written agreement;

•

the merger has not occurred on or prior to November 30, 2007, except that this termination right will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or prior to such date;

•

any governmental entity having jurisdiction over any of the parties to the merger agreement has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the merger substantially as contemplated by the merger agreement and such order, decree, ruling or other action has become final and nonappealable;

•	the special meeting has concluded without our stockholders having adopted the merger agreement and approved the transactions contemplated thereby; or

•	our board of directors has changed its recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby.

We can terminate the merger agreement:

•

upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub is or becomes untrue, in any case such that the related conditions to our obligations to consummate the merger would not be satisfied, except that we may not use this termination right if such breach is curable by Parent and Sub within 30 days through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts during such 30 day period or if we have failed to perform in any material respect any of our obligations under or in connection with the merger agreement;

•

if the merger has not been consummated within two business days of the later to occur of (i) the first date upon which all conditions to our obligations to consummate the merger are satisfied and (ii) October 3, 2007 (or such earlier date as Parent may designate by written notice to the Company delivered at least two business days prior thereto, or such other time as may agreed to by Parent, Sub and the Company); or

•	prior to our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, in order to accept a superior proposal.

Parent can terminate the merger agreement:

•

upon a breach of any covenant or agreement on our part, or if any of our representations or warranties is or becomes untrue, in any case such that the related conditions to Parent’s and Sub’s obligations to consummate the merger would not be satisfied, except that Parent may not use this termination right if such breach is curable by us within 30 days through the exercise of our reasonable best efforts and we continue to exercise such reasonable best efforts during such 30 day period or if Parent or Sub have failed to perform in any material respect any of their respective obligations under or in connection with the merger agreement; or

•

if our board of directors has failed to reaffirm its recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby within five business days after receipt of a written request to do so by Parent.

Termination Fees and Expenses

Except as otherwise provided for below, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires that we pay Parent a termination fee of $25 million (plus up to $5 million in expenses) if:

•	prior to our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, we terminate the merger agreement in order to accept a superior proposal;

•

either we or Parent terminate the merger agreement as a result of our board of directors changing its recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby;

•

Parent terminates the merger agreement because our board of directors has failed to reaffirm its recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby within five business days of a written request to do so by Parent; or

•

either we or Parent terminate the merger agreement because the special meeting has concluded without our stockholders having adopted the merger agreement and approved the transactions contemplated thereby and

•

there has been publicly disclosed for the first time after the date of the merger agreement and prior to the time of the special meeting an acquisition proposal which is not withdrawn prior to the time of the special meeting; and

•

within six months after such termination, either (1) we enter into a definitive agreement with respect to a transaction pursuant to such acquisition proposal, which transaction is later consummated with the person that made such acquisition proposal, or (2) such a transaction occurs with such person (provided that, for purposes of determining if the termination fee must be paid, the definition of acquisition proposal means an offer or proposal relating to an acquisition, merger or similar transaction involving more than 51% of the revenues, assets or voting capital stock of Ryerson, rather than the 25% threshold that generally applies throughout the merger agreement).

The merger agreement also provides that the fee we must pay Parent is reduced to $15 million (plus up to $5 million in expenses) if the merger agreement is terminated in accordance with the provisions described above by Parent or the Company either (i) before the expiration of the go-shop period or (ii) in a circumstance in which the event giving rise to the right of termination is based on the submission to the Company of a written acquisition proposal during the go-shop period. The go-shop period expired on August 18, 2007, and we did not receive any acquisition proposals during the go-shop period.

The merger agreement requires that Parent pay us a termination fee of $25 million if:

•	we terminate the merger agreement because the merger has not occurred on or prior to November 30, 2007 and as of such date Parent’s other conditions to closing are satisfied;

•

we terminate the merger agreement upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub is or becomes untrue, in any case such that certain conditions to the merger would not be satisfied; or

•

we terminate the merger agreement because the merger has not been consummated within two business days of the later to occur of (i) the first date upon which all conditions to our obligations to consummate the merger are satisfied and (ii) October 3, 2007 (or such earlier date as Parent may designate by written notice to the Company delivered at least two business days prior thereto or such other time as may be agreed to by the parties).

If the merger does not occur, the merger agreement provides that the maximum aggregate liability of Parent, Sub and the equity investors in Parent to us and our affiliates and representatives relating to or arising out of the merger agreement or the transactions contemplated thereby, under any theory of recovery, will not exceed $25 million plus the related costs, expenses and interest to the extent provided in the merger agreement or the equity investors’ commitment letter.

Indemnification and Insurance

The merger agreement provides that Parent will cause the surviving corporation in the merger, and Parent and the surviving corporation agree, to indemnify the present and former directors and officers of Ryerson for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by law, and Parent will cause the surviving corporation to promptly advance expenses as incurred to the fullest extent permitted by law.

The merger agreement also provides that, for a period of six years after the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that were set forth in the Company’s organizational documents as of the date of the merger agreement. Prior to the effective time, Ryerson may purchase or, at or after the effective time, Parent may cause the surviving corporation to purchase, a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time providing substantially equivalent benefits as the current policies maintained by Ryerson. If Parent or Ryerson do not purchase such a “tail” policy, then Parent will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of substantially the same coverage containing terms and conditions that are no less advantageous to the insured. In satisfying its obligations, the surviving corporation is not obligated to pay an annual amount in the aggregate in excess of 300% of the last annual premium paid by Ryerson prior to the date of the merger agreement, in which case the surviving corporation agrees to obtain a policy offering the greatest coverage available for a cost not to exceed such amount.

Material Adverse Effect

For purposes of the merger agreement, “company material adverse effect” means any material adverse change in, or material adverse effect on, the business, properties, financial condition or operations of Ryerson and its subsidiaries, taken as a whole, or our ability to consummate the transactions contemplated by the merger agreement, except that effects of changes that are generally applicable to

•	the industries and markets in which Ryerson and its subsidiaries operate;

•	the U.S. economy; or

•	the U.S. securities markets;

and any adverse effect on Ryerson and its subsidiaries resulting from

•	the execution of the merger agreement, the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby;

•	any acts of terrorism or war;

•	changes in any law or accounting regulations or principles applicable to Ryerson or any of its subsidiaries;

•	any other action required by law, contemplated by the merger agreement or taken at the request of Parent or Sub;

•	any failure by Ryerson or its subsidiaries to meet analysts’ or internal earnings estimates or financial projections in and of itself; or

•	the failure of Parent to consent to any of the actions proscribed by the provisions of the merger agreement described under “—Conduct of Business Pending the Merger;”

are excluded from the determination of “company material adverse effect.” Certain of our representations and warranties are subject to qualification based on the existence of a “company material adverse effect.”

Under the merger agreement, “parent material adverse effect” means any material adverse change in, or material adverse effect on, the business, properties, financial condition or operations of Parent and its subsidiaries, taken as a whole, or the ability of Parent or Sub to consummate the transactions contemplated by the merger agreement. Certain of Parent’s and Sub’s representations and warranties are subject to qualification based on the existence of a “parent material adverse effect.”

Amendment and Waiver of the Merger Agreement

Subject to applicable law, the merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of our stockholders, by written agreement of the parties to the merger agreement, by action taken by their respective boards of directors (or individuals holding similar positions), at any time prior to the effective time of the merger, except that after our stockholders have adopted the merger agreement and approved the transactions contemplated thereby, no amendment, modification or supplement may reduce or change the merger consideration or adversely affect the rights of our stockholders without the approval of such stockholders.

Any failure of any of the parties to the merger agreement to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows how many shares of Ryerson common stock each non-employee director, each executive officer, and the directors and executive officers as a group owned on July 31, 2007.

None of the directors or executives owned any preferred stock; Ryerson does not have director qualifying shares. Ownership means the right to direct the voting or the sale of the shares, even if those rights are shared with someone else as indicated in the footnotes to the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors
Jameson A. Baxter	69,120	(2)	*
Richard G. Cline	28,790	(3)	*
Russell M. Flaum	11,092	(4)	*
James A. Henderson	48,841	(2)	*
Gregory P. Josefowicz	42,845	(2)	*
James R. Kackley	1,945	(5)	*
Dennis J. Keller	5,892	(4)	*
Martha Miller de Lombera	14,568	(6)	*
Neil S. Novich	655,201	(7)	2.14%
Jerry K. Pearlman	68,819	(8)	*
Anré D. Williams	19,283	(4)	*

Executive Officers
Jay M. Gratz	261,165	(9)	*
Gary J. Niederpruem	236,029	(10)	*
James H. Delaney	73,762	(11)	*
Steven E. Makarewicz	88,794	(12)	*
William Korda	49,389	(13)	*
Anita J. Pickens	1,002		*
M. Louise Turilli	10,000	(14)	*
Darell R. Zerbe	41,683	(15)	*
Terence R. Rogers	62,002	(16)	*
Lily L. May	59,438	(17)	*
Virginia M. Dowling	13,223	(18)	*
All directors and executive officers as a group (22 persons)	1,862,883	(19)	6.53%

*	Less than 1.0%

(1)	Shares reported as “subject to option” are subject to stock options exercisable on or prior to September 29, 2007.

(2)	Includes 19,590 shares subject to option and 1,394 shares payable or deferred under the Ryerson Directors’ Compensation Plan and subject to forfeiture.

(3)	Includes 1,870 shares subject to option and 1,394 shares payable under the Ryerson Directors’ Compensation Plan and subject to forfeiture.

(4)	Includes 1,394 shares payable or deferred under the Ryerson Directors’ Compensation Plan and subject to forfeiture.

(5)	Includes 1,394 shares payable under the Ryerson Directors’ Compensation Plan and subject to forfeiture.

(6)	Includes 800 shares subject to option and 1,394 shares payable under the Ryerson Directors’ Compensation Plan and subject to forfeiture.

(7)	Includes 583,933 shares subject to option, 15,000 shares subject to forfeiture under the Ryerson 2002 Incentive Stock Plan, and 25 shares held by family members.

(8)	Includes 10,750 shares subject to option and 1,394 shares payable or deferred under the Ryerson Directors’ Compensation Plan and subject to forfeiture.

(9)	Includes 226,498 shares subject to option, 8,490 shares held in trust for family members, and 16,700 shares subject to forfeiture under the Ryerson 2002 Incentive Stock Plan.

(10)	Includes 211,065 shares subject to option and 5,000 shares subject to forfeiture under the Ryerson 2002 Incentive Stock Plan.

(11)	Includes 60,193 shares subject to option and 3,000 shares subject to forfeiture under the Ryerson 2002 Incentive Stock Plan.

(12)	Includes 75,000 shares subject to option and 5,000 shares subject to forfeiture under the Ryerson 2002 Incentive Stock Plan.

(13)	Includes 42,000 shares subject to option.

(14)	Includes 10,000 shares subject to forfeiture under the Ryerson 2002 Incentive Stock Plan.

(15)	Includes 34,000 shares subject to option and 250 shares held for family members in trust.

(16)	Includes 55,000 shares subject to option and 1,670 shares subject to forfeiture under the Ryerson 2002 Incentive Stock Plan.

(17)	Includes 55,000 shares subject to option.

(18)	Includes 8,170 shares subject to forfeiture under the Ryerson 2002 Incentive Stock Plan.

(19)	Includes 1,414,879 shares subject to option, 8,765 shares held by members of executives’ families and 78,480 shares subject to forfeiture.

In addition to the stock owned by the executive officers and reported above, the following executive officers own phantom stock units in the Ryerson Nonqualified Savings Plan. The table below shows how many phantom stock units our executives owned in their accounts in that plan on July 31, 2007.

Participant	Number of Phantom Stock Units Held for Participant’s Account
Neil S. Novich	36,798.38
Jay M. Gratz	24,103.76
Gary J. Niederpruem	11,804.44
James H. Delaney	2,992.34
Steven E. Makarewicz	5,004.43
William Korda	588.13
Anita J. Pickens	—
Darell R. Zerbe	4,852.57
Terence R. Rogers	489.97
Lily L. May	763.18
Virginia M. Dowling	—

ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

This table shows how much Ryerson common stock is owned by holders known to us to beneficially own more than 5% of our common stock, as of July 31, 2007. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others.

Name and Address of Beneficial Owner	Number of Shares or Amount of Securities Owned		Percent of Class
Bank of America Corporation	1,662,926	(1)	6.24%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255

Barclays Global Investors Japan Limited	1,386,797	(2)	5.20%
Ebisu Prime Square Tower 8th Floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-8402 Japan

Dimensional Fund Advisors LP	2,404,461	(3)	9.02%
1299 Ocean Avenue
Santa Monica, CA 90401

GLG Partners LP	1,575,553	(4)	5.91%
1 Curzon Street
London W1J 5HB
United Kingdom

Harbinger Capital Partners Master Fund I, Ltd.	2,550,000	(5)	9.56%
c/o International Fund Services (Ireland) Limited
Third Floor, Bishop’s Square
Redmond’s Hill
Dublin 2, Ireland

Mellon Financial Corporation	1,399,553	(6)	5.25%
c/o Mellon Financial Corporation
One Mellon Center
Pittsburgh, Pennsylvania 15258

Joseph H. Moss	1,400,000	(7)	5.25%
3350 Riverwood Parkway
Suite 1900
Atlanta, GA 30339

Royal Capital Management, L.L.C.	2,375,000	(9)	8.91%
Yale M. Fergang
Robert W. Medway
623 Fifth Avenue, 24th Floor
New York, NY 10022

Craig Effron	1,593,300	(10)	5.97%
Curtis Schenker
Scoggin Capital Management, L.P. II
660 Madison Avenue
New York, NY 10021

Daniel S. Loeb	1,975,000	(11)	7.41%
Third Point LLC
390 Park Avenue
New York, NY 10022

(1)	Bank of America Corporation reported shared voting power as to 1,064,916 shares and shared dispositive power as to 1,662,926 shares; NB Holdings Corporation reported shared voting power as to 1,064,916 shares and shared dispositive power as to 1,062,926 shares; Bank of America, NA reported sole voting power as to 24,295 shares, shared voting power as to 238,289 shares, sole dispositive power as to 23,675 shares and shared dispositive power as to 236,919 shares; Banc of America Securities Holding Corporation reported shared voting and shared dispositive power as to 802,332 shares; Banc of America Securities LLC reported sole voting and sole dispositive power as to 802,332 shares; NMS Services Inc. reported shared dispositive power as to 600,000 shares; Columbia Management Group, LLC reported shared voting and shared dispositive power as to 236,299 shares; Columbia Management Advisors, LLC reported sole voting and sole dispositive power as to 236,299 shares.

(2)	Reported sole voting power as to 1,250,460 shares and sole dispositive power as to 1,386,797 shares. Barclays Global Investors, NA, reported sole voting power as to 399,279 shares and sole dispositive power as to 535,616 shares; Barclays Global Fund Advisors reported sole voting and dispositive power as to 834,459 shares; and Barclays Global Investors, Ltd. reported sole voting and dispositive power as to 16,722 shares.

(3)	Reported sole voting and dispositive power as to these shares; disclaimed beneficial ownership.

(4)	Reported shared voting and shared dispositive power of the shares with GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman.

(5)	Reported shared voting and shared dispositive power with Harbinger Capital Partners Offshore Manager, LLC, HMC Investors, LLC, and Harbert Management Corporation as to 2,500,000 shares; Philip Falcone, Raymond J. Harbert, and Michael D. Luce reported shared ownership and dispositive power as to 2,550,000 shares; and Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations Fund GP, LLC, and HMC—New York, Inc. reported shared voting and dispositive power as to 50,000 shares. Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund GP, LLC reported entering into total return swap agreements (cash settlement) relating to the Company’s common stock. These swap agreements have the effect of increasing or decreasing the reporting persons’ economic exposure to the Company’s common stock without conferring voting or dispositive power over the notional number of shares referred to in such agreements. Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund GP, LLC reported they have changed, and may from time to time change, the notional number of shares referred to in such agreements.

(6)	Reported sole voting power as to 1,359,297 shares and shared voting power as to 16,390 shares, and sole dispositive power as to 1,379,963 shares and shared dispositive power as to 13,390 shares; reported beneficial ownership with its direct or indirect subsidiaries Mellon Bank N.A., Mellon Trust of Delaware, N.A., the Dreyfus Corporation, Mellon Capital Management Corporation and Mellon Equity Associates, LLP, and with MMIP, LLC, the parent holding company to Mellon Equity Associates, LLP, and with MBC Investments Corporation, parent holding company of Mellon Capital Management Corporation.

(7)	Reported sole voting and dispositive power.

(8)	Reported sole voting and dispositive power.

(9)	Craig Effron and Curtis Schenker reported shared voting and dispositive power as to 1,593,300 shares; Scoggin Capital Management, L.P. II reported sole voting and dispositive power as to 625,000 shares; Scoggin International Fund, Ltd. reported sole voting and dispositive power as to 675,000 shares; Scoggin Worldwide Fund, Ltd. reported sole voting and dispositive power as to 100,800 shares; and Scoggin LLC reported sole voting and dispositive power as to 775,800 shares and shared voting and dispositive power as to 192,500 shares.

(10)	Daniel S. Loeb and Third Point LLC reported shared voting and dispositive power.

Certain persons were also known to us to have beneficial ownership of more than 5% of the outstanding shares of our preferred stock. These shares vote together with our common stock without regard to class on the matters expected to be voted upon at the special meeting. None of the owners of our preferred stock own shares of preferred stock having more than 1% of the combined voting power of our outstanding voting stock.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of Ryerson. However, if the merger is not completed, Ryerson’s public stockholders will continue to be entitled to attend and participate in Ryerson stockholders’ meetings. If the merger is not completed, we will inform our stockholders, by press release or other means we deem reasonable, of the date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2008 annual meeting of stockholders, which proposals must comply with the rules and regulations of the SEC then in effect.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Attention: Investor Relations

Telephone: 773-762-2121

If you would like to request documents from us, please do so by [                    ], 2007, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available at the investor tab of our website, http://www.ryerson.com.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Proxy@mackenziepartners.com

(212) 929-5500 (call collect)

(800) 322-2885 (toll-free)

MISCELLANEOUS

Ryerson has supplied all information relating to Ryerson, and Parent has supplied all of the information relating to Parent and Sub contained in “Summary Term Sheet—The Companies” and “The Companies.”

You should not send in your Ryerson certificates until you receive the transmittal materials from the paying agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock or preferred stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A—Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

by and among

RHOMBUS HOLDING CORPORATION,

RHOMBUS MERGER CORPORATION,

and

RYERSON INC.

July 24, 2007

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2007 (this “Agreement”), by and among Ryerson Inc., a Delaware corporation (the “Company”), Rhombus Holding Corporation, a Delaware corporation (“Parent”), and Rhombus Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”).

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than Parent, Sub or any Affiliate thereof, other than the transactions contemplated by this Agreement, relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the consolidated total revenues or consolidated total assets of the Company and its Subsidiaries, taken as a whole, or securities of the Company representing 25% or more of the outstanding voting capital stock of the Company or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the outstanding voting capital stock of the Company.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plans” has the meaning set forth in Section 4.8(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(e).

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“CBAs” has the meaning set forth in Section 4.15(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(e).

“Change in Recommendation” has the meaning set forth in Section 6.3(e).

“CIC Plans” has the meaning set forth in Section 6.4(b).

“Cleanup” means all actions required to investigate, monitor, prepare reports and risk assessments, cleanup, remove, treat, remediate, encapsulate or perform other response actions relating to the Release or threat of Release of Hazardous Materials in accordance with Environmental Laws.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plans” means the Company’s 2002 Incentive Stock Plan, 1999 Incentive Stock Plan, 1996 Incentive Stock Plan, 1995 Incentive Stock Plan and Directors’ Compensation Plan, each as amended.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, properties, financial condition or operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the effects of changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided, further, that any adverse effect on the Company and its Subsidiaries resulting from (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (B) any acts of terrorism or war, (C) changes in any Laws or accounting regulations or principles applicable to the Company or any of its Subsidiaries, (D) any other action required by Law, contemplated by this Agreement or taken at the request of Parent or Sub, (E) any failure by the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections in and of itself, or (F) the failure of Parent to consent to any of the actions proscribed in Section 6.1, shall also be excluded from the determination of Company Material Adverse Effect.

“Company Option” has the meaning set forth in Section 3.3(a).

“Company Recommendation” has the meaning set forth in Section 4.20.

“Company Requisite Vote” has the meaning set forth in Section 4.20.

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Special Meeting” has the meaning set forth in Section 6.7(a).

“Company Termination Fee” means $25 million in cash plus the Termination Expenses, provided that if this Agreement is terminated in accordance with Article VIII by Parent or the Company either (i) during the period beginning on the date of this Agreement and ending at the No-Shop Period Start Time or (ii) in a circumstance in which the event giving rise to the right of termination is based on the submission to the Company of a written offer or proposal that constituted an Acquisition Proposal made during the period beginning on the date of this Agreement and ending at the No-Shop Period Start Time, then “Company Termination Fee” means $15 million in cash plus the Termination Expenses.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation, whether written or oral.

“Convertible Notes” has the meaning set forth in Section 4.2(a).

“Convertible Notes Indenture” means the Indenture dated as of November 10, 2004 among the Company, Ryerson Procurement Corporation and The Bank of New York Trust Company, N.A., as trustee, relating to the Convertible Notes.

“Convertible Preferred Stock” has the meaning set forth in Section 3.1(c).

“Debt Commitment Letters” has the meaning set forth in Section 5.9.

“Debt Financing” has the meaning set forth in Section 5.9.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order, by a Governmental Entity or any third party, alleging liability arising out of, based on, or resulting from, (a) the presence or Release of any Hazardous Materials at a location, currently or formerly owned or operated by the Company, or at any third party location at which the Company has sent, or caused to be sent, Hazardous Materials or (b) any violation of any Environmental Law.

“Environmental Laws” means all applicable Laws relating to pollution or protection of human health, safety or the environment or natural resources, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), (“CERCLA”), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar foreign, state and local statutes, in effect as of the date hereof, and any regulations promulgated thereto.

“Equity Commitment Letter” has the meaning set forth in Section 5.9.

“Equity Financing” has the meaning set forth in Section 5.9.

“ERISA” has the meaning set forth in Section 4.8(a).

“ERISA Affiliate” has the meaning set forth in Section 4.8(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Financing” has the meaning set forth in Section 5.9.

“Financing Agreements” has the meaning set forth in Section 6.10(b).

“Financing Commitments” has the meaning set forth in Section 5.9.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. § 6903(5), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33), any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of liability under any Environmental Laws and all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICA” means the Investment Canada Act (Canada).

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” has the meaning set forth in Section 4.13.

“Investors” has the meaning set forth in Section 5.9.

“knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, executive vice presidents, chief financial officer, chief information officer, chief accounting officer, vice president—finance, vice president—human resources, general counsel or deputy general counsel of the referenced party, in each case after reasonable inquiry.

“Law” means any federal, state, provincial, county, regional, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, permit, agency requirement or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.12(b).

“Leases” has the meaning set forth in Section 4.12(b).

“Lenders” has the meaning set forth in Section 5.9.

“Licenses” has the meaning set forth in Section 4.10.

“Liens” has the meaning set forth in Section 4.12(a).

“Material Contracts” has the meaning set forth in Section 4.17.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Net Debt” means the aggregate amount of indebtedness for borrowed money (including overdrafts and funds required to cover checks-in-transit in excess of $45,000,000) net of, without duplication (i) borrowings of amounts used to actually pay tax withholding obligations on behalf of employees in connection with the settlement of stock options and restricted stock required under the CIC Plans and the Company Equity Plans, as applicable; (ii) borrowings of amounts used to actually pay performance share awards and deferred director fees required under the CIC Plans and the Company Equity Plans, as applicable; (iii) borrowings of amounts to actually fund the Amended and Restated Ryerson Change in Control Severance Trust consisting of up to $5,000,000; and (iv) cash on hand (other than any restricted cash on hand in connection with (iii) above).

“No-Shop Period Start Time” has the meaning set forth in Section 6.3(a).

“Non-Union Employees” has the meaning set forth in Section 6.4(a).

“Offering Materials” has the meaning set forth in Section 6.10(d).

“Option Consideration” has the meaning set forth in Section 3.3(a).

“Owned Real Property” has the meaning set forth in Section 4.12(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, (i) the business, properties, financial condition or operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Sub to consummate the transactions contemplated hereby.

“Parent Plans” has the meaning set forth in Section 6.4(a).

“Parent Termination Fee” has the meaning set forth in Section 8.2(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Performance Award” has the meaning set forth in Section 3.3(c).

“Performance Award Consideration” has the meaning set forth in Section 3.3(c).

“Permitted Encumbrances” has the meaning set forth in Section 4.12(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proxy Statement” has the meaning set forth in Section 6.7(a).

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater, other subsurface media or real property.

“Representatives” has the meaning set forth in Section 6.2.

“Restricted Stock Award” has the meaning set forth in Section 3.3(b).

“Rights Agreement” means the Rights Agreement, as amended and restated as of April 1, 2004, between the Company and The Bank of New York, as rights agent.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any Person (i) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such first Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such first Person controls directly or indirectly through one or more intermediaries, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Superior Proposal” means any Acquisition Proposal involving (A) assets that generate more than 50% of the consolidated total revenue of the Company and its Subsidiaries, taken as a whole, or (B) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (C) more than 50% of the total voting power of the equity securities of the Company, in each case that the board of directors of the Company (x) after consulting with its financial advisor and (y) after taking into account all such factors and matters deemed relevant in good faith by the board of directors of the Company, including legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby, determines in good faith is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, real or personal property, sales, withholding, social security, employment, unemployment, severance, national insurance (or other similar contributions or payments), occupation, capital, stamp, use, service, service use, value added, windfall profits, license, net worth, payroll, franchise, estimated transfer and recording taxes, fees and charges, customs, duties or similar fees, levies or assessments imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties, fines or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Expenses” means an amount, not to exceed $5,000,000, equal to the reasonable out-of-pocket expenses (including fees and expenses of outside counsel, accountants, investment bankers, financing sources, experts and consultants to Parent or Sub or any of their Affiliates) incurred by Parent or Sub or on their behalf in connection with or related to the due diligence investigation of the Company, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation of the Proxy Statement, the obtaining of financing and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“UBS” has the meaning set forth in Section 4.21.

“Union Employees” has the meaning set forth in Section 6.4(c).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 24, 2007, unless the context requires otherwise requires.

(f) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(g) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 2.2 Effective Time. Parent, Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Central Time, on a date to be specified by the parties, which shall be no later than two Business Days after the later to occur of

(i) the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (ii) October 3, 2007 or such earlier date as Parent may designate by written notice to the Company delivered at least two Business Days prior thereto, or such other time and date as may be agreed to by the parties hereto. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, unless another place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation. The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Shares.

(a) At the Effective Time, each share of the Company’s common stock, par value $1.00 per share (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(d) hereof and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $34.50 in cash (the “Merger Consideration”), without any interest thereon.

(b) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $1.00 per share, of the Surviving Corporation.

(c) Each share of the Company’s Series A $2.40 Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Convertible Preferred Stock to be cancelled pursuant to Section 3.1(d) hereof and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without any interest thereon.

(d) All shares of Common Stock and Convertible Preferred Stock that are owned by the Company as treasury stock and any shares of Common Stock or Convertible Preferred Stock owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) At the Effective Time, each share of Common Stock and Convertible Preferred Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) and Section 3.1(c) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock or Convertible Preferred Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock or Convertible Preferred Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock or Convertible Preferred Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock or Convertible Preferred Stock held by them.

Section 3.2 Exchange of Certificates and Book-Entry Shares Representing Common Stock.

(a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to The Bank of New York, or such other paying agent mutually acceptable to Parent and the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock and Convertible Preferred Stock converted into the right to receive Merger Consideration at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid to such holders pursuant to this Section 3.2.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund. If, at any time prior to the first anniversary of the Effective Time, any holder of Dissenting Shares fails to perfect, or effectively withdraws or loses such holder’s right to dissent from the Merger under the DGCL, Parent shall promptly provide, or cause the Company to promptly provide, additional funds to the Paying Agent in the amount of Merger Consideration payable with respect to Dissenting Shares held by such holder. From and after the Effective Time, Parent covenants and agrees that it shall maintain sufficient cash-on-hand or availability under its credit facilities to be able to meet its obligation under this Section 3.2(c).

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock and Convertible Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation or, at Parent’s direction, Parent. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation or Parent for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law relating to the payment of Taxes.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(i) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 3.3 Stock Options and Other Equity-Based Awards.

(a) Each option to purchase Common Stock issued by the Company and outstanding at the Effective Time, whether or not vested or exercisable (“Company Option”), will at the Effective Time be automatically cancelled, and the holder of each such Company Option will be entitled to receive from the Company as of the Effective Time, cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (b) the number of shares of Common Stock covered by such Company Option (the aggregate amount of such cash, the “Option Consideration”), with such payment to be subject to applicable Tax withholding.

(b) Not later than immediately prior to the Effective Time, the Company shall take all such actions as may be required to cause each restricted stock award granted under the Company’s 2002 Incentive Stock Plan or any other equity-based compensation plan (taking into account, if applicable, any such provisions with respect to such restricted stock grant as provided in the CIC Plans) and outstanding immediately before the Effective Time (each, a “Restricted Stock Award”) to fully vest as of the Effective Time and such Restricted Stock Award shall be canceled and the shares of Common Stock issued pursuant to such Restricted Stock Award shall be converted into the right to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock under Section 3.1.

(c) Each performance award granted under the Company’s 2002 Incentive Stock Plan (each, a “Performance Award”) shall be cancelled effective as of the Closing in exchange for a cash payment to be made by the Company at the Closing in the amount provided by the applicable underlying award agreement and, if applicable, by the CIC Plans (the aggregate amount of such cash, the “Performance Award Consideration”), without interest, with such payment to be subject to applicable Tax withholding.

(d) For the avoidance of doubt, in applying Article III of this Agreement regarding the treatment of stock options and other equity-based awards, the provisions of any award agreements and the provisions of any CIC Plans regarding a change in control shall be applied first and immediately prior in time to the application of Article III of this Agreement, and any stock options that are paid or settled in Common Stock upon a change in control under the terms of such agreements and CIC Plans shall be treated for purposes of Article III of this Agreement (including Section 3.1(a)) as resulting in Common Stock that is issued and outstanding immediately prior to the Effective Time.

(e) Prior to the Effective Time, the Company, its Board of Directors and the Compensation Committee of the Board of Directors shall take all such actions permitted under the Company’s 2002 Incentive Stock Plan and any other Company Equity Plan, the stock option agreements, Restricted Stock Awards or Performance Awards or agreements relating thereto and otherwise, to effectuate the provisions of this Section 3.3. The Company shall cause each of the Company Equity Plans to be terminated according to their terms, effective as of and conditioned upon, the Closing; provided that any amounts payable under the terms of such Company Equity Plans or the CIC Plans shall remain payable pursuant to such terms.

Section 3.4 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock or Convertible Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised his appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as set forth herein, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Common Stock or Convertible Preferred Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.5 Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock or Convertible Preferred Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), or stock dividend or stock distribution, the Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement (excluding any risk factors or “forward-looking statements”) or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of the certificate of incorporation, bylaws or equivalent organizational documents for the Company and each of the Company’s Subsidiaries, each of such documents is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, by-laws or equivalent organizational documents.

Section 4.2 Capitalization.

(a) As of June 30, 2007, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, 26,670,386 of which were issued and outstanding, 23,885,964 of which were held by the Company in treasury, 11,872,455 of which were reserved for issuance upon conversion of the Company’s $175 million of outstanding 3.50% Convertible Senior Notes due 2024 (the “Convertible Notes”), 74,451.5 of which were reserved for issuance upon conversion of the Convertible Preferred Stock, and 3,125,096 of which were reserved for issuance pursuant to the Company Equity Plans, and (ii) 15,000,000 shares of preferred stock, par value $1.00 per share, (A) 295,094 of which are designated as Convertible Preferred Stock, of which 74,451.5 were issued and outstanding and (B) 600,000 of which are designated as Series D Junior Participating Preferred Stock and are reserved for issuance upon exercise of the preferred stock purchase rights issued pursuant to the Rights Agreement. As of June 30, 2007, Company Options are outstanding for 1,478,356 shares of Common Stock, Restricted Stock Awards are outstanding for 134,101 shares of Common Stock (all of which shares are included in the calculation of the 26,670,386 shares of Common Stock outstanding on such date) and Performance Awards are outstanding with respect to 1,220,200 Performance Awards (of which, a maximum of 715,909 Performance Awards will be entitled to receive Performance Award Consideration if the Effective Time occurs prior to December 31, 2007). As of June 30, 2007, outstanding options for 54,900 shares of Common Stock at an exercise price of $21.9262 had been granted in tandem with stock appreciation rights and are included in the total outstanding Company Options. As of June 30, 2007, the Company directors held an aggregate of 82,240.14 phantom stock units and employees held a total of 88,362.44196 phantom stock units. Each Company Option was issued in compliance in all material respects with the terms of the relevant Company Equity Plan and all applicable state and federal securities laws. Section 4.2(a) of the Company Disclosure Schedule sets forth, as of June 30, 2007, a list of (1) for each outstanding Company Option, the optionee’s name, the date of grant, the number of shares of Common Stock issuable upon exercise of such Company Option and the exercise price, (2) for each outstanding Restricted Stock Award, the grantee’s name, the date of grant and the number of shares of Common Stock subject to such Restricted Stock Award and the vesting date, (3) for each outstanding Performance Award, the grantee’s name and the date of grant, (4) for each director deferred compensation plan account, the number and value of phantom stock units and the value of the deferred cash account and (5) for each phantom stock unit held by an employee in the Ryerson Nonqualified Savings Plan, the name of the employee and the number of phantom stock units. The Company has made available to Parent a true and correct copy of the award agreement for each outstanding Performance Award. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than pursuant to the Convertible Notes, the Convertible Preferred Stock, the Rights Agreement, the Company Equity Plans and the Ryerson Non-Qualified Savings Plan, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) stock appreciation rights, phantom stock shares or similar rights to payment based upon the performance, value or market price of the capital stock of the Company or any of its Subsidiaries, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iv) irrevocable proxies, stockholder agreements, voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. The issuance and sale of the shares of capital stock described in this Section 4.2(a) have been in compliance in all material respects with United States federal and state securities laws. Neither the Company nor any of its Subsidiaries has agreed to register any securities under the Securities Act or under any state securities laws or granted registration rights to any Person. As of the date hereof, except for the cash dividend declared on May 11, 2007 on shares of the Common Stock and Convertible Preferred Stock and payable on August 1, 2007, no dividend or other distribution payable in cash, stock, property or otherwise has been declared in respect of the Common Stock or Convertible Preferred Stock. None of the Company’s Subsidiaries owns any shares of capital stock of the Company or any option or warrant to acquire capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances. The name and jurisdiction of incorporation or organization for each of the Company’s Subsidiaries is set forth in Section 4.2(b) of the Company Disclosure Schedule.

(c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than Subsidiaries of the Company and interests set forth in Section 4.2(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other Person.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its board of directors and, except for, with respect to the Merger, obtaining the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock and Convertible Preferred Stock, voting together as a single class, and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company’s stockholders (and assuming due and valid authorization, execution and delivery hereof by Parent and Sub), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act, the Competition Act, the ICA and any required filings or notifications under any foreign antitrust or competition laws, (b) applicable requirements of and filings with the SEC under the Exchange Act, (c) filings with the New York Stock Exchange, (d) the filing of the Certificate of Merger and (e) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain (A) would not, individually or in the aggregate, have a Company Material Adverse Effect, or (B) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.

Section 4.5 SEC Reports. The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2005 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes- Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 4.6 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since December 31, 2006, (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (c) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (d) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since December 31, 2006, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC.

Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since March 31, 2007 through the date hereof, (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Sections 6.1(a) through 6.1(o) if taken after the date hereof. Except as contemplated by this Agreement, since December 31, 2006, there has not been any change, event or occurrence which, individually or in the aggregate has had, or could reasonably be expected to have, a Company Material Adverse Effect.

Section 4.8 Employee Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a list of each deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, drug, health, disability, life insurance and other “welfare” plan, fund or program (whether or not a “welfare plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each profit-sharing, stock bonus, pension, savings, retirement savings, supplemental pension or other “ employee pension” plan, fund or program (whether or not an “employee pension plan” within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement (including any such agreement with any director, officer or key employee); and each other material fringe or employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”), or to which the Company or any of its Subsidiaries or an ERISA Affiliate is party or has or would reasonably be expected to have any liability, whether written or oral (the “Benefit Plans”). The Company has made available to Parent a true and complete copy of each Benefit Plan and all amendments thereto (or in the case of any Benefit Plan that is not in writing, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the United States Internal Revenue Service, (iii) any summary plan description, (iv) in respect of any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, any communications in the prior two years concerning the Company’s, Subsidiary’s, or ERISA Affiliate’s potential withdrawal liability or regarding the Benefit Plan’s status as insolvent, in reorganization or endangered, (v) any material communication to or from any Governmental Entity in respect of such Benefit Plan in the prior two years and (vi) for the most recent year, if any, (A) the Form 5500 and the required attachments and schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Each Benefit Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code, and their terms.

(c) Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the United States Internal Revenue Service with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan. There are no existing circumstances nor any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.

(d) With respect to each Benefit Plan that is not a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA or except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) no material liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA, (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings under section 4042 of ERISA to terminate any Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted, (iv) no reportable event, as described in Section 4043 of ERISA, has occurred (other than any event for which the reporting obligation has been waived) and (v) there are no existing circumstances requiring the posting of security or which may reasonably be expected to result in the imposition of a lien on any assets of the Company and its Subsidiaries. Neither the Company, any of its Subsidiaries, nor any of its or their ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

(e) There are no material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine undisputed claims for benefits). As of the date hereof, the Company has not received notice of the commencement of any action, legal or otherwise, with respect to any such material claim.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment under a Benefit Plan or (ii) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due any such employee, officer or director under a Benefit Plan.

(g) Without limiting the foregoing, with respect to each Benefit Plan:

(i)(A) neither the Company nor any of its Subsidiaries, nor any trustee or any fiduciary of any such Benefit Plans that are subject to ERISA and the Code, has engaged in any prohibited transaction within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to any such Benefit Plans that could result in the imposition of any material liability on such Benefit Plan or the Company or any of its Subsidiaries; (B) all contributions required under ERISA and the Code to be made to any such Benefit Plan as of the date hereof (taking into account any extensions for the making of such contributions) have been timely made in full and all such Benefit Plans are (to the extent so required by the terms of such Benefit Plan or applicable Law) fully funded; and (C) no Benefit Plan that is subject to ERISA and the Code is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code;

(ii) no Benefit Plan that is a “defined benefit plan” subject to ERISA and the Code has an “accumulated funding deficiency”, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any of its Subsidiaries has an outstanding funding waiver with respect to any such Benefit Plan; and

(iii) neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Law of any state or locality.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been operated and administered in good faith compliance with such Section 409A, including with the requirements of any regulations issued under Section 409A of the Code.

(i) No Benefit Plans provide for the payment of any amount that would not be deductible under Sections 162(a)(1) or 404 of the Code or that would constitute an “excess parachute payment” pursuant to Section 280G of the Code.

(j) Any Canadian Benefit Plan which is subject to the laws of any jurisdiction in Canada (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms; (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment; (iii) is fully funded on both a going concern basis and a solvency basis and has been fully accrued for on the consolidated financial statements of the Company; and (iv) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities. No Benefit Plan is subject to the laws of any jurisdiction outside of the United States or Canada.

(k) Prior to the date hereof, the Company has not contributed any funds to the Amended and Restated Ryerson Change in Control Severance Trust, other than an initial contribution of $1,000.

(l) Without limiting the generality of the foregoing, with respect to any Benefit Plan maintained in Canada: (i) no such plan is a multiemployer pension plan or benefit plan as such terms are understood in Canada, (ii) any conversion of such plan from a defined benefit pension plan to a defined contribution pension plan is valid and has been duly approved by the applicable regulatory authorities, (iii) any employer pension contribution holiday taken by the Company or any of its Subsidiaries under any such plan is valid and (iv) there has been no withdrawal or improper use or transfer of funds from any such plan.

Section 4.9 Litigation. There is no action, claim, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened, that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Entity pending or, to the knowledge of the Company, threatened, in each case, regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.10 Compliance with Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, (b) the Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (“Licenses”), necessary to conduct their respective business as currently conducted and (c) the Company and its Subsidiaries are in compliance with the terms of such Licenses. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee Benefit Plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.14, and Section 4.15, respectively.

Section 4.11 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) timely paid or accrued (in accordance with GAAP) all material Taxes (whether or not shown on such Tax Returns) other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b) There are no material ongoing federal, state, local or foreign audits, examinations or proposed adjustments of any Tax Return of the Company or its Subsidiaries or any other proceedings, deficiencies or refund litigation with respect to any such Tax Return, and to the knowledge of the Company no such matters have been threatened in writing.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) has any material liability for the Taxes of any Person (other than the Company or any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise, or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement.

(e) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports filed after December 31, 2006 and prior to the date hereof, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

(f) The Company and its Subsidiaries have (i) collected all Taxes that they are required to collect under applicable Law and have remitted or are holding and will remit on a timely basis all such Taxes that become due and payable, to the appropriate Governmental Entity and (ii) properly withheld all income, social security and similar Taxes and paid all payroll Taxes with respect to all persons properly characterized as employees of the Company or its Subsidiaries for Tax purposes.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in a distribution which would constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) Neither the Company nor any of its Subsidiaries has engaged in a transaction that the United States Internal Revenue Service has identified by regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(i) The use of the last-in, first-out (“LIFO”) method to value the inventory held by the Company and its Subsidiaries is a proper tax accounting method, and the tax basis of such LIFO inventory has been determined in all material respects in accordance with the applicable provisions under the Code.

Section 4.12 Tangible Assets.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good title to all the tangible properties and assets that (i) were reflected in the balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 included in the SEC Reports as being owned by the Company or one of its Subsidiaries (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), or (ii) were acquired by the Company or one of its Subsidiaries after the date of such balance sheet and have not been sold or otherwise disposed of in the ordinary course of business, in each case, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever (collectively, “Liens”), except (A) Liens for Taxes not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, (B) mechanics’, materialmen’s, workers’, landlords’, and other statutory Liens with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (C) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially adversely affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) mortgages, deeds of trust, security interests or other encumbrances and liens securing, or related to, indebtedness reflected on the consolidated financial statements of the Company (the items set forth in clauses (A), (B), (C) and (D) collectively being referred to herein as “Permitted Encumbrances”).

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) each parcel of real property occupied by the Company or any of its Subsidiaries pursuant to a lease, sublease, license or similar agreement (individually or collectively, as the context may dictate, the “Leased Real Property”), (ii) the address for each such Leased Real Property, and (iii) an identification of the applicable lease, sublease, license or other agreement therefor and any and all amendments, modifications and side letters relating thereto (collectively, the “Leases”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) each Lease is in full force and effect and is valid and binding on the Company or its Subsidiary that is party thereto and, to the knowledge of the Company, each other party thereto; (B) there currently exists no uncured breach or default under any Lease by the Company or its Subsidiary that is party thereto or, to the knowledge of the Company, any other party thereto; (C) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or its Subsidiary that is a party thereto or, to the knowledge of the Company, any other party thereto; (D) the Company or its Subsidiaries that is either the tenant or licensee, as applicable, named under each Lease has a good and valid leasehold interest in the Leased Real Property which is subject to such lease; and (E) to the knowledge of the Company, there are no pending or threatened condemnation proceedings related to any of the Leased Real Property.

(c) Section 4.12(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (individually or collectively, as the context may dictate, the “Owned Real Property”) and the address of each such Owned Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good title to the Owned Real Property and to all of the buildings, structures and other improvements thereon free and clear of all Liens, except for Permitted Encumbrances; (ii) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any Person to purchase any Owned Real Property; and (iii) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings related to any of the Owned Real Property.

(d) There are no leases, subleases, licenses or similar agreements granting to any Person other than the Company and its Subsidiaries the right of use or occupancy of any material portion of the Owned Real Property or the Leased Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, all of the buildings, structures and other improvements located at each parcel of the Owned Real Property and the Leased Real Property are adequate and suitable for the purposes for which they are currently being used.

Section 4.13 Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth, for the intellectual property registrations and applications owned by the Company or any of its Subsidiaries, a list of all U.S. and foreign: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) Internet domain names. As of the date of this Agreement, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and its Subsidiaries own, or to the knowledge of the Company have the right to use, all patents, inventions, copyrights, software, trademarks, service marks, trade names, Internet domain names, trade dress, trade secrets, know-how, proprietary information, mask work, proprietary processes, formulae, and inventions, and all other intellectual property rights of any kind or nature, together with goodwill (collectively, “Intellectual Property”), as are necessary for their businesses as currently conducted, (b) there is no claim pending or, to the knowledge of the Company, threatened, that the Company or any of its Subsidiaries infringes any Intellectual Property owned by any third party, (c) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing any Intellectual Property owned by any third party, (d) to the knowledge of the Company, no third party is infringing any Intellectual Property owned by the Company or its Subsidiaries and (e) the Company and its Subsidiaries are not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license, any Intellectual Property owned by the Company or its Subsidiaries.

Section 4.14 Environmental.

(a) Each of the Company and its Subsidiaries is in material compliance with all Environmental Laws, which compliance includes the possession and maintenance, in full force and effect, by the Company and its Subsidiaries of material permits, licenses, registrations, approvals and other governmental authorizations required for their current operations under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received written notice of or is subject to any proceeding with respect to, any material Environmental Claims against the Company or any Subsidiary, and to the knowledge of the Company, no such Environmental Claims have been threatened and no investigations with respect to any such Environmental Claims are pending. Except with respect to matters that have been fully resolved, neither the Company nor any of its Subsidiaries has received written notice that the Company or any of its Subsidiaries has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) or with respect to any other site undergoing Cleanup at which any Hazardous Materials which the Company or any of its Subsidiaries generated, transported or disposed of have been found.

(c) To the knowledge of the Company, (i) with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries (and, to the actual knowledge of the persons listed under the definition of “knowledge” herein, with no duty of inquiry, with respect to any real property formerly owned, leased or operated by the Company or any of its Subsidiaries), there have been no material Releases of Hazardous Materials that require a Cleanup or would otherwise result in any material liability to the Company or any of its Subsidiaries under any Environmental Law, (ii) no underground tank or other underground storage receptacle for Hazardous Materials is located on the real property currently owned, leased or operated by the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries have complied in all material respects with the requirements of Environmental Law regarding the generation, use, transportation and disposal of Hazardous Materials.

Section 4.15 Labor Matters.

(a) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any strike, lockout, work stoppage or slowdown involving its employees since June 1, 2003 through the date hereof. To the knowledge of the Company, as of the date hereof, there is no labor union organizing activity involving any employees of the Company or any of its Subsidiaries.

(b) Section 4.15(b) of the Company Disclosure Schedule lists all collective bargaining agreements (the “CBAs”) between the Company or one of its Subsidiaries and a labor union or labor organization, as of the date hereof. Copies of all such CBAs have been made available to Parent. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any other collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company and its Subsidiaries have complied in all material respects with their obligations in, and are not in material default under, any of the CBAs.

(c) There is no unfair labor practice charge, labor arbitration or grievance pending or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries, except for any such charge, arbitration or grievance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, employment discrimination, equal opportunity and labor relations, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) To the knowledge of the Company, as of the date hereof, no executive officer of the Company or any of its Subsidiaries has given notice of resignation or retirement, or notice of any intent to resign or retire in connection with or following the Merger, to the Company or any of its Subsidiaries.

Section 4.16 Insurance. The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.

Section 4.17 Contracts

(a) Section 4.17 of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective properties or assets is bound (other than Benefit Plans) that:

(i) are required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) contain covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries to compete in any business or with any Person or in any geographic area that, in each case, are material to the Company and its Subsidiaries, taken as a whole, except for Leases and any such Contract that may be canceled (and with respect to which such restrictions shall immediately be terminated in connection with such cancellation) without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii) are a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv) is an indenture, credit agreement or loan agreement pursuant to which any indebtedness for borrowed money of the Company of any of its Subsidiaries is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any such Contracts entered into in the ordinary course of business which relate to obligations which do not exceed $10,000,000;

(v) were entered into after December 31, 2006 or are not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other equity interests of another Person or of assets constituting a business for aggregate consideration in excess of $10,000,000;

(vi) which by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $25,000,000 over the remaining term of such Contract (other than this Agreement, Contracts subject to clause (iv) above, purchase orders for the purchase of inventory, services or equipment in the ordinary course of business consistent with past practice or Leases); or

(vii) with respect to any acquisition or divestiture of capital stock or other equity interests of another Person or of assets constituting a business pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000.

(b)(i) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, in each case in all material respects, and (ii) there is no material default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of each Material Contract, including any amendments or modifications thereto.

Section 4.18 Interested Party Transactions. Since December 31, 2006, no event has occurred or transaction entered into that would be required to be reported as a “certain relationship” or “related transaction” pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Exchange Act.

Section 4.19 Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement will, at the time of the Company Special Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.20 Board Vote; Company Requisite Vote; Takeover Statutes. At or prior to the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote of all directors present, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the Company’s stockholders; (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”). Assuming the accuracy of the representations and warranties of Parent and Sub in Section 5.12, (i) the affirmative vote of holders of a majority of the outstanding shares of Common Stock and Convertible Preferred Stock, voting together as a single class, is the only vote of holders of any class of securities of the Company which are required to adopt this Agreement (the “Company Requisite Vote”) and (ii) the Company Board of Directors has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the transactions contemplated hereby, including the Merger. In connection with the Company Requisite Vote, each holder of shares of Common Stock and Convertible Preferred Stock entitled to vote at the Company Special Meeting is entitled to one vote per share. To the knowledge of the Company, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 4.21 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than UBS Investment Bank (“UBS”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true and complete copy of all agreements relating to any obligations of the Company or its Subsidiaries to UBS have been provided to Parent.

Section 4.22 Opinion of Financial Advisor. The Company has received the opinion of UBS, dated as of July 24, 2007, to the effect that, as of such date, and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of Common Stock pursuant to the Merger is fair, from a financial point of view, to such stockholders.

Section 4.23 Rights Agreement. The Company has taken all actions necessary to render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.24 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent and Sub and no other action on the part of Parent or Sub is necessary to adopt this Agreement or to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act, the Competition Act, the ICA and any required filings or notifications under any foreign antitrust or competition laws, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger and (d) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational document) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

Section 5.4 Absence of Certain Changes. Since December 31, 2006, Parent has not suffered a Parent Material Adverse Effect.

Section 5.5 Compliance with Law. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 5.6 Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.7 Proxy Statement. None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.9 Sufficient Funds. Section 5.9 of the Parent Disclosure Schedule sets forth complete and accurate copies of (a) executed commitment letters (the “Debt Commitment Letters”) from the lenders named therein (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (b) executed commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”) from the investors named therein (the “Investors”), pursuant to which the Investors have committed to invest the amounts set forth therein, subject to the terms and conditions set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof. As of the date hereof, and as of the Closing, the funds provided by the Financing, together with Parent’s cash on hand (as of the date hereof and as of the Effective Time), are sufficient to fully fund all of Parent’s and Sub’s obligations under this Agreement, including payment of the aggregate Merger Consideration, Option Consideration and Performance Award Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith. Except as set forth in the Financing Commitments, there are no conditions precedent to the respective obligations of the Lenders to fund the Debt Financing or of the Investors to fund the Equity Financing. There are no other agreements, side letters or arrangements that would permit the Lenders to reduce the amount of the Debt Financing, that would permit the Investors to reduce the amount of the Equity Financing or that could otherwise affect the availability of the Debt Financing or the Equity Financing. The Equity Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and the Investor or Investors party thereto, and each of the Debt Commitment Letters has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and all other parties thereto. As of the date hereof, each of the Financing Commitments is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. All commitment and other fees required to be paid under the Financing Commitments on or prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in any of the Financing Commitments inaccurate. Assuming no breach or default by the Company under this Agreement, there is no fact or occurrence known to Parent or Sub as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied at or before the Effective Time, and neither Parent nor Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments.

Section 5.10 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company or any Subsidiary of the Company.

Section 5.11 Share Ownership. None of Parent, Sub or any of their respective Affiliates beneficially owns any Common Stock.

Section 5.12 Interested Stockholder. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the DGCL, none of Parent, Sub or their respective Affiliates was at any time an “interested stockholder” (as defined in section 203 of the DGCL) with respect to the Company.

Section 5.13 Absences of Arrangements with Management. Other than this Agreement and as set forth on Section 5.13 of the Parent Disclosure Schedule, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or board of directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.14 Investigation by Parent and Sub. Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records (including via an electronic data room) of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in the electronic data room, confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

Section 5.15 WTO Investor Status. Each of Parent and Sub is a “WTO investor” as defined in the ICA.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a) except for Common Stock to be issued or delivered pursuant to the Company Options, Restricted Stock Awards, Convertible Notes and Convertible Preferred Stock outstanding on the date hereof or pursuant to the Company’s Equity Plans as in effect on the date hereof with respect to new hires consistent with past practice, issue, deliver, grant, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, grant, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof, or (iii) any restricted stock awards or performance awards under the Company Equity Plans or any phantom stock, stock appreciation rights or similar rights;

(b) except pursuant to the Company’s Equity Plans as in effect on the date hereof, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding capital stock of the Company or any of its Subsidiaries;

(c) split, combine, subdivide or reclassify any capital stock or declare, set aside for payment or pay any dividend in respect of any capital stock or otherwise make any payments to stockholders in their capacity as such, other than (i) with respect to the Company, the payment of the previously declared cash dividend on the Common Stock payable on August 1, 2007 and the declaration and payment of the required quarterly cash dividends payable with respect to the Convertible Preferred Stock (but with the understanding and agreement that no further cash dividends will be declared on the Common Stock prior to the earlier to occur of the Effective Time or the termination of this Agreement; provided, however, that the Company may pay a dividend of $0.05 per share on Common Stock payable on or after November 1, 2007 if the Effective Time has not occurred prior to such date, it being understood any such dividend may be declared and have a record date prior to November 1, 2007 with payment contingent on the Effective Time not occurring by November 1, 2007) and (ii) dividends by a wholly owned Subsidiary of the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(e) make any acquisition of (whether by merger, consolidation or acquisition of stock), make any investment in any interest in, or acquire all or substantially all the assets of, any corporation, partnership or other business organization or division thereof, except for acquisitions, investments or assets that do not exceed $5,000,000 in the aggregate;

(f) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, other than sales or dispositions of less than $10,000,000 in the aggregate;

(g) other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any Material Contract; provided that nothing herein shall preclude the Company and its Subsidiaries from negotiating or entering into successor agreements to the CBAs referenced in Section 4.15(b).

(h) except as contemplated in the Company’s capital expenditure budget for the current fiscal year previously provided to Parent, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $5,000,000 or capital expenditures which are, in the aggregate, in excess of $15,000,000;

(i) except for borrowings under the existing credit facilities of the Company and its Subsidiaries, incur any material indebtedness for borrowed money, or assume or guarantee the obligations of any Person with respect to any material indebtedness for borrowed money, or make any loans, advances or capital contributions to any other Person (other than to the Company or a Subsidiary of the Company), in each case, other than (i) in the ordinary course of business, pursuant to letters of credit or otherwise, or (ii) any commodity or currency sale or hedging agreements, in each case in the ordinary course of business and which can be terminated on 90 days or less notice without penalty;

(j) (A) grant any increases in the compensation or fringe benefits of any of the Company’s directors, officers or key employees, except for regular annual increases in base salary for key employees in the ordinary course of business and in accordance with past practice, (B) enter into any new employment or severance agreements with any such director, officer or key employee, (C) amend any existing employment or severance agreements with any such director, officer or key employee or (D) amend the Ryerson Severance Plan or the Amended and Restated Ryerson Change in Control Severance Trust (or any schedule or attachment thereto); provided that the Company may enter into employment and severance agreements with new hires consistent with past practice;

(k) except as may be contemplated by this Agreement, establish, adopt, terminate or amend any of its material Benefit Plans or fund or make any contribution to any Benefit Plan or any related trust or other funding vehicle, other than (i) regularly scheduled contributions to trusts funding qualified plans and (ii) as may be required to comply with applicable Law;

(l) change any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(m) other than in the ordinary course of business consistent with past practice or as required by applicable Law, (i) enter into any settlement or compromise of any material Tax liability, (ii) enter into any closing agreement relating to any material Tax or (iii) surrender any right to claim a material Tax refund;

(n) settle or compromise any litigation except if the amount paid to the other party (including as reimbursement of legal fees and expenses) does not exceed $1,000,000 or, if greater, the total incurred case reserve amount for such matter, as of the date of this Agreement, maintained by the Company; or

(o) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants, consultants and debt financing sources and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and to the officers and employees of the Company and its Subsidiaries, and during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party (provided, that at the request of Parent, the Company shall use its commercially reasonable efforts to obtain the consent of any such party to such disclosure) or (ii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The confidentiality agreement, dated February 22, 2007 (the “Confidentiality Agreement”), between UBS Securities LLC, as representative of the Company, and Platinum Equity Advisors, LLC shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

Section 6.3 Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on August 18, 2007 (the “No-Shop Period Start Time”), the Company and its Subsidiaries and their respective officers, directors, employees and other Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more confidentiality agreements; provided that (A) the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (B) the Company shall not disclose (and shall not permit any of its Representatives to disclose) the terms of the Financing Commitments to any Person, except to the extent such terms are otherwise publicly available; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) During the period from the No-Shop Period Start Time to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, the Company will not, and will cause its Subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, (i) initiate or solicit or knowingly encourage, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 6.3(c)). Except with respect to any written offer or proposal that constituted an Acquisition Proposal made during the period beginning on the date of this Agreement and ending at the No-Shop Period Start Time, from and after the No-Shop Period Start Time, the Company shall, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent or Sub) that has made or indicated an intention to make an Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, following the No-Shop Period Start Time and at any time prior to obtaining the Company Requisite Vote, in the event that the Company receives an unsolicited written Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information and access to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(d) From and after the No-Shop Period Start Time, the Company will promptly (and in any event within 48 hours) notify Parent of the receipt by the Company of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. From and after the No-Shop Period Start Time, the Company will keep Parent reasonably informed of the status and details of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(e) From and after the No-Shop Period Start Time, the board of directors of the Company shall not (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to Parent or withdraw the Company Recommendation ((i) or (ii) above being referred to as an “Change in Recommendation”); provided, however, that the board of directors of the Company may, at any time prior to obtaining the Company Requisite Vote, make a Change in Recommendation if (i) the board of directors of the Company determines, in good faith (after consultation with its counsel), that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (ii) in response to a Superior Proposal.

(f) Notwithstanding anything to the contrary contained in this Agreement, from and after the No-Shop Period Start Time, the Company may not make a Change in Recommendation unless (i) it notifies Parent in writing of its intention to take such action at least three (3) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal and identifying the Person(s) making such Superior Proposal, and (ii) with respect to clause (i) of the definition of “Change in Recommendation,” Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within such three (3) Business Day period, an offer that the Board of Directors of the Company determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal.

Section 6.4 Employee Benefits.

(a) For a period of one (1) year following the Effective Time, Parent agrees to provide compensation and employee benefit plans, programs, arrangements and policies (including severance, bonus and incentive plans, programs and arrangements but not including any Company Equity Plans or any other equity-based agreements, plans or arrangements) for the benefit of employees of the Company and its Subsidiaries who are not represented by a union or labor organization (the “Non-Union Employees”) that in the aggregate are no less favorable to such employees than the compensation arrangements and the Benefit Plans in place at the date of this Agreement and as they may be amended consistent with this Agreement. With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time adopted in replacement of any Benefit Plan and in which Non-Union Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for accrual of pension benefits) service with the Company and its Subsidiaries as constituted at the Effective Time (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. Non-Union Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. Subject to the foregoing provisions of this Section 6.4(a), nothing herein shall prevent the amendment or termination of any Benefit Plan or interfere with the Surviving Corporation’s right or obligation to make changes to any Benefit Plan in accordance with the terms of the Benefit Plan.

(b) As of the Effective Time, Parent shall cause the Surviving Corporation and the appropriate Subsidiaries of Parent and the Surviving Corporation to honor (promptly and without modification) in accordance with their terms those incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s change in control, general severance and retention plans, indemnification agreements with the Company’s directors and officers, director compensation plans, deferral arrangements and split-dollar life insurance policies and any “rabbi trust” or similar plan, in each case existing immediately prior to the execution of this Agreement and which are set forth in Section 4.8 of the Company Disclosure Schedule (collectively, the “CIC Plans”), but not including any Company Equity Plans or other equity-based agreements, plans or arrangements, other than the Director Compensation Plan’s cash and cash deferred account components (it being understood that the references to “CIC Plans” below in this Section 6.4(b) only shall not include the Company Equity Plans or other equity-based agreements, plans or arrangements, other than the Director Compensation Plan’s cash and cash deferred account components). Parent shall not, and shall cause the Surviving Corporation to not, terminate the CIC Plans or amend them in any manner without the consent of the affected officer, director or employee, except as may be otherwise authorized by any such CIC Plan for the purpose of complying with applicable Law, including Section 409A of the Code, for a period of one (1) year immediately following the Effective Time (or such longer period as may be provided under each respective CIC Plan). Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations assumed by Surviving Corporation pursuant to this Section 6.4(b). Within one (1) business day of the Closing, the Surviving Corporation shall make, and Parent shall cause the Surviving Corporation to make, the contribution to the Amended and Restated Ryerson Change in Control Severance Trust set forth on Section 6.4(b) of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6.4(b) are intended to be for the benefit of, and shall be enforceable by, each Non-Union Employee.

(c) With respect to employees of the Company and its Subsidiaries who are represented by a union or labor organization (the “Union Employees”), Parent agrees to assume and honor or cause to be assumed and honored all CBAs listed on Section 4.15(b) of the Company Disclosure Schedule and any successor agreements thereto and provide such Union Employees with compensation and benefits as set forth in the CBAs and any successor agreements thereto.

(d) The provisions of this Section 6.4, other than Section 6.4(b), are solely for the benefit of the parties to this Agreement and no current or former employee of the Company or any of its Subsidiaries (including any beneficiary or dependant thereof) or any other person shall be regarded for any purpose as a third-party beneficiary of this Agreement and nothing herein shall be construed as an amendment to any Benefit Plan or Parent Plan for any purpose.

Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided, that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected any Change in Recommendation or shall have resolved to do so.

Section 6.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and by-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b) Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Alternatively, at Parent’s option, Parent may cause the Surviving Corporation to purchase at or after the Effective Time, or at the Company’s option, the Company may purchase prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6.

(d) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the certificate of incorporation and by-laws of the Surviving Corporation.

(e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Proxy Statement.

(a) The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof and in no event later than 40 days (or such other date on which the parties may agree in writing) after the date on which all SEC comments to the Proxy Statement have been resolved, for the purpose of considering the adoption of this Agreement and the approval of the Merger. In connection with the Company Special Meeting, as soon as practicable following the date hereof, the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Laws. The Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (which comments shall be reasonably considered by the Company). The Company will advise Parent promptly of any comments on the Proxy Statement by the SEC and responses thereto or requests by the SEC for additional information. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall consult with Parent and reasonably consider its comments prior to responding to SEC comments with respect to the Proxy Statement. Subject to the provisions of this Agreement, the Proxy Statement shall include the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Requisite Vote; provided, however that if the Company’s board of directors effects a Change in Recommendation in accordance with Section 6.3(e), the Company may cease to use such efforts. A Change in Recommendation permitted by Section 6.3(e) will not constitute a breach by the Company of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the Company, regardless of whether the board of directors has approved endorsed or recommended an Acquisition Proposal or has effected a Change in Recommendation, but in compliance with the DGCL, will call, give notice of, convene and hold the Company Special Meeting as soon as reasonably practicable following the date hereof and will submit this Agreement for adoption by the stockholders of the Company at the Company Special Meeting. Unless required by applicable Law, the Company shall not postpone the Company Special Meeting, or adjourn the Company Special Meeting if a quorum is present, without the prior written consent of Parent.

Section 6.8 [Reserved]

Section 6.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party and including the timing of the initial filings, which will be made under the HSR Act within ten days after the date of this Agreement and under any applicable competition, antitrust or investment Laws of jurisdictions other than the United States as promptly as practicable after the date of this Agreement; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Without limiting this Section 6.9, Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable best efforts or take any action pursuant to this Section 6.9 if in the opinion of its board of directors after consultation with its counsel such actions would be inconsistent with the directors’ fiduciary duties to the Company’s shareholders under, or otherwise violate, applicable Law.

Section 6.10 Financing.

(a) Notwithstanding anything contained in this Agreement to the contrary, Parent and Sub acknowledge and agree that Parent’s and Sub’s obligations hereunder are not conditioned in any manner upon Parent’s or Sub’s obtaining any financing. In addition, for the avoidance of doubt, Parent and Sub acknowledge and agree that the existence of any conditions contained in the Financing Commitments or the Financing shall not constitute, nor be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement.

(b) Parent and Sub shall use their reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) consummate the Financing no later than the Closing. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall immediately notify the Company and (B) Parent and Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.10(b) being referred to as the “Financing Agreements”). Parent and Sub shall, shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters. Any material breach of the Financing Commitments, the Financing Agreements, any alternative financing commitment and any related fee and engagement letter by Parent or Sub shall be deemed a breach by Parent and Sub of this Section 6.10(b). Parent shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Agreements of which Parent or Sub becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of Parent’s and Sub’s efforts to arrange the Financing.

(c) The Company shall, and shall cause each of its Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, (i) using its reasonable best efforts to cause to be delivered such officer’s certificates as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including lock-box, blocked account and similar agreements, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s or its Subsidiaries’ assets pursuant to such agreements, as may be reasonably requested, provided that no obligation of the Company or its Subsidiaries under any such agreement, pledge or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its reasonable best efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing financial and other information in the Company’s or its Subsidiaries’ possession (including financial statements and monthly financial reports of the Company and its Subsidiaries prepared in the ordinary course of business) with respect to the Company and its Subsidiaries, (v) making the Company’s or Subsidiaries’ executive officers reasonably available to assist the lenders providing the Debt Financing, including customary and reasonable participation in road shows, due diligence sessions and sessions with rating agencies, assisting Parent and such lenders in developing financial projections and pro forma financial statements, and otherwise reasonably cooperating in connection with the consummation of the Financing, (vi) permitting the lenders providing the Debt Financing to conduct field audits and facility visits as part of their evaluation of the Company’s assets, cash management and accounting systems and their policies and procedures relating thereto, and (vii) assisting Parent and Merger Sub with their preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, and (viii) providing reasonable cooperation and assistance in connection with any proposed tender offer and consent solicitation with respect to outstanding debt securities. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation or authorize any of corporate action in connection with the Financing (or any replacements thereof) prior to the Effective Time.

(d) Each of Parent and Sub acknowledges and agrees that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for any financing that Parent or Sub may raise in connection with the transactions contemplated hereby. Any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of Parent or Sub or any of their Affiliates, or Parent’s or Sub’s financing sources, in connection with Parent’s or Sub’s financing activities in connection with the transactions contemplated hereby (collectively, “Offering Materials”) which include any information provided by or on behalf of the Company and its Affiliates shall include a conspicuous disclaimer to the effect that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for the content of such Offering Materials and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Affiliates and employees of the Company and its Affiliates in any oral disclosure with respect to such financing activities.

Section 6.11 Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and the Financing Commitments, (b) cause Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.12 Convertible Notes. At least 10 days prior to the Closing Date, the Company shall send notice of the Merger to the holders of its Convertible Notes outstanding at such time in accordance with the terms of the Convertible Notes Indenture. At least two Business Days prior to the fifteenth day prior to the Closing Date, the Company shall place on its website or publicly announce the proposed Merger in accordance with the terms of the Convertible Notes Indenture.

Section 6.13 FIRPTA Certificate. Unless the Company shall have advised Parent in writing that it is a “United States real property interest” within the meaning of Section 897 of the Code, at the Closing, the Company shall deliver to Parent a certificate that an interest in the Company is not a “United States real property interest” within the meaning of Section 897 of the Code.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) the Company Requisite Vote shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and

(c) all applicable waiting periods under the HSR Act and the Competition Act shall have expired or been waived or terminated.

Section 7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) each of the representations and warranties of the Company shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d) The Net Debt of the Company and its Subsidiaries immediately prior to Closing shall not exceed (i) $845,000,000 if the Closing Date is on or prior to October 31, 2007, (ii) $815,000,000 if the Closing Date is November 1, 2007 through November 30, 2007 and (iii) $765,000,000 if the Closing Date is after November 30, 2007.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing; and

(c) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.9.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement:

(a) by the mutual written agreement of the Company and Parent.

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to November 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if the Company Special Meeting shall have concluded without obtaining the Company Requisite Vote; or

(iv) if the Company’s board of directors shall have effected a Change in Recommendation.

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Sub within thirty (30) days through the exercise of their reasonable best efforts during such thirty (30) day period and Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i) unless such breach is not cured within such thirty (30) day period; provided, further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

(ii) if the Merger shall not have been consummated on or prior to the date set forth in Section 2.3; or

(iii) prior to obtaining the Company Requisite Vote and subject to the terms and conditions of Section 6.3(d) and (e) in order to accept a Superior Proposal.

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts during such thirty (30) day period and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within such thirty (30) day period; provided, further that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if it or Sub has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) if the Board of Directors of the Company shall have failed to reaffirm the Company Recommendation within five (5) Business Days after receipt of a written request to do so by Parent.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of Section 6.2 and provided that, notwithstanding anything to the contrary contained in this Agreement, the Equity Commitment Letter and the Confidentiality Agreement shall survive any such termination in accordance with their respective terms. Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or willful breach of this Agreement or the Confidentiality Agreement.

(b) If this Agreement is terminated by (i) the Company pursuant to Section 8.1(c)(iii), (ii) either Parent or the Company pursuant to Section 8.1(b)(iv), (iii) Parent pursuant to Section 8.1(d)(ii) or (iv) either Parent or the Company pursuant to Section 8.1(b)(iii), and in the case of this clause (iv) only, (A) there has been publicly disclosed for the first time after the date of this Agreement and prior to the time of the Company Special Meeting an Acquisition Proposal which is not withdrawn prior to the time of the Company Special Meeting and (B) within six (6) months after such termination, either (1) the Company enters into a definitive agreement with respect to a transaction pursuant to such Acquisition Proposal, which transaction is later consummated with the Person that made such Acquisition Proposal, or (2) a transaction included within the definition of an Acquisition Proposal is consummated with such Person, then, in any of the cases described in the foregoing clauses (i) through (iv), the Company shall pay to Parent the Company Termination Fee as follows: (A) concurrently with any termination pursuant to Section 8.1(c)(iii) or Section 8.1(d)(ii) or any termination by the Company pursuant to Section 8.1(b)(iv), and (B) within five (5) Business Days after the consummation of the transaction contemplated in subclause (C) of the foregoing clause (iv) or any termination by Parent pursuant to Section 8.1(b)(iv); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion; provided, that, solely for the purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to 25% shall be changed to 51%. If this Agreement is terminated by Parent pursuant to Section 8.1(b)(iii), then the Company shall pay to Parent the Termination Expenses within five (5) Business Day after such termination; it being understood that in no event shall the Company be required to pay the Termination Expenses on more than one occasion, including as part of any Company Termination Fee payable hereunder. Upon payment of the Company Termination Fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby. The payment contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(b)(i) (and as of the Termination Date the conditions set forth in Section 7.1 and Section 7.2 (other than Section 7.2(c)) were satisfied), Section 8.1(c)(i) or Section 8.1(c)(ii), then Parent shall pay to the Company a termination fee of $25 million in cash (the “Parent Termination Fee”) within two (2) Business Days of such termination; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The payment contemplated by this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by the Company. In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby at any time prior to the Effective Time with respect to any of the terms contained herein by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions); provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.

Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties of the Company in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent or Sub, to:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Telephone: (310) 712-1850

Facsimile: (310) 712-1863

Attention: Eva M. Kalawski, General Counsel

with a copy to:

Bingham McCutchen LLP

600 Anton Blvd., 18th Floor

Costa Mesa, CA 92646

Telephone: (714) 830-2026

Facsimile: (714) 830-0726

Attention: James W. Loss

(b) if to the Company, to:

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Telephone: 773-762-2121

Facsimile: 773-788-4248

Attention: M. Louise Turilli, General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Telephone: 312-407-0700

Facsimile: 312-407-0411

Attention: Charles W. Mulaney, Jr.

                 Richard C. Witzel, Jr.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV or Article VI calling for disclosure of such fact, circumstance or information to the extent it is reasonably apparent on the face of such disclosure that is relevant to such other representation, warrant or covenant, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein), the Confidentiality Agreement and the Equity Commitment Letter (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b), except as provided in Article III on and after the Effective Time and Section 6.4(b) and Section 6.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding any other provision of this Agreement, but without limiting the right of the Company to receive the Parent Termination Fee and the related costs, expenses and interest to the extent provided in Section 8.2(c) or the Equity Commitment Letter, the maximum aggregate liability of Parent, Sub and the Investors to the Company and its Affiliates and Representatives relating to or arising out of this Agreement or the transactions contemplated hereby under any theory shall in no event exceed the Parent Termination Fee and the related costs, expenses and interest to the extent provided in Section 8.2(c) or the Equity Commitment Letter, and upon payment of such amounts the Company shall not, directly or indirectly, recover or seek to recover under any theory any amount in excess of such aggregate amount from Parent, Sub and the Investors relating to or arising out of this Agreement or the transactions contemplated hereby (it being understood and agreed that the obligations of each Investor are limited to the obligations of such Investor expressly provided in the Equity Commitment Letter), provided, however that nothing herein shall relieve Parent or Sub of liability to pay the Merger Consideration, Option Consideration, Performance Award Consideration and all fees and expenses related to the transactions contemplated by this Agreement in the event the Merger occurs.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any Federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and/or Sub may assign all or any of their rights and obligations hereunder as collateral to any financing source or to any Affiliate of Parent after providing written notice thereof to the Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.12 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the transactions contemplated hereby is consummated.

Section 9.13 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.14 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

RYERSON INC.

By:	/s/ Jay M. Gratz
Name:	Jay M. Gratz
Title:	Executive Vice President and Chief Financial Officer

RHOMBUS HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
Name:	Eva M. Kalawski
Title:	Vice President and Secretary

RHOMBUS MERGER CORPORATION

By:	/s/ Eva M. Kalawski
Name:	Eva M. Kalawski
Title:	Vice President and Secretary

Annex B—Opinion of UBS Securities LLC

July 24, 2007

The Board of Directors

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Dear Members of the Board:

We understand that Ryerson Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Rhombus Holding Corporation, a Delaware corporation (“Parent”) and an affiliate of Platinum Equity, LLC, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-A, L.P. and Platinum Equity Capital Partners-PF, L.P. (collectively, including Parent, the “Platinum Companies”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger dated as of July 24, 2007 (the “Merger Agreement”), among Parent, the Company and Rhombus Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of common stock of the Company, par value $1.00 per share (“Company Common Stock”), and all of the issued and outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock of the Company (“Company Preferred Stock”) (other than shares of Company Common Stock and Company Preferred Stock already owned by Parent, Sub, or any other direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time (as defined in the Merger Agreement) (collectively, the “Excluded Shares”)) will be converted into the right to receive, for each outstanding share of Company Common Stock and Company Preferred Stock (other than Excluded Shares), $34.50 (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than shares of Company Common Stock owned by the Platinum Companies and their affiliates (collectively, the “Parent Group”)) of the Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon the consummation of the Merger. In the past, UBS and its affiliates have provided investment banking services to the Company unrelated to the proposed Merger, including having acted as a financial advisor and as a lead manager for debt and equity-linked financings, for which UBS and its affiliates received compensation. In addition, UBS or an affiliate is a participant in a credit facility of the Company for which it has received and continues to receive fees and interest payments. In the past, UBS and its affiliates have provided investment banking services to affiliates of the Platinum Companies, unrelated to the proposed Merger, including having acted as a co-manager for debt financings, for which UBS and its affiliates received compensation. UBS is currently serving as a joint bookrunning lead manager for an IPO of an affiliate of the Platinum Companies and expects to receive compensation in connection with such transaction. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or affiliates of the Platinum Companies and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger. Our opinion does not address the fairness, from a

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financial point of view, to the holders of Company Preferred Stock of the Consideration to be received by such holders in the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that (i) Parent and the Company will comply with all the material terms of the Merger Agreement and (ii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information and other data relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates based on a range of assumptions relating to three projected cases, as prepared by management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates relating to three projected cases referred to above, we have assumed, at your direction, that such financial forecasts and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company in the applicable projected case. In arriving at our opinion, we have, at your direction, relied upon certain probability weights assigned by management to each projected case referred to above, and we have assumed, at your direction, that such probability weights have been reasonably determined on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have assumed for the purpose of our analysis, at your direction, that the probability-weighted average of the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger (other than shares of Company Common Stock owned by the Parent Group) is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Merger.

Very truly yours,

/s/ UBS Securities LLC
UBS Securities LLC

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Annex C—Section 262 of the Delaware General Corporation Law

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title) §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

RYERSON INC.

SPECIAL MEETING OF SHAREHOLDERS

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608	Proxy

This proxy is solicited by the Board of Directors of Ryerson Inc.

The undersigned hereby appoints Neil S. Novich, Jay M. Gratz, Terence R. Rogers and M. Louise Turilli, and each of them, as proxies, each with full power of substitution, to represent and vote on behalf of the undersigned, the number of shares of common stock and Series A $2.40 Cumulative Convertible Preferred Stock of Ryerson Inc. which the undersigned would be entitled to vote if personally present at the special meeting of shareholders to be held at [            ], local time, on [            ], 2007, at [                ], or any adjournment or postponement of the special meeting. The undersigned directs that this proxy be voted as designated by the undersigned with respect to Items 1 and 2 and in the proxies’ discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

This proxy, when properly executed, will be voted as you direct herein. If you submit a proxy without giving voting instructions with regard to a proposal, the proxies will vote your proxy FOR any such proposal. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment or postponements of the special meeting.

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

(Continued and to be signed on reverse side.)

ò  Please detach here.  ò

The Board of Directors of Ryerson Inc. recommends a vote

“FOR” each of the following proposals:

(1)	To adopt the Agreement and Plan of Merger, dated as of July 24, 2007, by and among Ryerson Inc. (“Ryerson”), Rhombus Holding Corporation, a Delaware corporation, and Rhombus Merger Corporation, (“Sub”), a Delaware corporation and wholly owned subsidiary of Rhombus Holding Corporation, and approve the transactions contemplated thereby.

☐ FOR	☐ ABSTAIN	☐ AGAINST

(2)	To adjourn the special meeting to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

☐ FOR	☐ ABSTAIN	☐ AGAINST

The proxies named above, Neil S. Novich, Jay M. Gratz, Terence R. Rogers and M. Louise Turilli, are authorized to vote in their discretion upon such other matters as may properly come before the special meeting and any adjournment of the special meeting.

All previous proxies given by the undersigned to vote at the special meeting or at any adjournment of the special meeting are hereby revoked.

Date: , 2007
Signature

Signature (if jointly held)

Title

NOTE: Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).